INDEPENDENT BANCSHARES, INC.
                              4484 MARIETTA STREET
                       POWDER SPRINGS, GEORGIA 30127-4803

Dear Shareholder of Independent Bancshares, Inc.:

         It is my pleasure to invite you to attend the special meeting of shareholders of Independent Bancshares, Inc. to be held at 5:00 p.m. on July 25, 2000, at the offices of Independent Bank & Trust, 4484 Marietta Street, Powder Springs, Georgia.

         At the special meeting, you will be asked to consider and vote on a proposal to approve the merger of Independent into United Community Banks, Inc. After the merger, United will remain as the surviving company and Independent Bank & Trust will become a subsidiary of United. The boards of directors of United and Independent have agreed to the merger. If Independent shareholders approve the merger, Independent shareholders will receive 0.4211 of a share of United common stock for each share of Independent common stock they own. Based upon 2,067,431 shares of Independent currently outstanding, United expects to issue 870,595 shares of its common stock in the merger.

         AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF INDEPENDENT HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF INDEPENDENT'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS VOTING FOR APPROVAL OF THE MERGER. Each member of the board of directors has agreed to vote all shares of Independent common stock owned by such member in favor of the proposal.

         Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the transaction. If you do not return your card and do not vote at the meeting, the effect will be a vote against the merger. If your shares are held by a broker in "street name," you must instruct your broker to vote.

         The proxy statement/prospectus accompanying this letter contains additional information regarding the proposed merger and the two companies. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY INCLUDING THE RISK FACTORS CONSIDERED BY UNITED'S AND INDEPENDENT'S BOARDS OF DIRECTORS BEGINNING ON PAGE 11.

         The Independent board of directors strongly supports this strategic combination between United and Independent and appreciates your prompt attention to this very important matter.

                                          Sincerely,


                                           /s/ James H. Powell

                                          James H. Powell
                                          President and Chief Executive Officer

June 26, 2000

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          INDEPENDENT BANCSHARES, INC.
                              4484 MARIETTA STREET
                          POWDER SPRINGS, GEORGIA 30127
                                   ----------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         OF INDEPENDENT BANCSHARES, INC.
                                   ----------

                           TO BE HELD ON JULY 25, 2000

         A special meeting of shareholders of Independent Bancshares, Inc. will be held at 5:00 p.m. on July 25, 2000, at the offices of Independent Bank & Trust, 4484 Marietta Street, Powder Springs, Georgia 30127, for the following purposes:

         1. To vote on the merger of Independent Bancshares, Inc., a Georgia corporation, into United Community Banks, Inc., a
                  Georgia corporation, as more particularly described in the enclosed proxy statement/prospectus; and

         2. To transact other business as may properly come before the special meeting or any adjournments of the meeting.

         In connection with the merger, each Independent shareholder will be entitled to receive 0.4211 of a share of United common stock for each share of Independent common stock outstanding on the effective date of the merger and will receive a cash payment for any fractional shares in an amount equal to the fraction multiplied by $38.00.

         If the merger is completed, Independent shareholders who dissent will be entitled to be paid the "fair value" of their shares in cash, if they follow certain statutory provisions regarding the rights of dissenting shareholders, all as more fully explained under "The Proposed Merger -- Rights of Dissenting Shareholders" and in Appendix B to the attached proxy statement/prospectus. Only shareholders of record of Independent common stock at the close of business on May 15, 2000 will be entitled to notice of and to vote at the special meeting.

         A form of proxy and a proxy statement/prospectus are enclosed. The approval of the merger requires the approval of the holders of at least a majority of the Independent stock entitled to vote at the special meeting. To assure representation of your shares at the special meeting, please sign, date, and return the proxy promptly in the enclosed, stamped envelope. If you attend the special meeting, you may revoke your proxy at that time simply by requesting the right to vote in person. You may withdraw a previously submitted proxy by notifying J. Al Cochran in writing or by submitting an executed, later-dated proxy to Independent: 4484 Marietta Street, Powder Springs, Georgia 30127,
Attention: J. Al Cochran, Secretary, prior to the special meeting. If you properly sign and return the proxy and do not revoke it, it will be voted at the special meeting in the manner you specify in the proxy.

                                            By Order of the Board of Directors,


                                            /s/ J. Al Cochran
                                            J. Al Cochran
                                            Secretary
June 26, 2000
Powder Springs, Georgia

-------------------------------------------------------------------------------

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE
                  RECORDED AT THE MEETING IF YOU DO NOT ATTEND.
-------------------------------------------------------------------------------

                                                       TABLE OF CONTENTS

Section                                                                                                                Page No.
-------                                                                                                                --------

Questions and Answers about the Merger.....................................................................................ii
Summary.....................................................................................................................1
Where You Can Find More Information.........................................................................................5
A Warning About Forward Looking Statements..................................................................................5
Comparative Share Data......................................................................................................6
Summary Consolidated Financial Information..................................................................................7
Selected Pro Forma Financial Data...........................................................................................9
The Proposed Merger........................................................................................................11
Fairness Opinion...........................................................................................................15
Information about Independent Bancshares, Inc..............................................................................26
Pro Forma Consolidated Financial Information...............................................................................41
Information About United Community Banks, Inc..............................................................................49
United's Management's Discussion and Analysis of Financial Condition and Results of Operations.............................60
Legal Opinions.............................................................................................................93
Experts for United and Independent.........................................................................................93
Other Matters that May Come Before the Meeting.............................................................................93
Index to Financial Data..................................................................................................F-1
Appendix A:  Agreement and Plan of Merger between United and Independent.................................................A-1
Appendix B:  Georgia Dissenter's Rights Statutes.........................................................................B-1
Appendix C:  Opinion of The Carson Medlin Company .......................................................................C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:       What will I receive in the merger?
         ---------------------------------

A:       You will receive  0.4211 of a share of United  common stock in exchange for each share of Independent common stock that you hold. United will not issue fractional shares in the merger. Instead, Independent shareholders will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that they would otherwise be entitled to receive based upon $38.00 a share of United common stock.

      For example, if you own 100 shares of Independent Common Stock, then after the merger you will receive 42 shares of United Common Stock and a check for
0.11 X $38.00, Or $4.18.

Q:       What am I being asked to approve?
         --------------------------------

A:       You are  being  asked  to  approve  the  merger  of  Independent  into
United. Approval of the proposal requires the affirmative vote of more than 50% of the outstanding shares of Independent common stock.

         The Independent Board of Directors has unanimously approved the merger and recommends voting FOR approval of the merger.

Q:       What should I do now?
         --------------------

A:       Indicate on your proxy card how you want to vote,  and sign and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposals presented for voting.


Q:      When is the shareholders meeting?
        --------------------------------

A:       The special  meeting will take place at 5:00 p.m. on July 25, 2000,  at
4484 Marietta Street, Powder Springs, Georgia 30127. You may attend the meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of your shareholders' meeting by notifying Independent's secretary, J. Al Cochran, in writing or by submitting an executed later-dated proxy to Independent at 4484 Marietta Street, Powder Springs, Georgia 30127, Attention J. Al Cochran, prior to the special meeting. You may also attend your shareholders' meeting and vote in person.

Q:     When is the merger expected to be completed?
       -------------------------------------------

A:      We are working to complete the merger during the third quarter of 2000.

Q:      If  my  shares  are  held in "street name" by my broker, will my broker
        -----------------------------------------------------------------------
        vote my shares for me?
        ---------------------

A:       Your broker will vote your  shares only if you  instruct  him to do so, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of voting against the merger.

Q:       Should I send in my stock certificates of independent now?
         ---------------------------------------------------------

A:        No.  After  the  merger  is  completed,   we  will  send  you  written
instructions for exchanging your common stock certificates for United common stock certificates.

                                     SUMMARY


         This summary highlights information from this document, and it may not contain all of the information that is important to you as you consider the proposed merger. For a more complete description of the terms of the proposed merger, you should carefully read this entire document and the documents to which we have referred you. The Agreement and Plan of Merger, which is the legal document that governs the proposed merger, is attached as Appendix A to this proxy statement/prospectus. The Agreement and Plan of Reorganization, which is the document that describes the relationship of the parties prior to the merger and how the merger will be completed, is available to shareholders who make written request therefor to United at 63 Highway 515, Blairsville, Georgia 30512-2569, Attention Pat Rusnak, before July 20, 2000.

The Companies
-------------

         United Community Banks, Inc.
         63 Highway 515
         Blairsville, Georgia 30512
         (706) 745-2151

         United is a registered bank holding company based in Blairsville, Georgia. All of United's activities are conducted through its wholly-owned subsidiaries, which are listed below:

            o     United Community Bank, Blairsville, Georgia

            o     Carolina Community Bank, Murphy,  North Carolina,  acquired in
                  1990

            o     Towns County Bank, Hiawassee, Georgia, acquired in 1992

            o Peoples Bank of Fannin County, Blue Ridge, Georgia, acquired in 1992

            o     White County Bank, Cleveland, Georgia, acquired in 1995

            o     First Clayton Bank & Trust, Clayton, Georgia, acquired in 1997

            o     Bank of Adairsville, Adairsville, Georgia, acquired in 1999

            o     1st Floyd Bank, Rome, Georgia, acquired in 1999

         United also operates two finance companies, United Family Finance Co., with offices in Blue Ridge and Hiawassee, Georgia, and United Family Finance Co. of North Carolina, with offices in Franklin and Murphy, North Carolina.

         At March 31, 2000, United had total consolidated assets of $2.2 billion, total loans of approximately $1.5 billion, total deposits of approximately $1.7 billion, and shareholders' equity of approximately $98.5 million.

         Independent Bancshares, Inc.
         4484 Marietta Street
         Powder Springs, Georgia 30127
         (770) 943-5000

         Independent is a one-bank holding company based in Powder Springs, Georgia. Independent's subsidiary, Independent Bank & Trust Company, is a full-service commercial bank with its main office and an additional office located in Powder Springs, Georgia, and branches located in Marietta and Hiram, Georgia. Independent Bank & Trust provides customary types of banking services such as checking accounts, savings accounts, and time deposits. It also engages in commercial and consumer lending, makes secured and unsecured loans, and provides other financial services.

         At March 31, 2000, Independent had total consolidated assets of approximately $161.1 million, total deposits of approximately $141.4 million, and total consolidated shareholders' equity of approximately $13.0 million.

The Main Terms of the Merger
----------------------------

         If the merger of Independent and United is approved, Independent will be merged with United, United will remain as the surviving company, and Independent Bank & Trust will become a subsidiary of United. As a result of the merger, Independent shareholders will receive 0.4211 of a share of United common stock for each share of Independent common stock that they own on the effective date of the merger. Independent shareholders will also receive a cash payment for any fractional shares in an amount equal to the fraction multiplied by $38.00.

The Special Meeting of Independent Shareholders
-----------------------------------------------

         The special meeting of Independent shareholders will be held on July 25, 2000, at 5:00 p.m., at 4484 Marietta Street, Powder Springs, Georgia 30127. At the meeting, you and the other Independent shareholders will be asked to consider and vote on a proposal to approve the merger of Independent and United. You are entitled to vote at the Independent shareholders meeting if you owned shares of Independent common stock on May 15, 2000.

         Approval by holders of a majority of the Independent common stock outstanding on May 15, 2000, is required for the merger to be completed. Directors and executive officers of Independent who have agreed to vote their shares of Independent common stock in favor of the merger own or control
1,031,846 shares, or approximately 49.91% of the outstanding shares of Independent common stock (based on 2,067,431 shares outstanding on May 15, 2000) which is slightly less than the number of shares required for approval of the merger.

Fairness Opinion to Independent Shareholders
--------------------------------------------

         The Carson Medlin Company has rendered an opinion to Independent that, based upon and subject to the procedures, matters, and limitations described in its opinion and other matters it considered relevant, as of the date of its opinion, the terms of the merger are fair from a financial point of view to the shareholders of Independent. See the section entitled FAIRNESS OPINION for a summary of Carson Medlin's opinion. The full opinion is attached as Appendix C to this proxy statement/prospectus. Shareholders of Independent are encouraged to read the opinion.

Conditions, Termination, and Effective Date of the Merger
---------------------------------------------------------

         The merger will not occur unless the conditions described in the Agreement and Plan of Reorganization are met, and United or Independent can terminate the merger if specified events occur or fail to occur. The merger must be approved by Independent shareholders, the Board of Governors of the Federal Reserve System, and the Department of Banking and Finance of the State of Georgia. The Federal Reserve and the Department of Banking and Finance have approved the merger. Under the Agreement and Plan of Reorganization, United may terminate the merger if the holders of more than 155,852 shares of Independent's outstanding common stock choose to exercise their dissenter's rights. The merger will close after the merger is approved by Independent's shareholders and after a certificate of merger is filed as required under Georgia law. A condition to the closing of the merger is the approval by United shareholders of the increase in United's common stock from 10,000,000 to 50,000,000 shares.

Rights of Dissenting Shareholders of Independent
------------------------------------------------

         If the merger is completed, Independent shareholders who dissent will be entitled to be paid the "fair value" of their shares in cash if they follow certain statutory provisions regarding the rights of dissenting shareholders. The rights of dissenting shareholders under Georgia law is discussed under "Rights of Dissenting Shareholders" and in Appendix B.

Federal Income Tax Consequences of the Independent Merger
---------------------------------------------------------

         Independent has received an opinion from Kilpatrick Stockton LLP stating that, assuming that the merger is completed as currently anticipated, neither Independent nor its shareholders who receive United stock in connection with the merger will recognize any gain or loss for federal income tax purposes. We have not requested a ruling to that effect from the Internal Revenue Service. Any cash that Independent shareholders receive as payment for any fractional interests or as payment after exercising dissenter's rights will be treated as amounts distributed in redemption of Independent common stock and will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon the shareholder's particular circumstances. There will be no tax effect for the holders of United common stock.

Accounting Treatment of the Independent Merger
----------------------------------------------

         We expect the merger to be accounted for as a pooling of interests, which means that we will treat Independent and United as if they had always been combined for accounting and financial reporting purposes.

Markets for Capital Stock
-------------------------

         United. United's common stock is not currently traded on an established
         ------
public market. The following table sets forth certain information regarding trades of United common stock known by United's management for the periods indicated:

                                     Number of        Aggregate               Size of Trades                  Price of Trades
              Year                     Trades           Shares          Smallest         Largest          Lowest          Highest
---------------------------------- --------------- ----------------- --------------- ----------------- -------------- -----------
2000 (through May 1, 2000)              118             22,282          1 share        1,000 shares       $38.00          $50.00
1999                                    551            168,000          1 share        4,136 shares       $35.00          $55.00
1998                                    435            170,000          1 share        4,000 shares       $25.00          $50.00

         On May 9, 2000, United commenced a sale of between 350,000 and 450,000 shares of United common stock at a price of $38.00 per share. On February 8, 2000, the day prior to the announcement of United's merger with North Point, there were 15 sales of United common stock known to United's management, aggregating 1,537 shares ranging from one share to a block of 783 shares at a price of $40.00 per share and blocks of 20 to 71 shares at a price of $45.00 per share [DO WE NEED?]. On February 9, 2000, the day prior to the announcement of United's merger with Independent, there were seven sales of United common stock known to United's management, aggregating 2,100 shares in blocks of 225 to 700 shares at a price of $43.00 and one block of 100 shares at a price of $46.00 per share.

         Independent. Independent's common stock is not traded on an established
         -----------
public trading market. The following table sets froth certain information regarding trades of Independent common stock known by Independent's management for the periods indicated.

                                     Number of        Aggregate               Size of Trades                  Price of Trades
              Year                     Trades           Shares          Smallest         Largest          Lowest          Highest
---------------------------------- --------------- ----------------- --------------- ----------------- -------------- -------------
2000 (Through April 1, 2000)             3              4,180          180 Shares      2,000 Shares       $12.00          $14.50
1999                                     34             52,740         50 shares       8,335 shares       unknown         unknown
1998                                     22            unknown             84          5,000 shares        $6.00           $7.50

Dividends
---------

         United.  United paid a cash  dividend  of $0.075 on April 1, 2000,  and
         ------
aggregate cash dividends of $0.20 per share in 1999 and $0.15 per share in 1998. For information with respect to cash dividends paid in each of the last five years, see "Summary Consolidated Financial Information." Although United intends to continue paying cash dividends, the amount and frequency of cash dividends will be determined by United's board of directors after consideration of earnings, capital requirements, and the financial condition of United. Cash dividends may not be declared in the future. Additionally, United's ability to pay cash dividends will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to United is restricted by certain regulatory requirements.

         Independent.  Independent  paid a per share cash  dividend  of $0.15 in
         -----------
1999, $0.10 in 1998, and $0.06 in 1997. Independent paid a cash dividend of $0.20 per share on February 15, 2000, and is prohibited under the Agreement and Plan of Reorganization from paying dividends prior to the closing of the transaction.

         Whether the Independent shareholders approve the merger and regardless of whether the merger is completed, the future dividend policy of United and Independent will depend upon each company's earnings, financial condition, appropriate legal restrictions, and other factors relevant at the time the boards of directors considers whether to declare dividends.

Interests of Directors and Officers of Independent in the Merger
----------------------------------------------------------------

         One executive officer of Independent has an interest in the merger as an employee that is different from, or in addition to, your interest as an Independent shareholder. The Independent board of directors recognized this interest and determined that it did not adversely affect the benefits of the merger to the Independent shareholders. United has agreed to enter into an employment agreement with James H. Powell, currently the President and Chief Executive Officer of Independent. For a discussion of the terms of Mr. Powell's employment agreement, see "Interest of Management in the Transaction; Conduct of Business After the Merger."

Recent Developments of United
-----------------------------

         United is currently conducting a public offering of between 350,000 and 450,000 shares of United common stock at $38.00 per share. United plans to use the proceeds of the offering, between $13.3 million and $17.1 million, to provide capital for its subsidiary banks and for general corporate purposes.

         On March 3, 2000, United entered into an agreement to acquire North Point Bancshares, Inc., Dawsonville, Georgia, in exchange for 958,211 shares of our common stock. As of March 31, 2000, North Point had $115.1 million in total consolidated assets, $103.6 million of total deposits, and $9.4 million of total shareholders' equity.

                       WHERE YOU CAN FIND MORE INFORMATION


         United is subject to the information requirements of the Securities Exchange Act of 1934, which means that United is required to file reports, proxy statements, and other information which you can read and copy at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330 or by visiting the SEC's Website at http://www.sec.gov.

         United filed a registration statement on Form S-4 to register with the SEC the United common stock to be issued to the Independent shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of United in addition to being a proxy statement of Independent for the special meeting of Independent shareholders to be held on July 25, 2000. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

                   A WARNING ABOUT FORWARD LOOKING STATEMENTS

         We   have   made    forward-looking    statements    in   this    proxy
statement/prospectus (and in other documents to which we refer in this proxy statement/prospectus) that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of United's and Independent's managements and on information currently available to members of management. Forward-looking statements include information concerning possible or assumed future results of operations of United after the proposed merger. Factors that could cause actual results to differ from results discussed in forward-looking statements include:

                  1. economic conditions (both generally and in the markets where United operates);
                  2. competition from other companies that provide financial services similar to those offered by United;
                  3.    government regulation and legislation;
                  4.    changes in interest rates; and
                  5. unexpected changes in the financial stability and liquidity of United's credit customers.

         Although we believe these forward-looking statements are reasonable, you should not place undue reliance on them because they are based on current expectations. Forward-looking statements are not guarantees of performance; rather, they involve risks, uncertainties, and assumptions. The future results and shareholder values of United following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond United's ability to control or predict. For those statements, United claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                             COMPARATIVE SHARE DATA

         The following table shows selected comparative unaudited per share data for United and Independent on a historical basis, a pro forma basis assuming the merger has been effective for the periods indicated, and on a pro forma equivalent basis. The table also shows selected comparative unaudited per share data for United, Independent, and North Point on a pro forma basis assuming that both mergers have been effective for the periods indicated. The mergers will be accounted for as pooling of interests transactions in accordance with generally accepted accounting principles.

         Equivalent earnings per share amounts for Independent have been calculated by multiplying the pro forma combined earnings per share by the exchange ratio (0.4211 of a share of the United common stock for each share of Independent common stock). The Independent pro forma equivalent cash dividends per common share represent historical dividends declared by United multiplied by the applicable exchange ratio. The purpose of the pro forma equivalent per share amounts is for informational purposes only to show the pro forma net earnings that would have been earned for each share of Independent had the merger been completed for the periods indicated. This data should be read together with the historical financial statements of United and Independent including the related notes included elsewhere in this proxy statement/prospectus.

                                                      As of and for the         As of the Year Ended December 31,
                                                        Quarter Ended
                                                        March 31, 2000        1999             1998            1997
                                                      -------------------------------------------------------------------
NET INCOME PER COMMON SHARE
    United Historical                                       $     0.48           1.70           1.60           1.42
    Independent Historical                                        0.23           0.83           0.56           0.60
    United and Independent Pro Forma Combined<F1>                 0.48           1.66           1.59           1.41
    Independent Pro Forma Equivalent<F2>                          0.20           0.73           0.66           0.60
    United, North Point, and Independent Pro Forma          $     0.48           1.66           1.59           1.41
        Combined<F5>

CASH DIVIDENDS PER COMMON SHARE
    United Historical                                       $     0.075          0.20           0.15           0.10
    Independent Historical                                        0.200          0.15           0.10           0.06
    United and Independent Pro Forma Combined<F3>                 0.075          0.20           0.15           0.10
    Independent Pro Forma Equivalent                              0.030          0.08           0.06           0.04
    United, North Point, and Independent Pro Forma          $     0.075          0.20           0.15           0.10
       Combined<F3>

BOOK VALUE PER COMMON SHARE (PERIOD END)
    United Historical                                       $    12.25          11.98          11.72          10.15
    Independent Historical                                        6.66           6.70           6.27           5.86
    United and Independent Pro Forma Combined<F1>                12.58          12.35          12.02          11.62
    Independent Pro Forma Equivalent<F2>                          5.30           5.20           5.09           4.89
    United, North Point, and Independent Pro Forma          $    12.31          12.08          11.08          11.24
       Combined<F5>

<F1>   Computed giving effect to the merger.
<F2>   Computed  based on  Independent  per share  exchange ratio of 0.4211 of a share of United common stock for each share of Independent common stock.
<F3>   Represents  historical  dividends  paid by United,  as it is assumed that
       United will not change its dividend policy as a result of the merger.
<F4>   Represents  historical  dividends paid per share by United  multiplied by the exchange ratio of 0.4211 of a share of United common stock for each share of Independent common stock.
<F5>   Computed giving effect to the mergers of both Independent and North Point.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following tables present certain selected historical financial information for United and Independent. The data should be read in conjunction with the historical financial statements, including the related notes, and other financial information concerning United and Independent incorporated by reference in or accompanying this proxy statement/prospectus.

(Dollars in Thousands,Except Per Share Amounts)

                                                   Three Months Ended
                                                         March 31                As of and for the Years Ended December 31,
                                                 ----------------------   --------------------------------------------------------
                                                    2000        1999        1999         1998       1997       1996          1995
                                                 ----------------------   ---------------------------------------------------------
-----------------------------------------------
UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES  |
-----------------------------------------------
INCOME STATEMENT
    Net interest income                       $    18,866      15,434      67,974      56,210     45,718      35,461      26,076
    Provision for loan losses                       1,546         980       5,104       2,612      2,814       1,751       1,128
    Non-interest income                             2,690       2,479      10,836       9,129      7,200       5,866       4,698
    Non-interest expense                           14,397      12,000      54,165      43,964     34,063      26,341      20,165
    Income taxes                                    1,789       1,640       5,893       5,990      4,987       4,180       2,634
    Net income                                $     3,824       3,293      13,648      12,773     11,054       9,055       6,847

PER COMMON SHARE
    Net income - basic                        $      0.48        0.41        1.70        1.60       1.42        1.22        0.99
    Net income - diluted                             0.47        0.40        1.66        1.57       1.40        1.20        0.97
    Cash dividends declared                         0.075        0.05        0.20        0.15       0.10        0.10        0.08
    Book value                                $     12.25       12.12       11.98       11.72      10.15        8.21        7.13
    Basic average shares outstanding                8,034       8,004       8,020       7,973      7,810       7,399       6,919
    Diluted average shares outstanding              8,317       8,269       8,316       8,246      8,031       7,590       7,105

AT PERIOD END
    Loans                                     $ 1,459,469   1,142,102   1,400,360   1,061,165    872,499     662,245     489,260
    Earning assets                              2,012,897   1,629,736   1,964,569   1,474,398  1,108,362     861,360     683,782
    Assets                                      2,174,621   1,771,645   2,131,440   1,591,399  1,216,693     926,844     738,651
    Deposits                                    1,668,485   1,318,544   1,649,392   1,238,323  1,033,756     809,149     660,146
    Shareholders' equity                      $    98,456      97,005      96,270      93,836     80,086      62,357      53,126
    Common shares outstanding                       8,034       8,004       8,034       8,004      7,894       7,594       7,454

AVERAGE BALANCES
    Loans                                     $ 1,441,126   1,093,080   1,237,892     956,452    773,245     567,456     434,682
    Earning assets                              2,021,074   1,537,503   1,760,738   1,257,559  1,009,770     755,201     586,997
    Assets                                      2,155,171   1,653,091   1,896,189   1,355,303  1,077,978     817,682     631,247
    Deposits                                    1,671,675   1,266,680   1,447,861   1,145,425    939,642     724,845     558,423
    Shareholders' equity                      $    96,698      95,375      95,253      86,082     71,121      57,886      45,478
    Weighted average shares outstanding             8,034       8,004       8,020       7,973      7,810       7,399       6,919

PERFORMANCE RATIOS
    Return on average assets                         0.71%       0.81%       0.72%       0.94%      1.03%       1.11%       1.08%
    Return on average shareholders' equity          15.91%       14.0%      14.33%      14.84%     15.54%      15.64%      15.06%
    Average equity to average assets                 4.49%       5.77%       5.02%       6.35%      6.60%       7.08%       7.20%
    Average loans to average deposits               86.21%      86.29%      85.50%      83.50%     82.29%      78.29%      77.84%
    Retroactively adjusted for stock
       dividends

EXCLUDING MERGER-RELATED CHARGES<F1>
    Net income                                $     3,824       3,293      14,803      12,773     11,054       9,055       6,847
    Basic earnings per share                  $      0.48        0.41        1.85        1.60       1.42        1.22        0.99
    Diluted earnings per share                $      0.47        0.40        1.80        1.57       1.40        1.20        0.97
    Return on average assets                         0.71%       0.81%       0.78%       0.94%      1.03%       1.11%       1.08%
    Return on average shareholders' equity          15.91%      14.00%      15.54%      14.84%     15.54%      15.64%      15.06%

<F1>   Amounts and ratios  exclude  merger-related  charges  recorded in 1999 in connection with the mrger of United Community Banks, Inc. and 1st Floyd Bankshares, Inc.

(Dollars in thousands, except per share amounts)


                                                  Three Months Ended             As of and for the Years Ended December 31,
                                                     March 31
                                                2000        1999           1999        1998        1997        1996          1995
----------------------------------------------------------------------------------------------------------------------------------
INDEPENDENT BANCSHARES, INC. AND SUBSIDIARY                          |
---------------------------------------------------------------------
INCOME STATEMENT
    Net interest income                       $    1,713       1,455       6,290       5,355       4,284       2,724        2,427
    Provision for loan losses                         45          76         242         201         262          26           45
    Noninterest income                               223         259       1,104         938         671         393          337
    Noninterest expense                            1,190       1,153       4,746       4,443       3,543       2,705        2,406
    Income taxes                                     246         175         785         549         346         130           98
    Net income                                $      455         310       1,621       1,100         804         256          215

PER COMMON SHARE
    Basic earnings                            $     0.23        0.16        0.83        0.56        0.60        0.23         0.19
    Diluted earnings                                0.22        0.16        0.82        0.55        0.59        0.23         0.19
    Cash dividends declared                         0.20        0.15        0.15        0.10        0.06        0.05           --
    Book value                                      6.66        6.25        6.70        6.27        5.86        5.08         5.17
    Basic average shares outstanding               1,948       1,948       1,945       1,948       1,348       1,116        1,116
    Diluted average shares outstanding        $    2,023       1,985       1,988       1,995       1,366       1,116        1,116

AT PERIOD END
    Loans                                     $  101,294      91,567     101,576      87,782      71,268      50,049       37,576
    Earning assets                               148,068     119,194     132,636     115,706      98,176      75,597       59,965
    Assets                                       161,084     131,827     145,102     127,306     108,079      82,687       66,035
    Deposits                                     141,441     112,516     123,422     109,786      92,793      75,179       58,945
    Shareholders' equity                      $   12,965      12,173      13,045      12,207      11,414       5,474        5,775
    Common shares outstanding                      1,948       1,948       1,948       1,948       1,948       1,116        1,116

AVERAGE BALANCES
    Loans                                     $  101,188      89,826      96,005      78,135      62,372      43,813       40,076
    Earning assets                               141,550     121,195     126,853     108,999      88,724      67,781       57,471
    Assets                                       153,469     137,720     139,471     119,799      96,904      74,361       62,933
    Deposits                                     132,432     111,151     118,693     102,946      84,644      67,062       56,139
    Shareholders' equity                          13,005      12,457      11,790      11,163       7,098       5,722        5,683
                                              $    1,948       1,948       1,945       1,948       1,348       1,116        1,116
PERFORMANCE RATIOS
    Return on average assets                        1.19%       0.91%       1.16%       0.92%       0.83%       0.34%        0.34%
    Return on average shareholders' equity         14.07%      10.01%      13.75%       9.85%      11.33%       4.47%        3.78%
    Average equity to average assets                8.47%       9.04%       8.45%       9.32%       7.32%       7.69%        9.03%
    Average loans to average deposits              76.41%      80.81%      80.89%      75.90%      73.69%      65.33%       71.39%

                        SELECTED PRO FORMA FINANCIAL DATA

         The following unaudited selected financial data presents selected pro forma financial information for United and Independent. The selected pro forma financial information gives effect to the acquisition of Independent as of the date or at the beginning of the period indicated, assuming the acquisition is accounted for as a pooling of interests. The pro forma balance sheet information has been prepared as if the acquisition had been completed on December 31, 1999. The pro forma operating data has been prepared as if the acquisition had been completed on January 1, 1997. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been completed at the date and for the periods indicated or which may be obtained in the future. See "Pro Forma Consolidated Financial Information."

(Dollars in Thousands, Except Per Share Amounts)

United and Independent
                                            Three Months Ended March 31,               For the Year Ended December 31,
                                           ----------------------------        ----------------------------------------------
                                              2000              1999              1999               1998              1997
                                           ----------        ----------        ----------        ----------        ----------

BALANCE SHEET DATA
   Total assets                            $2,335,706
   Federal funds sold                          16,846
   Investment securities                      578,768
   Loans held for sale                          4,588
   Loans, net of allowance for loan         1,540,675
      losses
   Deposits                                 1,809,926
   Long-term debt and other                   371,002
      borrowings
   Trust preferred securities                  21,000
   Shareholders' equity                    $  111,421

EARNINGS DATA
   Interest income                         $   46,535        $   35,439        $  168,992        $  126,192        $  102,521
   Interest expense                            25,956            18,550            90,200            64,627            55,519
   Net interest income                         20,579            16,889            78,792            61,565            50,002
   Provision for loan losses                    1,591             1,056             5,966             2,813             3,076
   Non-interest income                          2,895             2,738            12,564            10,067             7,871
   Non-interest expense                        15,569            13,153            61,981            48,407            37,606
   Income taxes                                 2,035             1,815             7,131             6,539             5,333
   Net income                                   4,279             3,603            16,278            13,873            11,858
   Basic earnings per share                      0.48              0.41              1.66              1.58              1.42
   Diluted earnings per share                    0.47              0.40              1.63              1.56              1.40
   Cash dividends per share                $   0.1121        $   0.0785        $    0.246        $    0.185        $    0.133

                               THE SPECIAL MEETING

         This proxy statement/prospectus is being furnished to the holders of Independent common stock in connection with the solicitation by the Independent board of directors of proxies for use at the special meeting of Independent shareholders for the purpose of voting upon a proposal to approve the merger of United and Independent. The special meeting of Independent shareholders will be held at 5:00 p.m., on July 25, 2000, at the main office of Independent, 4484 Marietta Street, Powder Springs, Georgia 30127.

         Independent shareholders are requested to promptly sign, date, and return the accompanying proxy card to Independent in the enclosed postage-paid envelope. Any Independent shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Independent a signed proxy bearing a later date, provided that such notice or proxy is actually received by Independent prior to the taking of the shareholder vote, or by electing to vote in person at the special meeting. Any notice of revocation should be sent to Independent Bancshares, Inc., 4484 Marietta Street, Powder Springs, Georgia 30127, Attention: J. Al Cochran, Corporate Secretary. The shares represented by properly executed proxies received at or prior to the Independent special meeting and not subsequently revoked will be voted as directed in such proxies. If instructions are not given, shares represented by proxies received will be voted for approval of the agreement and in the discretion of the proxy holder as to any other matters that properly may come before the independent special meeting. As of the date of this proxy statement/prospectus, Independent is unaware of any other matter to be presented at the special meeting.

         Solicitation of proxies will be made by mail, but also may be made by telephone or in person by the directors, officers, and employees of Independent, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

         Independent shareholders should NOT forward any stock certificates with their proxy cards.

                               THE PROPOSED MERGER


Background of and Reasons for the Merger
----------------------------------------

         In a strategic planning session in June of 1998, the board of directors and senior management of Independent reviewed a variety of possible alternatives for Independent to pursue. After a number of board discussions and educational efforts, the Chairman of the board of directors appointed a three-member committee to pursue merger possibilities and report back to the board of directors.

         In September of 1999, Independent was approached by a large regional bank holding company that was interested in a combination with Independent. The entities began negotiations and, in October of 1999, executed a letter of intent. The merger consideration offered was capital stock in the regional holding company which at that time was equal to approximately $13.00 per share of Independent common stock. Negotiations were suspended, however, when the regional bank holding company determined not to pursue the transaction.

         On November 22, 1999,  James H. Powell,  President and Chief  Executive
Office of Independent met with Jimmy Tallent, President and Chief Executive Officer of United, to determine if there might be some interest in considering a merger of the institutions. On December 3, 1999, Mr. Powell and Director Bob Prillaman visited Mr. Tallent to discuss the proposal in greater detail.

         On December 21, 1999, Messrs. Prillaman and Powell reported to Independent's board of directors on the visit to United, reviewed financial information on United and Independent related to the valuation, and proposed that Independent enter into formal discussions with United about a merger.

         On December 29, 1999, Mr. Tallent visited Independent and toured its facilities at Powder Springs, Marietta, Lost Mountain, and Hiram, and he discussed management depth and asset quality with Mr. Powell. On January 7, 2000, Mr. Powell visited Blairsville to tour United's facilities and to meet with key personnel.

         On January 12, 2000, Mr. Powell received a letter of intent from Mr. Tallent outlining terms and conditions of a proposed merger. A copy of this letter, supporting financial data, and other materials were sent to each member of the Independent board of directors for review.

         At a board of directors meeting held on January 25, 2000, the board of Independent considered a number of factors in evaluating the merger, including:

         (a) The value of the consideration to be received by Independent shareholders relative to the book value and earnings per share of Independent common stock;

         (b)      Certain  information   concerning  the  financial   condition,
                  results of operations, and business prospects of United;

         (c) The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with United;

         (d)      The  alternatives  to  the  merger,   including  remaining  an
                  independent institution;

         (e) The competitive and regulatory environment for financial institutions generally; and

         (f) The fact that the merger will enable Independent shareholders to exchange their shares of Independent common stock, in a tax-free transaction, for shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of the Independent.

         The board of directors of Independent believes the merger is in the best interest of its shareholders because the combined entity will have significantly greater resources and growth potential. The board of directors also believes the basis of exchange, 0.4211 of a share of United common stock for each share of Independent common stock, which was determined through arms-length negotiations between United and Independent, is fair and equitable and takes into account the relative earning power of United and Independent, historic and anticipated operations, the economies of scale to be achieved through the merger, the trading prices of the stocks of the respective companies, and other pertinent factors. The exchange ratio of 0.4211 of a share of United common stock for each share of Independent common stock represents a multiple of 2.4 times Independent's book value as of March 31, 2000 and 18.2 times trailing 12 months earnings per share if United common stock is valued at $38.00 a share.

         The board of directors of Independent believes that the size of the combined organization, approximately $2.3 billion in assets as of March 31, 2000, is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain the competitive advantages management believes are afforded community-oriented banks over the larger regional and super-regional banks. It has become increasingly apparent to the management of Independent that the ability to spread fixed costs over a larger base of assets is beneficial, and the larger organization adds to the ability to attract the talent to compete in an increasingly complex financial services environment.

         At the conclusion of the meeting of the board of directors of Independent on January 25, 2000, the board authorized proceeding with due diligence in preparation for entering into a definitive agreement to merge.

         On January 28, 2000, the board of directors of United considered the business and operations and asset quality of Independent as well as the attractiveness of the Independent franchise and its management team and the compatibility of that franchise with the operations of United. After that consideration, United's board of directors approved the execution of the Agreement and Plan of Merger, subject to satisfactory completion of a due diligence investigation of Independent. On January 31 and February 1, 2000, on-site due diligence was conducted by representatives of United. Subsequently, both companies undertook additional due diligence and discussions with legal counsel.

         After  completion  of the due  diligence,  Mr.  Tallent and Mr.  Powell signed a letter of intent on February 10, 2000, and United and Independent issued a joint press release describing the transaction. At a meeting on February 29, 2000, Independent's board of directors met with legal counsel and, after review of pertinent documents, unanimously agreed to execute the definitive agreements, which were executed on March 3, 2000.

         Prior to the engagement of The Carson Medlin Company to render its opinion as to the fairness, from a financial point of view, of the merger, Independent had negotiated to retain a financial advisory firm with experience in banking transactions to act as its financial advisor. This financial advisory firm advised Independent, however, that it would not be able to issue an opinion regarding the consideration to be received by the Independent shareholders, citing, among other factors, concerns with the value of the United common stock due to the lack of a liquid trading market, and its lack of familiarity with United. The Carson Medlin Company had previously assisted United with a placement of shares in North Carolina and, as a result of its greater familiarity with United, did not share the level of concern expressed by the other financial advisory firm. The Board of Independent considered both the concerns of the other financial advisory firm and the analysis of The Carson Medlin Company in retaining The Carson Medlin Company as its financial advisor.

Summary of the Material Features of the Merger Between United and Independent
-----------------------------------------------------------------------------

         The material features of the merger are summarized below.

         Effective  Date.  The merger will be effective upon the approval of the
        ----------------
Agreement and Plan of Merger by the Independent shareholders and the filing of a certificate of merger with the Georgia Secretary of State. The merger also is subject to approval by the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia, which approvals have been received. Management of United and Independent anticipate that the merger will become effective in the third quarter of 2000.

         Terms  of the  Merger.  On the  effective  date  of  the  merger,  each
         ---------------------
outstanding share of Independent common stock will be converted into and exchanged for 0.4211 of a share of United common stock. If, prior to the effective date, the outstanding shares of United common stock are increased through a stock dividend, stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reclassification, recapitalization, or reduction of capital, the number of shares of United common stock to be delivered pursuant to the merger in exchange for a share of Independent common stock will be proportionately adjusted.

         United will not issue fractional share certificates of common stock in connection with the merger, and an outstanding fractional share interest will not entitle the owner to vote, to receive dividends, or to any rights of a shareholder of United with respect to that fractional interest. Instead of issuing any fractional shares of common stock, United will pay in cash an amount (computed to the nearest cent) equal to the fraction of the share multiplied by $38.00 per share.

         If the merger is completed, shareholders of Independent will become shareholders of United, Independent will cease to exist as a separate entity, and Independent Bank & Trust will become a wholly-owned subsidiary of United. Following the merger, the Restated Articles of Incorporation, Bylaws, corporate identity, and existence of United will not be changed.

         Termination  and  Conditions  of  Closing.  The  Agreement  and Plan of
         -----------------------------------------
Reorganization provides that the merger may be abandoned at any time either before or after approval of the Agreement and Plan of Merger by the shareholders of Independent, but not later than the effective date of the merger:

         o by either party, if the other party has a material adverse change in its financial condition or business;

         o by either party, if the other party materially breaches any of the representations or warranties or any covenant or agreement it made under the Agreement and Plan of Reorganization;

         o by either party, if it learns of undisclosed information that the other party was required to disclose pursuant to the merger agreement, which materially and adversely affects the business, properties, assets, or earnings of the other party;

         o by either party, if a lawsuit is filed or threatened that could prohibit or otherwise materially affect the merger or the completion of the merger and that either party believes, in good faith, would make completion of the merger inadvisable;

         o by either party, if the merger is not completed by August 31, 2000;

         o        by  United,   if  the  holders  of  155,852  or  more  of  the
                  outstanding shares of Independent common stock choose to dissent from the merger and demand payment in cash;

         o by either party, if the Independent shareholders do not approve the Agreement and Plan of Merger; or

         o by either party, if it learns of any potential liability of the other party which results from the other party's non-compliance with any environmental law or from the environmental condition of the properties or assets of the other party.

         The following are some of the required conditions of closing:

         o the accuracy of the representations and warranties of all parties contained in the Agreement and Plan of Reorganization and related documents as of the date when made and the effective date;

         o the performance of all agreements and conditions required by the Agreement and Plan of Reorganization;

         o the delivery of officers certificates, resolutions, and legal opinions to Independent and United;

         o        approval  of  the   Agreement   and  Plan  of  Merger  by  the
                  Independent shareholders;

         o approval by United shareholders of a proposal to be presented at the United annual meeting on July 13, 2000 to increase the authorized common stock of United from 10,000,000 to 50,000,000 shares;

         o        receipt  of  all  necessary   authorizations  of  governmental
                  authorities and the expiration of any regulatory waiting periods;

         o effectiveness of the registration statement of United relating to the shares of United common stock to be issued to Independent shareholders in the merger;

         o the receipt by Independent of the opinion of Kilpatrick Stockton LLP as to the tax consequences to Independent shareholders;

         o the receipt by United of an opinion of Porter Keadle Moore LLP that the merger will be accounted for as a pooling of interests;

         o the issuance of a certificate of merger by the Secretary of State of Georgia; and

         o        the  receipt  by  Independent  of  a  fairness   opinion  from
                  Independent's financial advisor.

         Surrender of  Certificates.  Shortly  after the  effective  date of the
         --------------------------
merger, each holder of Independent common stock will be required to deliver his or her shares of Independent common stock to United's transfer agent, SunTrust Bank. After delivering the Independent shares, the holder will receive a stock certificate for the number shares of United common stock that the holder is entitled to receive under the Agreement and Plan of Merger and a cash payment for any fractional interest in United common stock. Until a holder delivers his or her shares of Independent common stock to SunTrust, he or she will not receive payment of any dividends or other distributions on shares of United common stock into which his or her shares of Independent common stock have been converted and will not receive any notices sent by United to its shareholders with respect to, or to vote, those shares. After delivering the shares to SunTrust, the holder will then be entitled to receive any dividends or other distributions (without interest) which became payable after the merger but prior to the holder's delivery of the certificates to SunTrust.

Required Shareholder Approval
-----------------------------

         The holders of a majority of the outstanding shares of Independent common stock entitled to vote at the special meeting must approve the Agreement and Plan of Merger for the merger to be completed. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger.

         On May 15, 2000, the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting, the outstanding voting securities of Independent consisted of 2,067,431 shares of common stock, with registered holders of Independent shares being entitled to one vote per share. Certain executive officers and members of Independent's board of directors, who have entered into agreements with United to vote their shares of Independent common stock in favor of the merger, own or control 1,031,846 shares, or approximately 49.1%, of the outstanding shares of Independent common stock.

Expenses
--------

         United will pay all of its expenses incurred in connection with the authorization, preparation, execution, and performance of the Agreement and Plan of Reorganization and Agreement and Plan of Merger, including all fees and expenses of its agents, representatives, counsel, and accountants and the fees and expenses related to filing regulatory applications with state and federal authorities in connection with the transactions contemplated thereby, including the cost of preparing and mailing this proxy statement/prospectus. Independent will pay all of its expenses incurred in connection with the authorization, preparation, execution, and performance of the Agreement and Plan of Reorganization, including all fees and expenses of agents, representatives, counsel, and accountants for Independent.

Fairness Opinion
----------------

         Opinion of Financial  Adviser.  Independent  engaged The Carson  Medlin
         -----------------------------
Company on May 5, 2000 to render its opinion as to the fairness, from a financial point of view, of the exchange ratio to the Independent shareholders who are not directors or employees of Independent. Independent selected Carson Medlin to render the opinion on the basis of Carson Medlin's experience and expertise in representing community banks in acquisition transactions. Carson Medlin is an investment banking firm that specializes in the securities of financial institutions located in the southeastern and western United States. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of financial institutions and transactions relating to their securities.

         Representatives of Carson Medlin participated in telephone meetings with representatives of Independent's board of directors on May 4, 2000, during which the circumstances and terms of the merger were described to Carson Medlin. As a result of those discussions, on May 5, 2000, Carson Medlin rendered its oral opinion to the effect that the exchange ratio provided for in the merger agreement is fair, from a financial point of view, to the unaffiliated shareholders of Independent. Carson Medlin subsequently confirmed its opinion in writing on May 19, 2000.

         The full text of Carson Medlin's written opinion is attached as Appendix C to this document. You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Carson Medlin in connection with the opinion. Carson Medlin's opinion is addressed to Independent's board of directors. This summary of the opinion of Carson Medlin is qualified in its entirety by reference to the full text of the opinion. Carson Medlin's opinions expressed to Independent's board of directors in connection with the merger do not constitute a recommendation to any Independent shareholder regarding how the shareholder should vote at the special meeting.

         No limitations were imposed by the board of directors or management of Independent upon Carson Medlin with respect to the investigations made or the procedures followed by Carson Medlin in rendering its opinions.

         The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In connection with rendering the opinion, Carson Medlin performed a variety of financial analyses. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the factors considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Carson Medlin's opinions. In performing its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of United and Independent and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other.

         Carson Medlin has relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purpose of rendering its opinions. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of United or Independent, nor was it furnished with any appraisals. Carson Medlin is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs, or the allowance for loan losses; has not reviewed any individual credit files of United or Independent; and has assumed that the allowances for each of United and Independent are in the aggregate adequate to cover losses. Carson Medlin's opinion is necessarily based on economic, market, and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it. Carson Medlin assumed that the merger will be recorded as a pooling of interests under generally accepted accounting principles.

         In connection with its opinion, Carson Medlin reviewed: (i) the Agreement and Plan of Reorganization; (ii) the annual reports to shareholders of United on Form 10-K, including the audited financial statements, for the five years ended December 31, 1999; (iii) audited financial statements of Independent for the five years ended December 31, 1999; (iv) unaudited interim financial statements of United on Form 10-Q for the three months ended March 31, 2000; (v) unaudited interim financial statements of Independent for the three months ended March 31, 2000; (vi) certain financial and operating information with respect to the business, operations, and prospects of United and Independent; and (vii) this prospectus/proxy statement. In addition, Carson Medlin: (a) held discussions with members of the senior management of United and Independent regarding the historical and current business operations, financial condition, and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity, if applicable, for the common stock of United and Independent and compared them with those of certain publicly traded companies which it deemed to be relevant; (c) compared the results of operations of United and Independent with those of certain financial institutions which it deemed to be relevant; (d) compared the financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions; (e) analyzed the pro forma financial impact of the merger on United; and (f) conducted such other studies, analyses, inquiries, and examinations as Carson Medlin deemed appropriate.

Valuation Methodologies
-----------------------

         The following is a summary of the principal analyses performed by Carson Medlin in connection with the opinion provided to Independent's board of directors as of May 19, 2000.

         Summary of Merger and  Analysis.  Carson  Medlin  reviewed the proposed
         -------------------------------
terms of the merger, including the form of consideration, the exchange ratio, the recent prices of United's common stock, both as of February 10, 2000, the date the parties executed the Agreement and Plan of Reorganization and the Agreement and Plan of Merger, and as of May 19, 2000, and the resulting price per share of Independent common stock pursuant to the merger. Under the terms of the merger, each outstanding share of Independent common stock will be converted into 0.4211 of a share of United's common stock and each outstanding option to purchase a share of Independent common stock will be converted into an option to purchase 0.4211 of a share of United's common stock.

         As of February 10, 2000, the terms of the merger result in an indicated value of $18.17 per share of Independent common stock, based on the price of United's common stock as of February 10, 2000 of $43.14 per share. In addition, under the terms of the merger, Carson Medlin calculated that the indicated value represented the following comparative values as of December 31, 1999:

      Independent's:             Excluding Stock Options     Including Stock Options
      -------------              -----------------------     -----------------------
      Shareholders' equity                271%                          273%
      Net income (TTM)                    21.8x                         23.2x
      Core deposit premium*               21.7%                         23.2%
      Total assets                        24.4%                         25.8%

 *(Aggregate Transaction Value Minus Stated Book Value) Divided by Core Deposits


         As of May 19, 2000, the terms of the merger result in an indicated value of $16.00 per share of Independent common stock, based on the price of United's common stock as of that date of $38.00 per share. In addition, under the terms of the merger agreement, Carson Medlin calculated that the indicated value represented the following comparative values as of March 31, 2000:

     Independent's:             Excluding Stock Options      Including Stock Options
     -------------              -----------------------      -----------------------
     Shareholders' equity                239%                           240%
     Net income (TTM)                    17.5x                          18.6x
     Core deposit premium                16.6%                          18.4%
     Total assets                        20.9%                          22.2%

         Industry  Comparative   Analysis.  In  connection  with  rendering  its
         -------------------------------
opinion, Carson Medlin compared selected operating results of United and Independent to those of more than 50 publicly traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Virginia, and West Virginia which appear in the SOUTHEASTERN INDEPENDENT BANK REVIEW(TM), a proprietary research publication prepared by Carson Medlin quarterly since 1991. The banks reviewed by Carson Medlin range in asset size from approximately $130 million to $3.6 billion and in shareholders' equity from approximately $14 million to $410 million. Carson Medlin considers this group of financial institutions more comparable to United and Independent than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, profitability, capitalization, and asset quality of United and Independent to these financial institutions. Carson Medlin noted that based on results as of or for the 12 months ended December 31, 1999:

         o Independent's return on average assets was 1.19% and United's return on average assets was 0.78%, compared to a mean return on average assets of 1.15% for the banks reviewed by Carson Medlin;

         o Independent's return on average equity was 12.5% and United's return on average equity was 15.5%, compared to a mean return on average equity of 11.5% for the banks reviewed by Carson Medlin;

         o Independent's shareholders' equity to total assets was 9.6% and United's shareholders' equity to total assets was 4.5%, compared to mean shareholders' equity to total assets of 9.5% for the banks reviewed by Carson Medlin; and

         o Independent's nonperforming assets (defined as loans 90 days past due, nonaccrual loans and other real estate) to total loans net of unearned income and other real estate was 0.03% and United's nonperforming assets to total loans net of unearned income and other real estate was 0.17%, compared to mean nonperforming assets to total loans net of unearned income and other real estate of 0.86% for the banks reviewed by Carson Medlin.

         This comparison indicated that: (a) Independent's profitability was slightly above the average banks reviewed by Carson Medlin; (b) United's profitability was below the average banks reviewed by Carson Medlin on a return on assets basis and above the average banks reviewed by Carson Medlin on a return on equity basis; (c) Independent's capital was comparable to the average banks reviewed by Carson Medlin; (d) United's capital level was considerably less than the average banks reviewed by Carson Medlin; and (e) the asset quality of both Independent and United was higher than that of the average banks reviewed by Carson Medlin.

         Carson Medlin also compared selected other operating results for United to comparable data for the banks reviewed by Carson Medlin. This comparison showed, among other things, that United's efficiency ratio (defined as non-interest expense divided by the sum of non-interest income and taxable equivalent net interest income before provision for loan losses) for the twelve months ended December 31, 1999 was 66.9% compared to a mean efficiency ratio of 62.5% for the banks reviewed by Carson Medlin. This comparison indicated that United's operations are slightly less efficient than those of the average banks reviewed by Carson Medlin.

         Stock  Trading  History.   Carson  Medlin  reviewed  and  analyzed  the
         -----------------------
historical trading prices and volumes of United common stock during 1998 and 1999, as reported by United in its Annual Report on Form 10-K, and for 2000 up to May 19, 2000 as reported by management of United. Carson Medlin noted that there is no established trading market for United's stock. Carson Medlin compared the recent trading prices of United's stock to the recent market values of comparable financial institutions (the banks reviewed by Carson Medlin). This comparison showed that:

         o at February 10, 2000, United's price to trailing 12 months earnings was 23.9 times compared to a mean of 14.7 times (range of 9.3 to 30.6 times) for the banks reviewed by Carson Medlin at December 31, 1999;

         o at February 10, 2000, United's price was 360% of book value compared to a mean of 166% (range of 83% to 306%) for the banks reviewed by Carson Medlin at December 31, 1999;

         o at February 10, 2000, United's price was 16.2% of total assets compared to a mean of 16.4% (range of 5.2% to 41.2%) for the banks reviewed by Carson Medlin at December 31, 1999;

The comparison also showed that:

         o at May 19, 2000, United's price to annualized three months earnings was 20.2 times compared to a mean of 12.3 times (range of 7.5 to 23.7 times) for the banks reviewed by Carson Medlin at March 31, 2000;

         o at May 19, 2000, United's price was 310% of book value compared to a mean of 144% (range of 84% to 286%) for the banks reviewed by Carson Medlin at March 31, 2000;

         o at May 19, 2000, United's price was 14.0% of total assets compared to a mean of 13.8% (range of 5.2% to 37.3%) for the banks reviewed by Carson Medlin at March 31, 2000;

         This comparison indicated that United's market value is at the high end of the range compared to the banks reviewed by Carson Medlin based on earnings and equity and that United's market value is comparable to the average for the banks reviewed by Carson Medlin based on total assets.

         Carson Medlin also examined the trading prices and volumes of Independent's common stock. Independent's common stock has not traded in volumes sufficient to be meaningful. Therefore, Carson Medlin did not place any weight on the recent market-related value of Independent's common stock.

         COMPARABLE   TRANSACTION  ANALYSIS.   Carson  Medlin  reviewed  certain
information relating to the following 20 selected merger transactions involving commercial banks announced in the first three months of 2000:

Target                                                  Buyer
------                                                  -----

GBT Bancorp (MA)                               Andover Bancorp Inc. (MA)
Hanover Bancorp Inc. (PA)                      Sterling Financial Corp. (PA)
Iroquois Bancorp (NY)                          Niagara Bancorp Inc. (NY)
Union National Bancorp (MD)                    Mercantile Bankshares (MD)
Skylands Financial Corp. (NJ)                  Fulton Financial Corp. (PA)
Panasia Bank (NJ)                              National Penn Bancshares (PA)
One Valley Bancorp (WV)                        BB&T Corp. (NC)
Anchor Financial Corp. (SC)                    Carolina First Corp. (SC)
Commerce National Corp. (FL)                   Wachovia Corp. (NC)
North Point Bancshares (GA)                    United Community Banks, Inc. (GA)

Target                                                  Buyer
------                                                  -----

Empire Banc Corp. (MI)                         Huntington Bancshares (OH)
Holland Bancorp Inc. (IN)                      German American (IN)
Independent Bankshares (TX)                    State National Bancshares (TX)
Bank of Santa Clara (CA)                       Greater Bay Bancorp (CA)
San Benito Bank (CA)                            Pacific Capital Bancorp (CA)
Liberty Bay Financial (WA)                     Frontier Financial Corp. (WA)
Bank of Petaluma (CA)                          Greater Bay Bancorp (CA)
Los Robles Bancorp (CA)                        Pacific Capital Bancorp (CA)
First Counties Bank (CA)                       Westamerica Bancorp. (CA)
Bank of Ventura (CA)                           First Banks Inc. (MO)

         In evaluating these transactions, Carson Medlin considered, among other factors, the earnings, capital level, asset size, and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices at the time of announcement to the stated book value, earnings, core deposits, and total assets of the acquired institutions.

         Carson Medlin calculated the range of purchase prices as a percentage of stated book value for the comparable transactions from a low of 181% to a high of 385%, with a mean of 256%. These transactions indicated a range of values for Independent from $12.13 per share to $25.80 per share, with a mean of $17.15 per share (based on Independent's stated book value of $6.70 per share at December 31, 1999). The consideration implied by multiplying the exchange ratio and United's common stock price as of February 10, 2000, of $43.14 per share was $18.17 per share and implies a price to stated book value multiple of 271% (273% taking into account Independent's outstanding stock options), which is above the average of the range for the transactions compared by Carson Medlin.

         Carson Medlin calculated a range of purchase prices as a multiple of earnings for the transactions compared by Carson Medlin, from a low of 14.6 times to a high of 25.7 times, with a mean of 20.0 times. These transactions indicated a range of values for Independent from $11.97 to $21.07 per share, with a mean of $16.40 per share (based on Independent's trailing 12 months earnings per share of $0.82 as of December 31, 1999). The consideration implied by multiplying the Exchange Ratio and United's common stock price as of February 10, 2000, of $43.14 per share was $18.17 per share and implies a price to earnings multiple of 21.8 times (23.2 times taking into account Independent's outstanding stock options), which is above the average for the transactions compared by Carson Medlin.

         Carson Medlin calculated the core deposit premiums for the transactions compared by Carson Medlin and found a range of values from a low of 8.4% to a high of 34.1%, with a mean of 18.4%. The premium on Independent's core deposits as of December 31, 1999 implied by multiplying the exchange ratio and United's common stock price as of February 10, 2000, of $43.14 per share, was 21.7%
(23.2% taking into account Independent's outstanding stock options), above the average for the transactions compared by Carson Medlin.

         Finally, Carson Medlin calculated the price as a percentage of total assets for the transactions compared by Carson Medlin and found a range of values from a low of 12.7% to a high of 34.0%, with a mean of 21.4%. The price as a percentage of Independent's total assets as of December 31, 1999 implied by multiplying the exchange ratio and United's common stock price as of February 10, 2000, of $43.14 per share was 24.4% (25.8% taking into account Independent's outstanding stock options), above the average for the comparable transactions.

         No company or transaction used in Carson Medlin's analyses is identical to United, Independent or the merger. Accordingly, the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of United and Independent and other factors that could affect the value of the companies to which they have been compared.

         Present Value Analysis.  Carson Medlin  calculated the present value of
         ----------------------
Independent assuming that Independent remained an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of Independent's future growth of assets, earnings, and dividends and assumed that Independent's common stock would be sold at the end of 5 years at 20 times (the mean of the comparable transactions) projected 2005 earnings. This value was then discounted to derive the present value utilizing discount rates of 14% through 16%. These discount rates were selected because, in Carson Medlin's experience, they represent the rates that investors in securities such as Independent's common stock would demand in view of the potential appreciation and risks.

         Carson  Medlin   considered  three  possible  cases  for  Independent's
potential annual asset growth rates and profitability over the period 2001 to 2005. The assumptions in each of the three cases were as follows:

                                   Growth Rate              Return On Assets
                                   ------------             ----------------

                  Case 1            6% to 8%                  1.36% to 1.40%
                  Case 2            6% to 8%                      1.19%
                  Case 3                  5%                      1.19%

         On the basis of these assumptions, Carson Medlin calculated ranges for the present value on a per share basis of Independent as an independent bank as follows:

                                    16% Discount Rate         14% Discount Rate
                                    -----------------         -----------------

                  Case 1                  $15.53                   $16.91
                  Case 2                  $13.21                   $14.38
                  Case 3                  $12.32                   $13.41

         The consideration implied by the terms of the merger agreement had a value on February 10, 2000, of $18.17 per share, above the range calculated by the present value analysis. The consideration implied by the terms of the Agreement had a value on May 19, 2000 of $16.00 per share, near the high end of the range calculated by the present value analysis. Carson Medlin noted that it included present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout rates, terminal values, and discount rates.

         Contribution   Analysis.    Carson   Medlin   reviewed   the   relative
         -----------------------
contributions in terms of various balance sheet and income statement components to be made by Independent and United to the combined institution based on (1) balance sheet and income statement data as of and for the 12 months ended December 31, 1999 and (2) projected net income as estimated by Carson Medlin. The income statement and balance sheet components analyzed included total assets, loans, net of unearned income, total deposits, shareholders' equity, and net income (before extraordinary items). This analysis showed that, Independent shareholders would own approximately 9.3% of the aggregate outstanding shares of the combined institution based on the exchange ratio, while Independent is contributing, as a result of the Merger, 6.3% of total assets, 6.8% of loans, net of unearned income, 7.0% of total deposits, 11.9% of shareholders' equity, and 9.9% of 1999 net income (before extraordinary items) of the combined institution. In addition, the analysis showed that Independent is contributing to the combined institution 9.5%, 8.2%, or 7.9% of projected cumulative net income for 2001 to 2005 in Independent future performance assumption Cases 1, 2, and 3 (as described above), respectively.

         The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations, or material changes in the assets or liabilities of Independent or United could materially affect the assumptions used in preparing the opinion.

         Independent has agreed to pay Carson Medlin a fee equal to $40,000. The fee is payable upon Carson Medlin's delivery of the opinion to Independent, regardless of whether the merger is consummated. In addition to the fees payable pursuant to the foregoing, Independent has also agreed to reimburse Carson Medlin for its reasonable out-of-pocket expenses, including expenses of counsel, incurred in connection with its retention.

Conduct of Business of Independent Pending Closing
--------------------------------------------------

         The Agreement and Plan of Reorganization provides that, pending consummation of the merger, Independent will, except with the written consent of
United:

         o conduct its business only in the ordinary course, without creating any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business);

         o        not engage in or  undertake  any action that would lead to the
                  disqualification   of  the  pooling  of  interests  method  of
                  accounting;

         o        maintain  its   properties   and  assets  in  good   operating
                  condition, ordinary wear and tear excepted;

         o maintain and keep in effect all of its current insurance policies;

         o not make any change in the authorized or issued capital stock or other securities of Independent, and not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Independent other than pursuant to existing stock option grants;

         o not declare or make any dividend, distribution, or payment on the capital stock of Independent or, directly or indirectly, redeem, purchase, or otherwise acquire any of its capital stock;

         o        not amend its Articles of Incorporation or Bylaws;

         o        maintain its corporate existence and powers;

         o not acquire any other entity or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to it;

         o not acquire or dispose of any real property or interest in any real property (except for sales in the ordinary course of business) or, except in the ordinary course of business, sell or otherwise transfer or encumber any other tangible or intangible asset;

         o        not change any of its banking arrangements;

         o        not enter into any new material contracts;

         o maintain its books and records in the ordinary course of business;

         o advise United of any material adverse change in Independent's business; and

         o file all reports required to be filed with any regulatory or governmental agencies.

Interest of Management in the Transaction; Conduct of Business After the Merger
-------------------------------------------------------------------------------

         Except as set forth below, no director or officer of Independent or any of their associates has any direct or indirect material interest in the merger, except that those persons may own shares of Independent common stock which will be converted in the merger into United common stock. Other than as described below, United and Independent do not anticipate that the merger will result in any material change in compensation to employees of Independent.

         Effective upon completion of the merger, United will enter into an employment agreement with James H. Powell, employing Mr. Powell as President and Chief Executive Officer of Independent Bank & Trust, which will be a subsidiary of United, for an annually renewable term of three years. Mr. Powell will receive a salary of $150,000 per year, will be entitled to receive options for 10,000 shares of United's common stock at an exercise price of $38.00 and will, upon execution of the employment agreement, receive a one-time cash bonus of $100,000. United will be able to terminate Mr. Powell's employment agreement for cause (as defined in the agreement) or upon Mr. Powell's death, disability, or inability to effectively carry out his duties. Mr. Powell will be able to terminate the agreement upon specified actions or inactions of United. If Mr. Powell is terminated due to a change of control of United (as defined in the agreement), he will receive a payment equal to his then-current annual salary for a period of two years from his date of termination. Mr. Powell's employment agreement also provides, unless he is terminated under specified circumstances, that Mr. Powell will not compete with United in Cobb and Paulding Counties, Georgia for a period of one year after his employment with United is terminated.

         United has agreed to continue employee benefits for Independent employees that are substantially similar to those United currently provides to its employees, and to indemnify each person entitled to indemnification by Independent or Independent Bank & Trust for liabilities arising from acts or omissions arising prior to the effective date.

Comparison of the Rights of Independent and United Shareholders
---------------------------------------------------------------

         Upon completion of the merger, holders of Independent common stock (other than dissenting shareholders) will become shareholders of United. The following is a summary of material differences between the rights of holders of United common stock and holders of Independent common stock. Because United and Independent are both organized under the laws of Georgia, any differences arise from differing provisions of the corporations' respective articles of incorporation and bylaws.

         Directors

         United.  The United Bylaws provide for a board of directors  consisting
         ------
of from eight to 14 members who are elected annually.

         Independent.  The  Independent  Bylaws provide for a board of directors
         -----------
consisting of from five to 25 members. The Independent Articles of Incorporation provide that the Independent board of directors is divided into three classes, the members of which are elected on a staggered basis.

         PREFERRED STOCK

         United.  The United Restated Articles of Incorporation  permit United's
         ------
board of directors to designate one or more series of preferred stock, with specific rights, preferences, restrictions, and limitations as determined by United's board of directors, without approval of United's shareholders. The issuance of any preferred stock having conversion rights might have the effect of diluting the interests of United's other shareholders. In addition, shares of preferred stock could be issued with certain rights, privileges, and preferences that would deter a tender or exchange offer or discourage the acquisition of control of United.

         Independent.  The Independent  Articles of Incorporation do not provide
         -----------
for the issuance of preferred stock.

         MATTERS CONSIDERED AT ANNUAL MEETINGS

         United.  The United  Bylaws limit the business that may be conducted at
         ------
an annual meeting of shareholders to business brought before the meeting by or at the direction of the board of directors prior to the meeting, by or at the direction of the Chairman of the Board, Chief Executive Officer, or President, or by a United shareholder who delivers notice of the business in writing to the Secretary of United by the later of (a) 14 days prior to the meeting or (b) five days after notice of the meeting is provided to United shareholders. The chairman of an annual meeting has the right to declare that any proposed business that does not comply with these provisions is out of order and will not be considered at the meeting.

         Independent.  The Independent  Bylaws do not restrict matters which may
         -----------
be considered at an annual meeting of shareholders.

Accounting Treatment
--------------------

         United will account for the merger as a pooling of interests transaction in accordance with generally accepted accounting principles. Under this accounting method, holders of Independent common stock will be deemed to have combined their existing voting common stock interests with the holders of United common stock by exchanging their shares for shares of United common stock, and as a result, the assets and liabilities of Independent will be added to those of United at their recorded book value, and the shareholders' equity accounts of Independent and United would be combined on United's consolidated balance sheet. The unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the pooling of interests accounting method to account for the merger.

Resales of United Stock by Directors and Officers of Independent
----------------------------------------------------------------

         Although United has registered the United common stock to be issued upon completion of the merger under the Securities Act of 1933, the directors, officers and shareholders of Independent who are deemed to be affiliates of Independent may not resell the United common stock received by them unless those sales are made pursuant to an effective registration statement under the Securities Act, Rules 144 and 145 under the Securities Act, or another exemption from registration under the Securities Act. Rules 144 and 145 place limitations on the amount of and manner that the securities can be sold by affiliates. Because the United common stock is not publicly traded and is not listed on a stock exchange or quoted in the over-the-counter market, affiliates will not be able to sell their United common stock pursuant to Rules 144 and 145.

Regulatory Approvals
--------------------

         The Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia have approved the merger. In determining whether to grant that approval, the Federal Reserve and the Department of Banking and Finance considered the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities served.

         THE DEPARTMENT OF BANKING AND FINANCE'S REVIEW OF THE APPLICATION DID NOT INCLUDE AN EVALUATION OF THE PROPOSED TRANSACTION FROM THE FINANCIAL PERSPECTIVE OF THE INDIVIDUAL SHAREHOLDERS OF INDEPENDENT. FURTHER, NO SHAREHOLDER SHOULD CONSTRUE AN APPROVAL OF THE APPLICATION BY THE DEPARTMENT OF BANKING AND FINANCE TO BE A RECOMMENDATION THAT THE SHAREHOLDERS VOTE TO APPROVE THE PROPOSAL. EACH SHAREHOLDER ENTITLED TO VOTE SHOULD EVALUATE THE PROPOSAL TO DETERMINE THE PERSONAL FINANCIAL IMPACT OF THE COMPLETION OF THE PROPOSED TRANSACTION. SHAREHOLDERS NOT FULLY KNOWLEDGEABLE IN SUCH MATTERS ARE ADVISED TO OBTAIN THE ASSISTANCE OF COMPETENT PROFESSIONALS IN EVALUATING ALL ASPECTS OF THE PROPOSAL INCLUDING ANY DETERMINATION THAT THE COMPLETION OF THE PROPOSED TRANSACTION IS IN THE BEST FINANCIAL INTEREST OF THE SHAREHOLDER.

Rights of Dissenting Shareholders
---------------------------------

         Any shareholder of record of Independent common stock who objects to the merger and who complies with Section 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of Independent common stock if the merger is completed. A shareholder of record may assert dissenter's rights as to fewer than the shares registered in that shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Independent in writing of the name and address of each person on whose behalf he asserts dissenter's rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenter's rights under the Georgia Business Corporation Code, the fair value of a dissenting shareholder's Independent common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

         Any Independent shareholder desiring to receive payment of the fair value of his or her shares of Independent common stock in accordance with the requirements of the Georgia Business Corporation Code:

         (a) must deliver to Independent, prior to the time the shareholder vote on the merger agreement is taken, a written notice of his or her intent to demand payment for his or her shares if the merger is completed;

         (b) must not vote his or her shares in favor of the merger agreement; and

         (c) must demand payment and deposit stock certificates representing his or her Independent common stock in accordance with the terms of a notice which will be sent to the shareholder by Independent no later than ten days after the merger is completed.

         A filing of the written notice of intent to dissent with respect to the merger agreement should be sent to: J. Al Cochran, Secretary, Independent Bancshares, Inc., 4484 Marietta Street, Powder Springs, Georgia 30127. A VOTE AGAINST THE AGREEMENT AND PLAN OF MERGER ALONE WILL NOT SATISFY THE REQUIREMENTS FOR THE SEPARATE WRITTEN NOTICE OF INTENT TO DISSENT TO THE MERGER, THE SEPARATE WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF SHARES OF INDEPENDENT COMMON STOCK AND THE DEPOSIT OF THE STOCK CERTIFICATES, WHICH ARE REFERRED TO IN CONDITIONS (A) AND (C) ABOVE. RATHER, A DISSENTING SHAREHOLDER MUST SEPARATELY COMPLY WITH ALL OF THOSE CONDITIONS.

         Within ten days of the later of the effective date or receipt of a payment demand by a shareholder who deposits his or her stock certificates in accordance with Independent's dissenter's notice sent to those shareholders who notified Independent of their intent to dissent, described in (c) above, Independent must offer to pay to each dissenting shareholder the amount Independent estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. That notice and offer must be accompanied by:

         (a) Independent's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (b)      an explanation of how the interest was calculated;

         (c) a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporation Code; and

         (d) a copy of the dissenters' rights provisions of the Georgia Business Corporation Code.

         If the dissenting shareholder accepts Independent's offer by written notice to Independent within 30 days after Independent's offer, or is deemed to have accepted the offer by not responding to that offer within that 30-day period, Independent must make payment for his or her shares within 60 days after the making of the offer or the Effective Date, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in his or her shares of Independent common stock.

         If within 30 days after Independent offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due thereon and demands payment of his or her own estimate of the fair value of the shares and interest due thereon, then Independent, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the superior court in Cobb County, Georgia, requesting that the fair value of those shares be determined. Independent must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Independent does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

         Independent urges its shareholders to read all of the dissenters' rights provisions of the Georgia Business Corporation Code, which are reproduced in full in Appendix B to this proxy statement/prospectus and which are incorporated by reference into this proxy statement/prospectus.

Materia Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel
--------------------------------------------------------------------------------

         Independent has received an opinion from Kilpatrick Stockton LLP, to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:

         (a) The merger of Independent into United and the issuance of shares of United common stock, as described in the merger agreement, will constitute a tax-free reorganization under
                  Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

         (b) Holders of Independent common stock will not recognize any gain or loss upon the exchange of that stock for United common stock as a result of the merger.

         (c) Holders of Independent common stock will recognize gain or loss pursuant to Section 302 of the Internal Revenue Code upon their receipt of cash instead of fractional shares of United common stock and upon their receipt of cash pursuant to their exercise of dissenter's rights.

         (d) Independent will not recognize any gain or loss as a result of the merger.

         (e) The aggregate tax basis of the United common stock received by Independent shareholders pursuant to the merger will be the same as the tax basis of the shares of Independent common stock exchanged therefor, decreased by any portion of that tax basis allocated to fractional shares of United common stock that are treated as redeemed by United.

         (f) The holding period of the shares of United common stock received by the shareholders of Independent will include the holding period of the shares of Independent common stock exchanged therefor, provided that the Independent common stock is held as a capital asset on the date of completion of the merger.

         No ruling will be requested from the Internal Revenue Service with respect to any federal income tax consequences of the merger.

         THE FOREGOING TAX OPINION AND THE PRECEDING DISCUSSION RELATE TO THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO INDEPENDENT SHAREHOLDERS. INDEPENDENT SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO ANY STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE MERGER.

                 INFORMATION ABOUT INDEPENDENT BANCSHARES, INC.


Description of Business
-----------------------

         Independent is a one-bank holding company which, through its subsidiary, Independent Bank & Trust, provides banking services through its four full-service banking offices, two in Powder Springs, Georgia and one each in Hiram and Marietta, Georgia. Independent's executive office is located at 4484 Marietta Street, Powder Springs, Georgia 30127, and its telephone number is
(770) 943-5000. Independent Bank & Trust offers a broad range of customary banking services including commercial, mortgage, and consumer loans; checking, savings, and time deposit accounts; wire transfers; and rental of safety deposit boxes.

         Independent was incorporated on November 2, 1987 as a Georgia business corporation. On July 15, 1996, Independent acquired all of the shares of common stock of Independent Bank & Trust, which was organized as a Georgia banking corporation on March 4, 1988.

         As of March 31, 2000, Independent had total consolidated assets of approximately $161.1 million, total deposits of approximately $141.4 million, and total shareholders' equity of approximately $13.0 million. At March 31, 2000, Independent had 57 full-time employees.

Competition
-----------

         Independent Bank & Trust competes in the Cobb County, Georgia market with 18 commercial banks and three savings banks, and in the Paulding County, Georgia market with four commercial banks and one savings bank. In addition, Independent Bank & Trust competes with insurance companies and brokerage firms. As of June 30, 1999, in terms of deposits, Independent ranked 11th out of 22 depository institutions in Cobb County, with 2.4% of total county deposits, and fifth out of six depository institutions in Paulding County, with 2.0% of total county deposits.

Voting Securities and Principal Shareholders
--------------------------------------------

         The following table lists each shareholder of record that directly or indirectly owned, controlled, or held with power to vote 5% or more of the 2,067,431 outstanding shares of Independent common stock as of December 31, 2000, and the amount of Independent common stock held by each executive officer and director of Independent. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of the Independent common stock is based upon "beneficial ownership" concepts set forth in rules issued under the Securities Exchange Act of 1934. Under those rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of that security, or "investment power," which includes the power to dispose or to direct the disposition of that security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated, the address of each beneficial owner of more than 5% of Independent common stock is 4484 Marietta Street, Powder Springs, Georgia 30127-4803.

Name                                                   Number of Shares Beneficially Owned              Percentage of Class
----                                                   -----------------------------------              -------------------
Wayne Ingram<F1>                                                    243,600                                    12.50%
Bob M. Prillaman                                                    170,311<F2>                                 8.61%
Joseph Mykytyn                                                      157,922<F3>                                 8.00%
James H. Powell                                                     129,748<F4>                                 6.58%
J. Al Cochran                                                       105,503<F5>                                 5.38%
Jimmy W. Jones                                                       93,618<F6>                                 4.78%
Henry P. Wilson                                                      29,107<F7>                                 1.49%
Delmas L. Lindsey                                                    23,464<F8>                                 1.20%
J. Daniel Oliver                                                     22,893<F9>                                 1.17%
Roy N. Vanderslice                                                   22,084<F8>                                 1.13%
M. Gregson Griggs                                                    22,097<F9>                                 1.13%
Jack D. Hall                                                         11,499                                     0.59%
ALL DIRECTORS AND OFFICERS AS A GROUP                            1,031,846<F2> - <F9>                          52.56%

<F1> Mr. Ingram's address is 4524 Shipp Road, Powder Springs, Georgia 30127.
<F2> Includes  currently  exercisable stock options for 29,612 shares,  but does not include 168,623 shares owned by Mr. Prillaman's adult children.
<F3> Includes currently exercisable stock options for 24,802 shares.
<F4> Includes currently exercisable stock options for 25,000 shares.
<F5> Includes currently exercisable stock options for 10,214 shares.
<F6> Includes currently exercisable stock options for 13,048 shares.
<F7> Includes currently exercisable stock options for 6,607 shares.
<F8> Includes currently exercisable stock options for 1,250 shares.
<F9> Includes currently exercisable stock options for 2,500 shares.

Independent's Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

Net Income
----------

         Net income for the three months ended March 31, 2000 was $455,000, compared with $310,000 for the same period in 1999. Diluted earnings per share for the first quarter of 2000 were $0.22, an increase of $0.06, or 38%, compared with the same period in 1999. The return on average shareholders' equity and return on average assets for the first quarter of 2000 were 14.1% and 1.19%, respectively, compared with 10.0% and 0.91%, respectively, for the same period in 1999.

Net Interest Income
-------------------

         Net interest income for the three months ended March 31, 2000 totaled $1.71 million, an increase of $258,000, or 18%, over the same period in 1999. This increase was primarily due to the increase in average interest bearing assets of $20.1 million, or 31%, compared with the first quarter of 1999. The increase in average interest bearing assets was funded by growth in average deposits of $14.2 million and net additional borrowings from the Federal Home Loan Bank of $5.0 million. The net interest margin for the first three months of 2000 was 4.87%, down slightly from the same period in 1999.

Provision for Loan Losses
-------------------------

         The provision for loan losses for the three months ended March 31, 2000 totaled $45,000, a decrease of $31,000 compared with the same period in 1999. As a percentage of average loans on an annualized basis, the provision for loan losses for the first quarter of 2000 was 0.18%. The ratio of allowance for loan losses to outstanding loans at March 31, 2000 was 1.15%, compared with 1.11% at December 31, 1999.

Non-interest Income
-------------------

         Non-interest income for the first three months of 2000 totaled $223,000, a decrease of $36,000, or 14%, from the same period in 1999. Service charges on deposit accounts totaled $111,000 for the first quarter of 2000, an increase of $11,000 over the comparable 1999 period. This increase was primarily attributable to an increase in the volume and number of deposit accounts during the past year.

         Mortgage banking revenue for the first quarter of 2000 was $25,000, a decrease of $71,000, or 74% over the same period in 1999. This decrease is attributable to the general increase in mortgage loan interest rates and corresponding reduction in the demand for mortgage refinance loans.

         Other loan fee income, which includes fees received for issuance of letters of credit and the sale and subsequent servicing of SBA loans, totaled $44,000 for the first three months of 2000. There was no revenue recorded for this income category during the first quarter of 1999.

Non-interest Expense
--------------------

         Total non-interest expense for the three months ended March 31, 2000 was $1.19 million, an increase of $37,000, or 3% over the same period in 1999. Employee salary and benefit expense for the first three months of 2000 decreased by $69,000 compared with the same period in 1999. This decrease is primarily attributable to a decrease in commissions paid to mortgage loan originators, lower group medical insurance premiums, and a decrease in the expense associated with Independent's Stock Incentive Plan and executive supplemental retirement plan.

         Occupancy expense for the first quarter of 2000 increased by $42,000 over the same period in 1999. This increase is primarily attributable to increased building expense (utilities, property taxes, and maintenance) associated with the new full-service office in Marietta, Georgia, that was opened during the fourth quarter of 1998 and increased equipment expense. The increase in equipment expense is principally depreciation and maintenance expense associated with check imaging and desktop computer equipment that was purchased during the second and third quarters of 1999.

         Other non-interest expense for the first three months of 2000 increased by $64,000, or 23%, compared with the same period in 1999. Increases in advertising/customer relations expense, postage and supply expense, professional fees, and data processing expense accounted for $53,000 of the increase in this expense category and are attributable to the general growth of Independent's customer account base.

         Independent's efficiency ratio, which measures a bank's total operating expenses as a percentage of net interest income (before provision for loan losses) plus non-interest income was 61.5% for the first quarter of 2000 compared with 67.3% for the first quarter of 1999.

Income Taxes
------------

         Income taxes for the first three months of 2000 were $246,000, compared with $175,000 for the same period in 1999. The effective tax rate (income tax as a percentage of pre-tax income) for the first three months of 2000 was 35.1%, compared with 36.1% for the same period in 1999.

Balance Sheet Overview
----------------------

         Total assets at March 31, 2000 were $161.1 million, an increase of $16.0 million from year-end 1999. Average assets for the first quarter of 2000 were $153.5 million, compared with $137.8 million for the same period in 1999.

         Total loans at March 31, 2000 were $101.3 million, compared with $101.6 million at year-end 1999. Although Independent originated a significant amount of new loans during the first quarter of 2000, repayments of principal on construction loans that were originated during 1999 by a loan officer who is no longer employed by Independent. Average loans for the first quarter of 2000 were $101.8 million, compared with $89.9 million for the same period in 1999.

         At March 31, 2000, investment securities available for sale were $23.4 million, compared with $18.9 million at year-end 1999. Substantially all of this increase is the result of purchase of securities issued by U. S. Government-sponsored agencies. Total investment securities held to maturity at March 31, 2000 were $6.7 million, compared with $7.2 million at December 31, 1999. The estimated fair market value of investment securities held to maturity at March 31, 2000 was $5.8 million.

         At March 31, 2000, Independent had federal funds sold totaling $16.7 million, an increase of $11.7 million from year-end 1999. This was the result of investing funds received in a short-term deposit described below.

         Total deposits at March 31, 2000 were $141.4 million, compared with $123.4 million at December 31, 1999. Of the total $18 million of deposit growth during the first quarter of 2000, approximately $12 million was related to tax deposits of a local government authority that were place in an interest bearing transaction account for a pre-determined period of time. Subsequent to March 31, 2000, these funds were withdrawn. Average deposits for the first quarter of 2000 were $132.4 million, compared with $111.2 million for the same period in 1999.

Asset Quality
-------------

         Non-performing assets, which includes non-accrual loans, loans past-due 90 days or more and still accruing interest, and other real estate owned totaled $26,000, compared with $30,000 at December 31, 1999. Independent had no other real estate owned as of March 31, 2000 or December 31, 1999.

         The allowance for loan losses at March 31, 2000 totaled $1.16 million, compared with $1.12 million at December 31, 1999. The ratio of allowance for loan losses to outstanding loans at March 31, 2000 was 1.15%, an increase of four basis points from year-end 1999. Net charge-offs for the three months ended March 31, 2000 were $4,000, or 0.02% of average loans on an annualized basis.

          Management believes the allowance for loan losses at March 31, 2000 is sufficient to absorb credit losses inherent in the loan portfolio. This judgment is based on the best available information and involves a significant degree of uncertainty.

Capital and Dividends
---------------------

         The leverage, Tier I risk-based, and total risk-based capital ratios were 8.82%, 11.14%, and 12.10%, respectively, as of March 31, 2000. These three capital ratios are all in excess of the regulatory requirement for "well capitalized" status for a bank at March 31, 2000 and December 31, 1999.

         An annual cash dividend of $0.20 per common share was paid during the first quarter of 2000, representing an increase 33% over the 1999 dividend level. The dividend of $0.20 per common share represented a payout ratio for the year 2000 of 24% of net income for the year ended December 31, 1999.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1999 AND 1998

Income Statement Review
-----------------------

         Net income was $1.62 million in 1999, an increase of 47% from the $1.10 million earned in 1998. Diluted earnings per share were $0.82 for 1999, compared with $0.55 reported for 1998, an increase of 49%. Return on average assets and return on average shareholders' equity for 1999 were 1.16% and 13.75%, respectively, compared with 0.92% and 9.85%, respectively, for 1998 and 0.83% and 7.32%, respectively, for 1997.

Net Interest Income
-------------------

         Net interest income, which represents the difference between interest earned on assets and interest paid on deposits and other borrowings, is the single largest component of Independent's operating income. Net interest income totaled $6.29 million in 1999, compared with $5.36 million in 1998 and $4.28 million in 1997. The increase in net interest income during the past two years is primarily attributable to the increase in average interest earning assets, funded with both new deposits and borrowings from the Federal Home Loan Bank. The net interest margin, on a tax-equivalent basis, was 4.97% in 1999, compared with 4.92% in 1998 and 4.84% in 1997.

         The following table shows, for the past three years, the relationship between interest income and interest expense and the average balances of interest earning assets and interest bearing liabilities.


Table 1 - Average Consolidated Balance Sheets and Net Interest Analysis For the Years Ended December 31
In Thousands

                                               1999                       1998                        1997
                                   --------------------------- -------------------------- --------------------------
                                    Average   Interest   Avg.   Average  Interest   Avg.    Average  Interest  Avg.
                                    Balance     <F1>     Rate   Balance    <F1>    Rate     Balance    <F1>    Rate

ASSETS:
Interest-earning assets:
  Loans, net of unearned income    $  96,005   $9,471   9.87%    $78,135  $8,329  10.66%    $62,372   $6,890 11.05%
<F2>
  Taxable investments                 25,919    1,388   5.36%     23,446   1,252   5.34%     22,717    1,245  5.48%
  Tax-exempt investments                 737       50   6.78%        269      18   6.69%        275       18  6.55%
  Federal funds sold
    and other interest income          4,192      204   4.87%      7,149     385   5.39%      3,360      186  5.54%
                                   ------------------          -----------------          ------------------
TOTAL INTEREST-EARNING ASSETS /
  INTEREST INCOME                    126,853   11,113   8.76%    108,999   9,984   9.16%     88,724    8,339  9.40%
                                   ------------------          -----------------          ------------------
NON-INTEREST-EARNING ASSETS:
  Allowance for loan losses           (1,019)                       (802)                      (662)
  Cash and due from banks              4,186                       3,567                      2,481
  Premises and equipment               5,328                       3,597                      3,263
  Other assets                         4,123                       4,438                      3,098
                                   ---------                   ---------                  ---------
TOTAL ASSETS                       $ 139,471                    $119,799                    $96,904
                                   =========                   =========                  =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing deposits:
    Transaction accounts           $  41,525   $1,357   3.27%    $34,209  $1,347   3.94%    $25,803   $1,037  4.02%
    Savings deposits                   5,278      127   2.41%      4,312     142   3.29%      3,453      115  3.33%
    Certificates of deposit           54,120    2,951   5.45%     50,035   2,946   5.89%     44,670    2,722  6.09%
                                  -------------------          -----------------          ------------------
    Total interest-bearing           100,923    4,435   4.39%     88,556   4,435   5.01%     73,926    3,874  5.24%
deposits                          -------------------          -----------------          ------------------

Long-term debt and other               5,846      371   6.35%      2,878     188   6.53%      2,254      175   7.76%
borrowings                         ------------------          -----------------          ------------------
  Total borrowed funds                 5,846      371   6.35%      2,878     188   6.53%      2,254      175  7.76%
                                   ------------------          -----------------          ------------------
TOTAL INTEREST-BEARING
LIABILITIES /
  INTEREST EXPENSE                   106,769    4,806   4.50%     91,434   4,623   5.06%     76,180    4,049  5.32%
NON-INTEREST-BEARING LIABILITIES:
  Non-interest-bearing deposits       17,770                      14,390                     10,718
  Other liabilities                    3,142                       2,812                      2,908
                                   ---------                   ---------                  ---------
  Total liabilities                  127,681                     108,636                     89,806
                                   ---------                   ---------                  ---------
Shareholders' equity                  11,790                      11,163                      7,098
                                   ---------                   ---------                  ---------
TOTAL LIABILITIES
  AND SHAREHOLDERS' EQUITY       $   139,471                    $119,799                    $96,904
                                   =========                   =========                  =========
Net interest-rate spread                                4.26%                      4.10%                      4.08%
Impact of non-interest bearing
  sources and other changes in
  balance sheet composition                             0.71%                      0.82%                      0.76%
                                                      ------                     ------                      -----
NET INTEREST INCOME /
  MARGIN ON INTEREST-EARNING                   $6,307   4.97%             $5,361   4.92%              $4,290  4.84%
  ASSETS <F3>                               =================           ================           ================

<F1>     Interest  income on tax-exempt  securities and loans has been increased by 50% to reflect comparable interest on taxable securities.
<F2>     For computational purposes, includes non-accrual loans.
<F3>     Tax equivalent net interest  income as a percentage of average  earning assets

         The following table shows the relative impact on net interest income of changes in the average outstanding balances (volume) of interest earning assets and interest bearing liabilities and the rates earned and paid by Independent on such assets and liabilities from 1997 to 1998 and 1998 to 1999. Variances resulting from a combination of changes in rate and volume are allocated in proportion to the absolute dollar amounts of the change in each category.


Table 2 - Change in Interest Income and Expense On a Tax Equivalent Basis <F1> In Thousands

                                                     1999 Compared to 1998 Increase          1998 Compared to 1997 Increase
                                                               (Decrease)                              (Decrease)
                                                   in Interest Income and Expense Due    in Interest Income and Expense Due to
                                                             to Changes In:                           Changes In:
                                                     Volume       Rate         Total        Volume        Rate         Total
                                                  ------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Loans                                             $     1,798    $   (656)    $  1,142     $   1,741    $   (302)    $   1,439
Taxable Investments                                       132           4          136            40         (33)            7
Tax-exempt investments                                     32          --           32            --          --            --
Federal funds sold
   and other interest income                             (147)        (34)        (181)          210         (11)          199
                                                  ----------------------------------------------------------------------------
TOTAL INTEREST-EARNING ASSETS                     $     1,815    $   (686)    $  1,129     $   1,991    $   (346)    $   1,645

INTEREST-BEARING LIABILITIES:
Transaction accounts                              $       261    $   (251)    $     10     $     338    $    (28)    $     310
Savings deposits                                           28         (43)         (15)           29          (2)           27
Certificates of deposit                                   231        (226)           5           327        (103)          224
                                                  ----------------------------------------------------------------------------
   Total interest-bearing deposits                $       520    $   (520)    $     --     $     694    $   (133)    $     561

Long-term debt and other borrowings                       189          (6)         183            48         (35)           13
                                                  ----------------------------------------------------------------------------
   Total borrowed funds                                   189          (6)         183            48         (35)           13
                                                  ----------------------------------------------------------------------------
TOTAL INTEREST-BEARING LIABILITIES                $       709    $   (526)    $    183     $     742    $   (168)    $     574
                                                  ----------------------------------------------------------------------------
INCREASE (DECREASE)
   IN NET INTEREST INCOME                         $     1,106    $   (160)    $    946     $   1,249    $   (178)    $   1,071
                                                  ============================================================================

<F1>     Variances  resulting  from a combination  of changes in rate and volume are allocated in proportion to the absolute dollar amounts of the change in each category.

Provision for Loan Loss
-----------------------

         The provision for loan losses in 1999 was $242,000, compared with $202,000 in 1998 and $262,000 in 1997. As a percentage of average outstanding loans, the provisions recorded in 1999, 1998, and 1997 were 0.25%, 0.26%, and 0.42%, respectively. Net loan charge-offs as a percentage of average outstanding loans for 1999 were 0.00%, compared with 0.04% in 1998 and 0.26% in 1997.

         The provision for loan losses is based on management's evaluation of inherent risks in the loan portfolio as of the balance sheet date and in conjunction with an analysis of the adequacy of the allowance for loan losses. Management believes that the allowance for loan losses is adequate as of the balance sheet date.

Non-interest Income
-------------------

         Total non-interest income for 1999 was $1.1 million, compared with $938,000 in 1998 and $671,000 in 1997. The principal source of non-interest income for Independent is service charges and fees on deposit accounts. Total service charges on deposit accounts for 1999 were $467,000, compared with $419,000 in 1998, and $367,000 in 1997. This revenue growth from 1998 to 1999 is attributed to the increased number of deposit accounts and changes to the fee pricing structure; the increase from 1997 to 1998 is primarily due to the increased number of deposit accounts.

         Mortgage banking and other loan fee income totaled $398,000 in 1999, compared with $380,000 in 1998 and $222,000 in 1997. This income category includes fees received for the origination and sale of residential mortgage loans and the related servicing assets to third parties and fees related to the origination, sale and subsequent servicing of commercial loans guaranteed by the Small Business Administration. The increase in this income category from 1998 to 1999 was the result of an increase in SBA loan fees of approximately $46,000, offset by a decrease in mortgage banking fees due to the decrease in mortgage refinance activity resulting from higher interest rates. The increase in fees from 1997 to 1998 was primarily attributed to a strong demand for mortgage refinance loans due to lower interest rates and to the Independent's initial entry into the SBA lender program.

         Other non-interest income for 1999 was $238,000, compared with $138,000 in 1998 and $88,000 in 1997. The increase in this income category from 1998 to 1999 is primarily attributed to: an increase in safe deposit box rental fees; check printing fees associated with a new in-house print production system that was introduced in late 1998; commissions received for a program which clears the company's official checks through a third-party processor that was renegotiated during the third quarter of 1998; and increased revenue related to increase in value of company-owned life insurance policies. The increase in other non-interest income from 1997 to 1998 is primarily attributed to improved brokerage services commissions; fees associated with the third party check processing program described above; and increased revenue related to the increase in value of company-owned life insurance policies.

Non-interest Expense
--------------------

         Total non-interest expense for 1999 was $4.7 million, compared with $4.4 million in 1998 and $3.5 million in 1997. The single largest component of non-interest expense is employee salary and benefits, which totaled $2.8 million in 1999, compared with $2.8 million in 1998 and $2.1 million in 1997. The increase in salary and benefit expense from 1997 to 1998 of approximately 32% was primarily due to the opening of two new banking facilities, a limited service branch in Alpharetta, Georgia and a temporary banking office in Marietta, Georgia. The increase in salary and benefit expense from 1998 to 1999 was approximately one percent. This lower percentage increase is primarily attributable to staff reduction resulting from closure of the limited service branch opened in 1997 on December 31, 1998 and the elimination of three management positions during 1999.

         Occupancy and equipment expense for 1999 was $755,000, compared with $564,000 in 1998 and $468,000 in 1997. The increase in this expense category in 1999 is primarily attributed to depreciation expense for new full-service banking facility located in Marietta, Georgia, which was occupied during the fourth quarter of 1998 and replaced the temporary building; costs associated with check image processing introduced in mid-1999; and increased equipment depreciation expense related to the purchase of desktop computers acquired as part of the Year 2000 remediation project.

         Other operating expense for 1999 totaled $1.2 million, compared with $1.1 million in 1998 and $1 million in 1997. The increases during 1999 and 1998 are primarily related to increases in postage, stationery, supply, data processing, and telephone expenses resulting from growth.

         Independent's efficiency ratio, which measures a bank's total operating expenses as a percentage of net interest income (before provision for loan losses) plus non-interest income, was 64.2% for 1999, compared with 70.6% and 71.5% for 1998 and 1997, respectively. This improvement in operating efficiency is attributed to Independent's revenue growth over the past two years exceeding the need to proportionally increase operating expenses.

Income Taxes
------------

         Independent had income tax expense of $785,000 in 1999, compared with $550,000 in 1998 and $346,000 in 1997. Independent's effective tax rates (expressed as a percentage of pre-tax income) for 1999, 1998, and 1997 were 32.6%, 33.3%, and 30.1%, respectively. The effective tax rates are lower than the statutory federal tax rate primarily because of interest income on certain investment securities that is exempt from income taxes.

Balance Sheet Overview
----------------------

         Total assets at December 31, 1999 were $145.1 million, compared with $127.3 million and $108.1 million at year-end 1998 and 1997, respectively. Average assets for 1999, 1998, and 1997 were $139.5 million, $119.8 million, and $96.9 million, respectively. The significant asset growth experienced by Independent during the past three years is attributed to the strong economic conditions in the local market area in which Independent operates.

Loans
-----
         Total loans at December 31, 1999 were $101.6 million, compared with $87.8 million at December 31, 1998 and $71.3 million at December 31, 1997. Average loans for 1999, 1998, and 1997 were $96 million, $78.1 million, and $62.4 million, respectively. Loan growth has been particularly strong in the categories of construction/development and consumer loans during the past three years.

         The following table presents a summary of the loan portfolio by loan type as of December 31 for the years 1995 through 1999.

Table 3 - Loan Portfolio
In Thousands

                                                                              December 31,
                                                1999            1998              1997              1996             1995
                                            --------------------------------------------------------------------------------
Commercial                                   $ 21,719          $ 25,419         $ 23,050          $ 18,986         $ 11,531
Real estate - construction                     37,458            31,058           22,308            10,218            4,352
Real estate - mortgage                         29,867            24,119           21,016            16,550           16,286
Consumer                                       12,531             7,186            4,894             4,295            5,407
                                            --------------------------------------------------------------------------------
     Total loans                             $101,575          $ 87,782         $ 71,268          $ 50,049         $ 37,576
                                            ================================================================================


As a percentage of total loans:                1999             1998             1997              1996             1995
                                            --------------------------------------------------------------------------------
Commercial                                      21.4%            29.0%            32.3%             37.9%            30.7%
Real estate - construction                      36.9%            35.3%            31.3%             20.4%            11.6%
Real estate - mortgage                          29.4%            27.5%            29.5%             33.1%            43.3%
Consumer                                        12.3%             8.2%             6.9%              8.6%            14.4%
                                            --------------------------------------------------------------------------------
     Total loans                               100.0%           100.0%           100.0%            100.0%           100.0%
                                            ================================================================================


         The decrease in commercial loans from 1998 to 1999 is attributable to the reclassification of certain loans from the commercial category to the real estate mortgage category during 1999 and the introduction of the SBA lending program, which resulted in the sale of approximately $2.0 million of commercial loans that would have otherwise been retained in the portfolio.

         Substantially all of Independent's loans are to customers located in its immediate market area of Cobb, Paulding, and surrounding counties located in northwest Georgia. All loans are underwritten in a prudent manner and structured to minimize Independent's exposure to loss. A significant decline in the value of real estate in Independent's primary market or a downturn in the local economy could, however, result in an increase in the provision for loan losses and charge-offs.

         The following table sets forth the maturity distribution of real estate construction and commercial loans, including the interest sensitivity for loans maturing in more than one year, as of December 31, 1999.

Loan Portfolio Maturity
(dollar amounts in thousands)

                                                                                          Rate Structure for Loans
                                                          Maturity                          Maturing Over One Year
                                  ----------------------------------------------------------------------------------
                                   One Year     One through      Over Five                 Fixed Rate      Floating
                                   or less      Five Years       Years          Total                        Rate
--------------------------------------------------------------------------------------------------------------------
Commercial                        $ 7,626        $ 9,742        $ 4,351       $21,719        $ 7,878        $  6,215
Real estate - construction          2,711         34,747           --          37,458         22,158          12,589
                                  ----------------------------------------------------------------------------------
   Total                          $10,337        $44,489        $ 4,351        $59,177        $30,036        $18,804
                                  ==================================================================================



Asset Quality
-------------

         Non-performing loans, which include non-accrual loans and loans past due over 90 days and still on accrual status, totaled $30,000 at December 31, 1999, compared with $98,000 at December 31, 1998 and $166,000 at December 31, 1997. At December 31, 1999, the ratio of non-performing loans to total loans was 0.03%, compared with 0.11% and 0.23% at year-end 1998 and 1997, respectively. Non-performing assets, which include non-performing loans and foreclosed real estate, totaled $30,000 at December 31, 1999, compared with $218,000 and December 31, 1998 and $351,000 at December 31, 1997.

         It is Independent's policy to place a loan on non-accrual status when, in the opinion of management, the principal and interest on a loan is not likely to be repaid in accordance with the loan terms or when a loan becomes 90 days past-due. When a loan is placed on non-accrual, all accrued but unpaid interest is reversed against current interest income. Depending on management's evaluation of the borrower's financial condition and the loan collateral, interest on a non-accrual loan may be recognized on a cash basis as payments are received.

         The table below presents Independent's non-performing loans and assets at December 31 for each of the past five years.


Table 5 - Non-Performing Assets
In thousands

                                                                                 December 31,
                                                       1999            1998            1997           1996            1995
----------------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                    $   30           $  98           $  166        $  223          $  467
Loans past due 90 days or more and still
    accruing                                             --              --               --            --              --
                                                     ---------------------------------------------------------------------
    Total non-performing loans                           30              98              166           223             467
Other real estate owned                                  --             120              185           389           1,274
                                                     ---------------------------------------------------------------------
    Total non-performing assets                      $   30          $  218           $  351        $  612         $ 1,741
                                                     =====================================================================

Total non-performing loans as a percentage of
    total loans                                       0.03%           0.11%            0.23%         0.45%           1.24%
Total non-performing assets as a percentage
    of total assets                                   0.02%           0.17%            0.32%         0.74%           2.64%

         At December 31, 1999, there were loans within Independent's portfolio that were not classified as non-performing but for which known information about the borrower's financial condition caused management to have concerns about the ability of the borrowers to comply with the repayment terms of the loans. These loans are identified and monitored through a routine loan review process and are considered in the determination of the allowance for loan losses. Based on management's evaluation of current market conditions, loan collateral, and secondary sources of repayment, no significant losses are anticipated in connection with these loans.

         The table below summarizes changes in the allowance for loan losses for each of the past five years.

Table 6 -Allowance for Loan Losses
(dollar amounts in thousands)

                                                                                 Years Ended December 31,
                                                              1999           1998           1997           1996          1995
------------------------------------------------------------------------------------------------------------------------------
Balance beginning of period                                $    878        $    705       $    608      $    661      $    727
Provision for loan losses                                       242             201            262            26            45
Amounts charged-off:
   Commercial                                                    --               7            120            74            69
   Real estate - construction                                    --              --             --            --            --
   Real estate - mortgage                                        --              50             39             6            57
   Consumer                                                      32              17             31            49            64
                                                           -------------------------------------------------------------------
      Total loans charged-off                                    32              74            190           129           190
Recoveries of charged-off loans:
   Commercial                                                    13               9              3            25            28
   Real estate - construction                                    --              --             --            --            --
   Real estate - mortgage                                        --              28              1             3             1
   Consumer                                                      23               9             21            22            50
                                                           -------------------------------------------------------------------
      Total recoveries                                           36              46             25            50            79
                                                           -------------------------------------------------------------------
   Net charge-offs                                               (4)             28            165            79           111
                                                           -------------------------------------------------------------------
Balance end of period                                      $  1,124        $    878       $   705       $   608       $    661
                                                           ===================================================================

Total loans:                                               $101,576        $ 87,782       $ 71,268      $ 50,049      $ 37,576
   At year-end                                             $ 96,005        $ 78,135       $ 62,372      $ 43,813      $ 40,076
   Average
As a percentage of average loans:
   Net charge-offs                                            0.00%           0.04%          0.26%         0.18%         0.28%
   Provision for loan losses                                  0.25%           0.26%          0.42%         0.06%         0.11%
Allowance as a percentage of year-end loans                   1.11%           1.00%          0.99%         1.21%         1.76%


Securities
----------

         Total securities at December 31, 1999 were $26.1 million, compared with $26.2 million and $24.1 million at year-end 1998 and 1997, respectively. Total securities at December 31, 1999 included $7.2 million of securities classified as held to maturity, which had an estimated fair value of $6.1 million. Average securities for 1999, 1998, and 1997 were $26.7 million, $23.7 million and $23.0 million, respectively. The composition and growth in the securities portfolio is reflective of management's desire to provide balance sheet liquidity while providing a stable source of interest income that has virtually no credit risk. The securities portfolio at year-end 1999 consists of U.S. Government agency and mortgage-backed securities.

         The following table shows the carrying value of securities, by security type, as of December 31, 1999, 1998, and 1997.

Table 7 - Carrying Value of Securities
in thousands

Available for Sale

                                                                              December 31,
                                                        1999                     1998                      1997
-----------------------------------------------------------------------------------------------------------------
U.S. Treasury                                        $      --                $   1,525                $    2,016
U.S. Government agencies                                12,038                    9,956                    10,842
State and political subdivisions                           809                       --                        --
Mortgage-backed securities                               5,458                    6,442                     1,752
Other securities                                           529                      563                       658
                                                     ------------------------------------------------------------
     Total                                           $  18,834                $  18,486                $   15,268
                                                     ============================================================


Held to Maturity

                                                                             December 31,
                                                       1999                    1998                      1997
-----------------------------------------------------------------------------------------------------------------
U.S. Treasury                                         $    499                 $    498                  $    496
U.S. Government agencies                                 6,075                    6,072                     6,815
State and political subdivisions                           260                      266                       272
Mortgage-backed securities                                 392                      871                     1,247
Other securities                                            --                       --                        --
                                                      -----------------------------------------------------------
     Total                                            $  7,226                $   7,707                 $   8,830
                                                      ===========================================================


The following table shows the expected maturity of the securities portfolio by maturity date and the average yield based on amortized cost as of December 31, 1999.

Table 8 - Maturities and Yields of Securities as of December 31, 1999

                                                               Over One         Over Five
                                                                 Year             Years
                                               One Year         Through          Through            Over
                                               or Less         Five years        Ten Years        Ten Years           Total
                                               ---------------------------------------------------------------------------
U.S. Treasury                                  $   499          $   --           $   --            $    -          $   499
U.S. Government agencies                         2,169          14,496            5,771             1,527           23,963
State and political subdivisions                    --              --              500               569            1,069
Mortgage-backed securities                          --              --               --               529              529
Other securities
                                              ----------------------------------------------------------------------------
     Total                                    $  2,668        $ 14,496          $ 6,271           $ 2,625         $ 26,060
                                              ============================================================================
Weighted average yield                           5.72%           5.85%            4.11%             6.43%            5.48%
Percent of total                                 10.2%           55.6%            24.1%             10.1%           100.0%

Interest Rate Sensitivity ManagemenT
------------------------------------

         Independent actively manages interest rate sensitivity through its Asset/Liability Management Committee. The primary objectives of asset/liability management are to ensure that Independent can meet the investment return expectations of its shareholders in the event that interest rates change and to provide adequate liquidity to meet the needs of customers. Effective interest rate risk management seeks to ensure that both interest sensitive assets and liabilities respond to changes in market rates in a manner that provides for a minimal fluctuation of net interest income, which is the primary source of operating revenue.

         Independent's Asset/Liability Management Committee uses a gap analysis to determine the overall sensitivity of the balance sheet to changes in market interest rates. A negative gap (more liabilities than assets repricing within one year) indicates that the bank's net interest income will fall in a rising rate environment. A positive gap (more assets repricing than liabilities within one year) indicates the bank's net interest income will decline in a falling rate environment.

         The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999 and the amounts that are expected to mature or reprice in each of the five time periods shown. The amounts of assets and liabilities shown are based on contractual terms and maturities.

Table 9 - Interest Rate Gap Sensitivity
(dollar amounts in thousands)

                                                                   One           Four          One       Over Five
                                                                 Through        Through      Through     Years and
                                                                  Three         Twelve        Five        Non-rate
                                                 Immediate        Months        Months        Years      Sensitive       Total
---------------------------------------------------------------------------------------------------------------------------------
Interest earning assets:
     Federal funds sold                          $  5,000       $   --        $   --        $   --        $   --         $  5,000
     Securities                                      --            1,100         7,033        13,609         4,318         26,060
       Loans                                       56,427          3,878         6,948        18,816        15,507        101,576
                                                 --------------------------------------------------------------------------------
         Total interest earning assets           $ 61,427       $  4,978      $ 13,981      $ 32,425      $ 19,825       $132,636
                                                 --------------------------------------------------------------------------------

Interest bearing liabilities:
     Demand deposits                                 --           38,333          --            --            --           38,333
     Savings deposits                                --            5,169          --            --            --            5,169
     Time deposits                                   --            8,864        33,197        21,184            61         63,306
     FHLB advances                                   --             --           2,000         1,107         3,600          6,707

                                                 --------------------------------------------------------------------------------
       Total interest bearing liabilities            --           52,366        35,197        22,291         3,661        113,515
                                                 --------------------------------------------------------------------------------
Non-interest bearing sources of funds                --             --            --            --          16,614         16,614
                                                 --------------------------------------------------------------------------------
    Interest sensitivity gap                      61,427        (47,388)      (21,216)       10,134          (450)         2,507
                                                 --------------------------------------------------------------------------------
    Cumulative sensitivity gap                  $ 61,427       $ 14,039      $ (7,177)     $  2,957      $  2,507       $   --
                                                 ================================================================================

     Percentage of assets repricing                46.31%          3.75%        10.54%        24.45%        14.95%        100.00%


         At December 31, 1999, the one-year gap was a negative $7.2 million. This indicates that Independent's net interest income will decrease in a rising rate environment and increase in a declining rate environment. This is commonly referred to as being "liability sensitive." There are significant limitations of gap analysis for determining the impact of rate changes on a bank's net interest income. For example, although certain assets and liabilities may have similar maturity or repricing characteristics, they may react differently to changes in market rates. In addition, some assets that have adjustable rates may have contractual terms that limit the frequency and amount of rate increases.

Deposits and Other Borrowings
-----------------------------

         Total deposits at December 31, 1999 were $123.4 million, compared with $109.8 million and $92.8 million at year-end 1998 and 1997, respectively. Average deposits for 1999, 1998, and 1997 were $118.7 million, $102.9 million and $84.6 million, respectively. As a community-oriented bank, Independent views core deposits as the primary source of funding growth in interest earning assets.

         Time deposits of $100,000 or more totaled $20.7 million at December 31, 1999, compared with $14.8 million and $15.3 million at year-end 1998 and 1997, respectively. Independent had no brokered deposits at year-end 1999, 1998, or 1997.

         The following table sets forth the maturities of time deposits of $100,000 and greater as of December 31, 1999.

Table 9 - Maturities of Time Deposits of $100,000 and Greater
(dollar amounts in thousands)

Three months or less                                   $ 2,391
Over three months through six months                     1,666
Over six months through twelve months                   11,846
Over one year                                            4,748
                                                       -------
     TOTAL                                             $20,651
                                                       =======

Capital, Liquidity, and Dividends
---------------------------------

         Total shareholders' equity at December 31, 1999 was $13.0 million, compared with $12.2 million and $11.4 million at year-end 1998 and 1997, respectively. Total cash dividends of $0.15 per share were paid in 1999, compared with $0.10 and $0.06 in 1998 and 1997, respectively. The dividend payout ratios, as a percentage of net income, for 1999, 1998, and 1997 were approximately 27%, 17%, and 26%, respectively.

         During September 1997, Independent completed a stock offering of 831,796 shares that were substantially sold to existing shareholders at a price of $6.00 per share. These shares were not registered under the Securities Act of 1933. The net proceeds from the stock sale were contributed as capital to Independent Bank & Trust to allow for additional asset growth.

         Independent is subject to various regulatory capital requirements administered by banking regulatory agencies. The minimum ratios for a bank to be considered "well capitalized" as defined by banking regulations are five percent for leverage ratio, six percent for Tier I capital ratio, and ten percent for total risk-based capital ratio. The table below shows Independent Bank & Trust's capital ratios as of December 31, 1999 and 1998 and the amounts required for capital adequacy purposes.

Table 11 - Regulatory Capital
(dollar amounts in thousands)

                                             Leverage                       Tier I Risk-based                   Total Risk-based
                                   ------------------------         ----------------------------         ------------------------
1999                                  Actual           Ratio           Actual              Ratio            Actual           Ratio
----                                  ------           -----           ------              -----            ------           -----
Actual Amount                      $  13,456           9.03%         $  13,456             11.93%         $ 14,581           12.92%
Regulatory Minimum                     4,470           3.00%             4,513              4.00%            9,027            8.00%
                                   -----------------------------------------------------------------------------------------------
Excess                             $   8,986           6.03%         $   8,943               7.93         $  5,554            4.92%

1998
----
Actual Amount                         12,138           9.28%            12,138             12.87%           13,016           13.27%
Regulatory Minimum                     3,924           3.00%             3,923              4.00%            7,845            8.00%
                                   -------------------------------------------------------------------------------------------------
Excess                             $   8,214           6.28%         $   8,215              8.87%         $  5,171            5.27%

<F1>      As of December 31, 1999 and 1998,  the most recent  notification  from the FDIC categorized Independent Bank & Trust Company as "well capitalized" under the current regulatory framework for prompt corrective action. Prompt corrective action guidelines to do not apply to bank holding companies.

         Independent's liquidity management policy is designed to ensure that the daily cash flow needs of Independent Bank & Trust and its customers (both depositors and borrowers) are met in a cost-effective manner. Liquidity represents the ability of a bank to convert assets into cash or to obtain additional funds through borrowings. In the opinion of management, Independent's liquidity position at December 31, 1999 is sufficient to meet expected cash flow requirements. Reference should be made to the statements of cash flows appearing in the consolidated financial statements for a three-year analysis of the changes in cash (and equivalents) attributed to operating, investing, and financing activities.

Impact of Inflation and Price Changes
-------------------------------------

         Independent's asset and liabilities, like most financial services companies, are mostly financial in nature. Unlike industrial firms, relatively little investment is held in fixed assets or inventory. Inflation can have a significant impact on asset growth and the resulting need to increase equity capital at higher than expected rates to maintain required capital ratios.

         Management believes the potential impact of inflation on the Independent's financial performance is dependent upon how well Independent reacts to inflationary pressures. Independent's asset/liability management policy and the periodic review of the pricing of Independent's banking products and services are both designed to manage the risk of inflation.

Year 2000
---------

                  Independent complied with all aspects of the Federal Financial Institutions Examination Council's directive that established key milestones that all financial institutions needed to meet with regard to Year 2000 testing and remediation. None of Independent's systems sustained a failure related to Year 2000 and no contingency plans were subject to implementation as a result of system failure. Independent established a budget of $180,000 for Year 2000 testing and remediation and, as of December 31, 1999, approximately $200,000 was actually spent and no additional expenditures are expected. In accordance with recently issued accounting guidelines on how Year 2000 costs should be recognized for financial statement purposes, Independent recognized as current period expense all costs associated with the consulting, inventory, testing, and resources components of the Year 2000 budget. Independent funded the costs associated with preparing for Year 2000 out of its normal operating cash flows.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The following unaudited condensed pro forma consolidated financial statements have been prepared from the historical results of operations of United and to give effect to the pending acquisition of Independent. These statements should be read in conjunction with the historical consolidated financial statements of United, including the notes thereto, included elsewhere in this proxy statement/prospectus. The pro forma combined results are not necessarily indicative of the combined results of future operations.

         In the Independent merger, United will exchange 0.4211 of a share of United common stock for each share of Independent common stock. Independent had 2,067,431 shares of common stock outstanding at May 1, 2000, which will be exchanged for approximately 870,595 shares of United common stock.

         In connection with the Independent merger, United and Independent expect to incur pre-tax merger related charges of approximately $2.3 million. These charges are expected to include approximately $1,040,000 of occupancy related charges (equipment write-offs and contract terminations), $170,000 of merger-related professional fees (investment banking, accounting, and legal), $920,000 of losses incurred to liquidate certain investment securities, and $200,000 in other merger costs.

         In the North Point merger, United will exchange 2.2368 shares of United common stock for each share of North Point common stock. North Point had 428,385 shares of common stock outstanding at May 1, 2000, which will be exchanged for approximately 958,211 shartes of United common stock.

         In connection with the North Point merger, United and North Point expect to incur pre-tax merger related charges of approximately $1.3 million. Ttese charges are expected to include approximately $250,000 of severance and change in control related payments, $880,000 of occupance related charges (equipment write-offs and contract terminations), $135,000 of merger-related professional fees (accounting and legal), and $35,000 in other merger costs.

         These amounts and the related tax effects have not been reflected in the unaudited pro forma consolidated financial information because they will not have a material impact on the shareholders' equity of the combined company and are not expected to have a continuing impact on the operations of the combined company.

UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Balance Sheet
March 31, 2000
(dollar amounts in thousands)

                                                                                                                          Pro Forma
                                                                                      Pro Forma                            Consoli-
                                              United as     Historical                 Consoli-    Historical               Dated
                                              Reported     Independent   Adjustments     Dated    North Point Adjustments
                                              --------     -----------   -----------     -----    -----------------------  ---------
ASSETS
Cash and due from banks                      $    82,294         5,168                   87,462      7,295                   94,757
Federal funds sold                                   170        16,676                   16,846         --                   16,846
                                             --------------------------------------------------------------------------------------
     Cash and cash equivalents                    82,464        21,844          --      104,308      7,295                  111,603

Securities held to maturity                           --         6,704                    6,704      3,544                   10,248
  (estimated fair vales of
   $3,784 and $6,169)
Securities available for sale                    548,670        23,394                  572,064     25,111                  597,175
Mortgage loans held for sale                       4,588            --                    4,588         --                    4,588
Loans, net of unearned income                  1,459,469       101,294                1,560,763     75,336                1,636,099
   Less: Allowance for loan losses               (18,922)       (1,166)                 (20,088)    (1,210)                 (21,298)
                                             --------------------------------------------------------------------------------------
             Loans, net                        1,440,547       100,128          --    1,540,675     74,126                1,614,801

Premises and equipment, net                       47,644         5,486          --       53,130      2,796                   55,926
Other assets                                      50,708         3,528                   54,236      2,238                   56,474
                                             --------------------------------------------------------------------------------------
         Total assets                        $ 2,174,621       161,084                2,335,705    115,110                2,450,815
                                             ======================================================================================

LIABILITIES AND SHAREHOLDERS EQUITY
Deposits:
     Demand                                  $   210,248        20,160                  230,408     18,536                  248,944
     Interest bearing demand                     335,448        51,783                  404,231     31,175                  435,406
    Savings                                       78,147         5,381                   83,528      5,643                   89,171
     Time                                      1,027,642        64,117                1,091,759     48,284                1,140,043
                                             --------------------------------------------------------------------------------------
         Total deposits                        1,668,485       141,441          --    1,809,926    103,638                1,913,564

Accrued expenses and other liabilities            20,149         1,630                   21,779        595                   22,374
Federal funds purchased and repurchase            33,760            --                   33,760      1,488                   35,248
agreements
Federal Home Loan Bank advances                  309,940         4,471                  314,411         --                  314,411
Long-term debt and other borrowings               19,331            --                   19,331         --                   19,331
Convertible subordinated debentures                3,500            --                    3,500         --                    3,500
Guaranteed preferred beneficial interests in
  company's junior subordinated debentures
  (Trust Preferred Securities)                    21,000            --                   21,000         --                   21,000
                                             --------------------------------------------------------------------------------------
      Total liabilities                        2,076,165       147,542          --    2,223,707    105,721                2,329,428

Commitments and contingent liabilities:
Redeemable common stock held by KSOP (44,432
  shares outstanding)                                 --           577          --          577                                 577

Shareholders' Equity:
      Preferred stock                                 --            --          --           --         --                       --
      Common stock                                 8,034         1,948      (1,948)       8,854      2,142       (2,142)      9,811
                                                                               820                                  957
      Capital surplus                             30,310         8,615      (8,615)      40,053      1,985       (1,985)     43,223
                                                                             9,743                                3,170
      Retained earnings                           69,807         2,888                   72,695      5,861                   78,556

     Accumulated other comprehensive income       (9,695)         (486)         --      (10,181)      (599)                 (10,780)
       (loss)
                                             --------------------------------------------------------------------------------------
       Total shareholders' equity                 98,456        12,965          --      111,421      9,389                  120,810

                                             --------------------------------------------------------------------------------------
   Total liabilities and shareholders'
        equity                               $ 2,174,621       161,084          --    2,335,705    115,110                2,450,815
                                             ======================================================================================

Outstanding common shares                          8,034         1,948                    8,854                               9,811
Book value per common share                  $     12.25          6.66                    12.58                               12.31

See notes to pro forma condensed consolidated financial statements.

UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Three Months Ended March 31, 2000
(dollar amounts in thousands)

                                      United as    Historical                 Pro Forma     Historical                   Pro Forma
                                      Reported    Independent  Adjustments   Consolidated  North Point   Adjustments  Consolidated
                                     ---------------------------------------------------------------------------------------------
Interest income                      $   43,431        3,104                      46,535         2,255                     48,790
Interest expense                         24,565        1,391                      25,956         1,060                     27,016
                                     ---------------------------------------------------------------------------------------------
   Net interest income                   18,866        1,713             -        20,579         1,195             -       21,774
Provision for loan losses                 1,546           45                       1,591            20                      1,611
                                     ---------------------------------------------------------------------------------------------
   Net interest income after             17,320        1,668             -        18,988         1,175             -       20,163
   provision for loan losses
Non-interest income                       2,672          223                       2,895           182                      3,095
Non-interest expense                     14,379        1,190                      15,569           814                     16,401
                                     ---------------------------------------------------------------------------------------------
   Income before income taxes             5,613          701             -         6,314           543             -        6,857
                                     ---------------------------------------------------------------------------------------------
Income taxes                              1,789          246                       2,035           151                      2,186
                                     ---------------------------------------------------------------------------------------------
   Net income                        $    3,824          455             -         4,278           392             -        4,671
                                     =============================================================================================

Basic earnings per share             $     0.48         0.23                         0.48                                    0.48
Diluted earnings per share           $     0.47         0.22                         0.47                                    0.47

Basic average shares outstanding          8,034        1,948                        8,854                                   9,812
Diluted average shares outstanding)       8,317        2,023                        9,169                                  10,126



See notes to pro forma condensed consolidated financial statements.

UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Three Months Ended March 31, 1999
(dollar amounts in thousands)

                                         United as    Historical                   Pro Forma     Historical              Pro Forma
                                         Reported    Independent    Adjustments   Consolidated  North Point Adjustments Consolidated
                                        --------------------------------------------------------------------------------------------
Interest income                         $   32,829         2,610                      35,439         1,933                  37,372
Interest expense                            17,395         1,155                      18,550           869                  19,419
                                        ------------------------------------------------------------------------------------------
   Net interest income                      15,434         1,455             -        16,889         1,064           -      17,953
Provision for loan losses                      980            76                       1,056            30                   1,086
                                        ------------------------------------------------------------------------------------------
   Net interest income after                14,454         1,379             -        15,833         1,034           -      16,867
provision for loan losses
Non-interest income                          2,479           259                       2,738           162                   2,900
Non-interest expense                        12,000         1,153                      13,153           676                  13,829
                                        ------------------------------------------------------------------------------------------
   Income before income taxes                4,933           485             -         5,418           520           -       5,938
                                        ------------------------------------------------------------------------------------------
Income taxes                                 1,640           175                       1,815           160                   1,975
                                        ------------------------------------------------------------------------------------------
   Net income                           $    3,293           310             -         3,603           360           -       3,963
                                        ==========================================================================================

Basic earnings per share                $     0.41          0.16                        0.41                                  0.41
Diluted earnings per share              $     0.40          0.16                        0.40                                  0.40

Basic average shares outstanding             8,004         1,948                       8,824                                 9,780
Diluted average shares outstanding           8,293         1,985                       9,129                                10,062



See notes to pro forma condensed consolidated financial statements.

UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Year Ended December 31, 1999
(dollar amounts in thousands)

                                      United as   Historical                   Pro Forma     Historical                Pro Forma
                                       Reported   Independent   Adjustments   Consolidated  North Point  Adjustments Consolidated
                                     --------------------------------------------------------------------------------------------
Interest income                      $   149,740       11,096                     168,992        8,156                   168,992
Interest expense                          81,766        4,805                      90,200        3,629                    90,200
                                     -------------------------------------------------------------------------------------------
   Net interest income                    67,974        6,291             -        78,792        4,527            -       78,792
Provision for loan losses                  5,104          242                       5,966          620                     5,966
                                     -------------------------------------------------------------------------------------------
   Net interest income after              62,870        6,049             -        72,826
provision                                                                                        3,907            -       72,826
   for loan losses
Non-interest income                       10,836        1,103                      12,564          625                    12,564
Non-interest expense                      54,165        4,746                      61,981        3,070                    61,981
                                     -------------------------------------------------------------------------------------------
   Income before income taxes             19,541        2,406             -        24,409        1,462            -       23,409
                                     -------------------------------------------------------------------------------------------
Income taxes                               5,893          785                       7,131          453                     7,131
                                     -------------------------------------------------------------------------------------------
   Net income                        $    13,648        1,621             -        16,278        1,009            -       16,278
                                     ===========================================================================================

Basic earnings per share             $      1.70         0.83                        1.66         2.35                      1.66
Diluted earnings per share           $      1.66         0.82                        1.63         2.35                      1.63

Basic average shares outstanding           8,020        1,945                       9,796          428                     9,796
Diluted average shares outstanding         8,316        1,988                      10,110          428                    10,110



See notes to pro forma condensed consolidated financial statements.

UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Year Ended December 31, 1998
(dollar amounts in thousands)

                                     ---------------------------------------------------------------------------------------------
                                      United as     Historical                   Pro Forma    Historical                Pro Forma
                                       Reported     Independent  Adjustments   Consolidated  North Point  Adjustments Consolidated
                                      -------------------------------------------------------------------------------------------
Interest Income                       $   116,214        9,978                   126,192       7,693                    133,885
Interest expense                           60,004        4,623                    64,627       3,003                     67,630
                                      -----------------------------------------------------------------------------------------
   Net interest income                     56,210        5,355          -         61,565       4,690             -       66,255
Provision for loan losses                   2,612          201                     2,813         200                      3,014
                                      ----------------------------------------------------------------------------------------
   Net interest income after               53,598        5,154          -         58,752       4,490             -       63,241
provision
   for loan losses
Non-interest income                         9,129          938                    10,067         653                     10,720
Non-interest expense                       43,964        4,443                    48,407       2,692                     51,098
                                      -----------------------------------------------------------------------------------------
   Income before income taxes              18,763        1,649          -         20,412       2,451             -       22,863
                                      -----------------------------------------------------------------------------------------
Income taxes                                5,990          549                     6,539         814                      7,353
                                      -----------------------------------------------------------------------------------------
   Net income                         $    12,773        1,100          -         13,873       1,637             -       15,510
                                      =========================================================================================

Basic earnings per share              $      1.60         0.56                      1.58                                   1.59
Diluted earnings per share            $      1.57         0.55                      1.55                                   1.56

Basic average shares outstanding            7,973        1,948                     8,793                                  9,751
Diluted average shares outstanding          8,246        1,995                     9,086                                 10,043


See notes to pro forma condensed consolidated financial statements.

UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Year Ended December 31, 1997
(dollar amounts in thousands)

                                          As        Historical                  Pro Forma     Historical                 Pro Forma
                                       Reported    Independent    Adjustments  Consolidated  North Point   Adjustments  Consolidated
                                     -----------------------------------------------------------------------------------------------
Interest Income                      $     94,188         8,333                    102,521       6,843                    109,364
Interest expense                           48,470         4,049                     52,519       2,802                     55,321
                                     ---------------------------------------------------------------------------------------------
   Net interest income                     45,718         4,284                     50,002       4,041                     54,043
Provision for loan losses                   2,814           262                      3,076         175                      3,251
                                     ---------------------------------------------------------------------------------------------
   Net interest income after               42,904         4,022                     46,926       3,866                     50,792
provision
   for loan losses
Non-interest income                         7,200           671                      7,871         626                      8,497
Non-interest expense                       34,063         3,543                     37,606       2,490                     40,096
                                     ---------------------------------------------------------------------------------------------
   Income before income taxes              16,041         1,150                     17,191       2,002                     19,193
Income taxes                                4,987           346                      5,333         662                      5,995
                                     ---------------------------------------------------------------------------------------------
   Net income                        $     11,054           804                     11,858       1,340                     13,198
                                     =============================================================================================

Basic earnings per share             $       1.42          0.60                                   3.13                       1.41
Diluted earnings per share           $       1.40          0.59                                   3.13                       1.40

Basic average shares outstanding            7,810         1,348                                    428                       9,336
Diluted average shares outstanding          8,031         1,366                                    428                       9,565


See notes to pro forma condensed consolidated financial statements.

                  (THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY)

                 INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.

Description of Business
-----------------------

         United was incorporated under the laws of the state of Georgia in 1987. All of United's activities are currently conducted through its wholly-owned subsidiaries: United Community Bank, organized as a Georgia banking corporation in 1950; Carolina Community Bank, acquired in 1990; Peoples Bank of Fannin County, acquired in 1992; Towns County Bank, also acquired in 1992; White County Bank, acquired in 1995; First Clayton Bank & Trust, acquired in 1998; Bank of Adairsville, acquired in 1999; and 1st Floyd Bank, also acquired in 1999. In addition, United owns two consumer finance companies: United Family Finance Co. and United Family Finance Co. of North Carolina.

         United's executive office is located at 63 Highway 515, Blairsville, Georgia 30512, and its telephone number is (706) 745-2151. United has not been convicted in a criminal proceeding during the past five years, nor has it been a party to any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

         At March 31, 2000, United had total consolidated assets of approximately $2.2 billion, total loans of approximately $1.5 billion, total deposits of approximately 1.7 billion, and shareholders' equity of approximately $98.5 million.

         United's banks are community-oriented and offer a full range of retail and corporate banking services, including checking, savings, and time deposit accounts, secured and unsecured loans, wire transfers, trust services, and rental of safe deposit boxes. As of December 31, 1999, United's banks operated a total of 34 locations. To emphasize the commitment to community banking, both United Community Bank and Peoples Bank of Fannin County operate offices under trade names that are closely identified with the communities in which they are located. United Community Bank operates two offices in Union County under the trade name "Union County Bank," two offices in Lumpkin County, Georgia, under the trade name "United Community Bank of Lumpkin County," two offices in Habersham County, Georgia, under the trade name "First Bank of Habersham," and one office in Hall County, Georgia, under the trade name "United Community Bank of Hall County." Peoples Bank of Fannin County operates one office in Gilmer
County, Georgia, under the trade name of "United Community Bank of Gilmer County." The operation of bank offices under trade names is permissible under current state and federal banking regulations and requires certain customer disclosures, which both United Community Bank and Peoples Bank of Fannin County provide.

         The Mortgage People Company, a division of United Community Bank, is a full-service retail mortgage lending operation approved as a seller/servicer for Federal National Mortgage Association and Federal Home Mortgage Corporation. The Mortgage People Company was organized to provide fixed and adjustable-rate mortgages. During 1999, it originated $129 million of residential mortgage loans for the purchase of homes and to refinance existing mortgage debt, substantially all of which were sold along with the servicing rights into the secondary market with no recourse.

         United operates two consumer finance companies: United Family Finance Co., which operates two offices in Georgia, and United Family Finance Co. of North Carolina, which operates two offices in North Carolina. In addition, United owns an insurance agency, United Agencies, Inc.

Recent Developments
-------------------

         United is currently conducting a public offering of between 350,000 and 450,000 shares of United common stock at $38.00 per share. Through the offering, United plans to raise between $13.3 and $17.1 million in additional capital for its subsidiary banks and for general corporate purposes.

        On March 3, United entered into separate agreements to acquire North Point Bancshares, Inc., and Independent Bancshares, Inc., in exchange for 958,211 and 870,595 shares, respectively of United Stock.

Services
--------

         United's banks are community-oriented, with an emphasis on retail banking, and offer such customary banking services as customer and commercial checking accounts, NOW accounts, savings accounts, certificates of deposit, lines of credit, MasterCard and VISA accounts, money transfers, and trust services. United's banks finance commercial and consumer transactions, make secured and unsecured loans, including residential mortgage loans, and provide a variety of other banking services.

         The Mortgage People Company, a division of United Community Bank, is a full-service mortgage lending operation approved as a seller/servicer for the Federal National Mortgage Association and the Federal Home Mortgage Corporation and offers fixed and adjustable-rate mortgages.

         United Family Finance Company is a traditional consumer finance company. United Family Finance, formerly known as Mountain Mortgage and Loan Company, is based in Hiawassee, Georgia, and also has been granted a license to conduct business in Blue Ridge, Georgia. United Family Finance Co. of North Carolina operates two offices in Murphy and Franklin, North Carolina.

Markets
-------

         United conducts banking activities primarily through:

         o        United  Community  Bank  in  Union,   Lumpkin,  and  Habersham
                  Counties;

         o        Peoples  Bank in  Fannin  County,  Georgia  and  Polk  County,
                  Tennessee;

         o        Towns County Bank in Towns County, Georgia;

         o Carolina Community Bank in Cherokee, Macon, Haywood, Graham, and Clay Counties, North Carolina;

         o        White County Bank in White County, Georgia;

         o        First Clayton Bank and Trust in Rabun County, Georgia;

         o        Bank of Adairsville in Adairsville, Georgia; and

         o        1st Floyd Bank in Floyd County, Georgia.


         Mortgage People Company makes mortgage loans inside the banks' market areas. Customers of United's subsidiary banks are primarily consumers and small businesses.

Deposits
--------

         United's banks offer a full range of depository accounts and services to both consumers and businesses. At December 31, 1999, United's deposit base, totaling approximately $1.6 billion, consisted of approximately $192 million in non-interest-bearing demand deposits (12% of total deposits), approximately $329 million in interest-bearing demand and money market deposits (20% of total deposits), approximately $74 million in savings deposits (4% of total deposits), approximately $743 million in time deposits in amounts less than $100,000 (45% of total deposits), and approximately $312 million in time deposits of $100,000 or more (19% of total deposits). Certificates of deposit in excess of $100,000 may be more volatile than other deposits because those deposits, to the extent that they exceed $100,000, are not insured by the FDIC. United's management is of the opinion that its time deposits of $100,000 or more are customer-relationship oriented and represent a reasonably stable source of funds. Time deposits of less than $100,000 include approximately $70 million of "brokered" deposits, which have an average maturity of less than one year.

Loans
-----

         United's banks make both secured and unsecured loans to individuals and businesses. Secured loans include first and second real estate mortgage loans. The banks also make direct installment loans to consumers on both a secured and unsecured basis. At December 31, 1999, the break out of loans by collateral type was:

(dollar amounts in thousands)                                       Percent of
                                                    Amount         Total Loans
                                                    ------         -----------
Secured by real estate:
     Residential first liens                     $  506,729           36.1%
     Residential second liens                        27,177            1.9%
     Home equity lines of credit                     53,191            3.8%
     Construction and land development              161,774           11.6%
     Non-farm, non-residential                      355,269           25.4%
     Farmland                                        16,173            1.2%
     Multi-family residential                        10,846            0.8%
                                                 ----------          ------
                  Total real estate              $1,131,159           80.8%

Other Loans:
     Commercial and industrial                   $  105,221            7.5%
     Agricultural production                          9,923            0.7%
     States and municipalities                       10,101            0.7%
     Consumer installment loans                     136,983            9.8%
     Credit cards and other revolving credit          6,973            0.5%
                                                 ----------          -----
                  Total other loans                 269,201           19.2%
                                                 ----------          -----
                  Total loans                    $1,400,360          100.0%
                                                 ==========          =====

         Specific risk elements associated with each of the banks' lending categories are as follows:

Commercial, financial, and          Industry   concentrations,    inability   to
agricultural                         monitor the condition of collateral
                                    (inventory,    accounts   receivable,    and
                                    vehicles),   lack  of  borrower   management
                                    expertise,    increased   competition,   and
                                    specialized   or   obsolete   equipment   as
                                    collateral

Real estate - construction          Inadequate    collateral    and    long-term
                                    financing agreements

Real estate - mortgage              Changes in local  economy and rate limits on
                                    variable  rate  loans

Installment loans to individuals    Loss of  borrower's  employment,  changes in
                                    local economy,  and the inability to monitor
                                    collateral  (vehicles,   boats,  and  mobile
                                    homes)

Competition
-----------

         The market for banking and bank-related services is highly competitive. United's banks actively compete in their respective market areas, which collectively cover portions of north Georgia and western North Carolina, with other providers of deposit and credit services. These competitors include other commercial banks, thrift institutions, credit unions, mortgage companies, and brokerage firms. The following table displays each of United's banks and the respective percentage of total deposits in each county where each bank has operations. Paulding, Cobb, Dawson, and Forsyth Counties represent the markets of United's pending acquisitions of North Point and Independent. The table also indicates the ranking by deposit size in each of the local markets. All information in the table was obtained from the Federal Deposit Insurance Corporation Summary of Deposits as of June 30, 1999.

[
[GRAPHIC OMITTED but is represented by the list of counties on the next page. The graphic on this page is a partial Map of the states of Georgia, North Carolina and Tennessee and shades in counties where the Company is represented]

United Community Banks, Inc.
 Share of Local Market (County)
Banks and Savings Institutions


                                   MARKET SHARE                        RANK IN MARKET
UNITED COMMUNITY
   Habersham                            15%                                 4
   Lumpkin                              24%                                 2
   Union                                83%                                 1

CAROLINA
   Cherokee                             45%                                 1
   Clay                                 64%                                 1
   Graham                               40%                                 1
   Haywood                              7%                                  6
   Henderson                            2%                                  13
   Jackson                              13%                                 3
   Macon                                7%                                  6
   Swain                                21%                                 2
   Transylvania                         6%                                  5

FANNIN
   Fannin                               59%                                 1
   Gilmer                               17%                                 3

WHITE
   White                                50%                                 1

TOWNS
   Towns                                36%                                 2

FIRST CLAYTON
   Rabun                                29%                                 3

ADAIRSVILLE
   Bartow                               7%                                  7

FLOYD
   Floyd                                8%                                  6

INDEPENDENT*
   Cobb                                 2%                                  11
   Paulding                             2%                                  5

NORTH POINT*
   Dawson                               47%                                 1

*Pending acquisitions.

Lending Policy
--------------

         The current lending policy of the banks is to make loans primarily to persons who reside, work, or own property in their primary market areas. Unsecured loans are generally made only to persons who maintain depository relationships with the banks. Secured loans are made to persons who are well established and have net worth, collateral, and cash flow to support the loan. Exceptions to the policy are permitted on a case-by-case basis and require the approving officer to document in writing the reason for the exception. Policy exceptions made for borrowers whose total aggregate loans exceed the approving officer's credit limit must be submitted to the bank's board of directors for approval.

         The banks provide each lending officer with written guidelines for lending activities. Lending authority is delegated by the boards of directors of the banks to loan officers, each of whom is limited in the amount of secured and unsecured loans which he or she can make to a single borrower or related group of borrowers. Loans in excess of individual officer credit authority must either be approved by a senior officer with sufficient approval authority, or be approved by the bank's board of directors.

Loan Review and Non-performing Assets
-------------------------------------

         The Loan Review Department of United reviews, or engages an independent third party to review, the loan portfolio of each bank on an annual basis to determine any weaknesses in the portfolio and to assess the general quality of credit underwriting. The results of the reviews by the loan review officers are presented to the Presidents of each of the banks, the President and the Chief Credit Officer of United, and the boards of directors of each of the banks. If an individual loan or credit relationship has a weakness identified during the review process the risk rating of the loan, or all loans comprising a credit relationship, will be downgraded to a classification that most closely matches the current risk level. The review process also provides for the upgrade of loans that show improvement since the last review. Since each loan in a credit relationship may have a different credit structure, collateral, and secondary source of repayment, different loans in a relationship can be assigned different risk ratings. During 1999, United revised its loan grading system, expanding it from 8 to 10 grades. In the revised system, grades 1 through 6 are considered "pass," or acceptable, credit risk and grades 7 through 10 are "adversely classified" credits that require management's attention. The change in the number of grades was implemented to provided a more accurate means of detecting and monitoring the gradual deterioration or improvement in individual loans. Both the pass and adversely classified ratings, and the entire 10-grade rating scale, provide for a higher numeric rating for increased risk. For example, a risk rating of 1 is the least risky of all credits and would be typical of a loan that is 100% secured by a deposit at one of the banks. Risk ratings of 2 through 6 in the pass category each have incrementally more risk. The five adversely classified credit ratings and rating definitions are:

                  7 (Watch) -       Weaknesses  exist  that could  cause  future
                                    impairment,  including the  deterioration of
                                    financial   ratios,   past-due   status  and
                                    questionable    management     capabilities.
                                    Collateral  values generally afford adequate
                                    coverage,   but  may   not  be   immediately
                                    marketable.

                  8 (Substandard) - Specific and well-defined weaknesses that may include poor liquidity and deterioration of financial ratios. Loan may be past-due and related deposit accounts experiencing overdrafts. Immediate corrective action is necessary.

                  9 (Doubtful) -    Specific    weaknesses    characterized   by
                                    Substandard  that are severe  enough to make
                                    collection  in  full  unlikely.   No  strong
                                    secondary source of repayment.

                  10 (Loss) -       Same  characteristics as Doubtful;  however,
                                    probability   of  loss  is  certain.   Loans
                                    classified as such are generally recommended
                                    for   charge-off   at  the  next   board  of
                                    directors meeting of the bank.

         In addition, United's Loan Review Department conducts a quarterly analysis to determine the adequacy of the allowance for loan losses for each of the banks. The aggregation of the allowance for loan losses analyses for the banks provides the consolidated analysis for United. The allowance for loan losses analysis starts by taking total loans and deducting loans secured by deposit accounts at the banks, which effectively have no risk of loss. Next, all loans with an adversely classified rating are deducted. The remaining loan balance is then multiplied by the average historical loss rate for the preceding five year period (1995 through 1999), which provides required minimum allowance for loan losses for pass credits (component "A"). The remaining total loans in each of the four adversely classified rating categories are then multiplied by a projected loss factor to determine the allowance for loan losses allocation for adversely classified credits (component "B"). The loss factors currently used are: Watch (5%); Substandard (15%); Doubtful (50%); and Loss (100%). The sum of components A and B comprises the total allocated allowance for loan losses. There is no current process utilized to measure or adjust for differences between the loss factors for adversely classified loans used in the allowance for loan losses analysis and actual losses charged to the allowance for loan losses.

         The difference between the actual allowance for loan losses (as presented in the consolidated financial statements) and the allocated allowance for loan losses represents the unallocated allowance for loan losses. The unallocated allowance for loan losses provides for coverage of credit losses inherent in the loan portfolio but not provided for in the allowance for loan losses analysis. United and the banks determine the level of unallocated allowance for loan losses primarily by assessing the ratio of allowance for loan losses to total loans of peer bank holding companies and peer banks, using the Federal Reserve Uniform Bank Performance Report and other bank industry analytical publications.

Asset/liability Management
--------------------------

         Committees composed of officers of each of the banks and the Chief Financial Officer and Treasurer of United are charged with managing the assets and liabilities of the banks. The committees attempt to manage asset growth, liquidity and capital to maximize income and reduce interest rate risk. The committees direct each Bank's overall acquisition and allocation of funds. At monthly meetings, the committees review the monthly asset and liability funds budget in relation to the actual flow of funds and peer group comparisons; the ratio of the amount of rate sensitive assets to the amount of rate sensitive liabilities; the ratio of allowance for loan losses to outstanding and non-performing loans; and other variables, such as expected loan demand, investment opportunities, core deposit growth within specified categories, regulatory changes, monetary policy adjustments and the overall state of the economy. A more comprehensive discussion of United's Asset/Liability Management and interest rate risk is contained in the UNITED'S MANAGEMENT'S DISCUSSION AND ANALYSIS and QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK sections of this proxy statement/prospectus.

Investment Policy
-----------------

         The banks' investment portfolio policy is to maximize income consistent with liquidity, asset quality, and regulatory constraints. The policy is reviewed from time to time by the banks' Boards of Directors. Individual transactions, portfolio composition and performance are reviewed and approved monthly by the Boards of Directors or a committee thereof. The Chief Financial Officer of United and the President of each of the banks administer the policy and report information to the full board of directors of each of the banks on a quarterly basis concerning sales, purchases, maturities and calls, resultant gains or losses, average maturity, federal taxable equivalent yields, and appreciation or depreciation by investment categories.

Employees
---------

         As of December 31, 1999, United and its subsidiaries had an aggregate of 778 full-time equivalent employees. Neither United nor any of the subsidiaries is a party to any collective bargaining agreement, and United believes that employee relations are good. None of United's or the banks' executive officers is employed pursuant to an employment contract.

Supervision and Regulation
--------------------------

         General.  United  is a  registered  bank  holding  company  subject  to
         -------
regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. Periodically, United is required to file financial information with, and is subject to examination by, the Federal Reserve.

         The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before (1) it may acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that it does not already control; (2) it or any of its non-bank subsidiaries may acquire all or substantially all of the assets of a bank; and (3) it may merge or consolidate with any other bank holding company. In addition, a bank holding company is generally prohibited from engaging in or acquiring direct or indirect control of the voting shares of any company engaged in non-banking activities. This prohibition does not apply to activities listed in the Bank Holding Company Act or found by the Federal Reserve, by order or regulation, to be closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation or order to be closely related to banking are:

         o        making or servicing loans and certain types of leases;
         o        performing certain data processing services;
         o        acting as fiduciary or investment or financial advisor;
         o        providing brokerage services;
         o        underwriting bank eligible securities;
         o underwriting debt and equity securities on a limited basis through separately capitalized subsidiaries; and
         o        making   investments  in  corporations  or  projects  designed
                  primarily to promote community welfare.

         In addition, effective March 11, 2000, bank holding companies whose banking subsidiaries are all well-capitalized and well-managed may apply to become a financial holding company. Financial holding companies have the authority to engage in activities that are "financial in nature" that are not permitted for other bank holding companies. Some of the activities that the Bank Holding Company Act provides are financial in nature are:

         o lending, exchanging, transferring, investing for others or safeguarding money or securities;
         o insuring, guaranteeing, or indemnifying against loss, harm, damage, illness, disability, or death, or providing and issuing annuities, and acting as principal, agent, or broker with respect thereto;
         o        providing   financial,   investment,   or  economic   advisory
                  services, including advising an investment company;
         o        issuing or selling instruments representing interests in pools of  assets  permissible  for a bank  to hold  directly;  and
         o        underwriting, dealing in, or making a market in securities.

         United has no immediate plans to register as a financial holding company.

         United must also register and file periodic information with the Georgia Department of Banking and Finance. As part of such registration, the Department of Banking and Finance requires information with respect to the financial condition, operations, management, and intercompany relationships of United and the banks and related matters. The Department of Banking and Finance may also require other information necessary to keep itself informed as to whether the provisions of Georgia law and the regulations and orders issued thereunder by the Department of Banking and Finance have been complied with, and it may examine United and each of the banks. The North Carolina Banking Commission, which has the statutory authority to regulate non-banking affiliates of North Carolina banks, in 1992 began using this authority to examine and regulate the activities of North Carolina-based holding companies owning North Carolina-based banks. Although the North Carolina Banking Commission has not exercised its authority to date to examine and regulate holding companies outside of North Carolina that own North Carolina banks, it is likely the North Carolina Banking Commission may do so in the future.

         United is an "affiliate" of the banks under the Federal Reserve Act, which imposes certain restrictions on (i) loans by the banks to United, (ii) investments in the stock or securities of United by the banks, (iii) the banks' taking the stock or securities of an "affiliate" as collateral for loans by the Bank to a borrower, and (iv) the purchase of assets from United by the banks. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Each of United's subsidiaries is regularly examined by the Federal Deposit Insurance Corporation. United Community Bank, Peoples Bank of Fannin County, White County Bank, Towns County Bank, First Clayton Bank and Trust, Bank of Adairsville, and 1st Floyd Bank as state banking associations organized under Georgia law, are subject to the supervision of, and are regularly examined by, the Department of Banking and Finance. Carolina Community Bank is subject to the supervision of, and is regularly examined by, the North Carolina Banking Commission and the FDIC. Both the FDIC and the Department of Banking and Finance must grant prior approval of any merger, consolidation or other corporation reorganization involving United Community Bank, Peoples Bank of Fannin County, White County Bank, Towns County Bank, First Clayton Bank and Trust, Bank of Adairsville or 1st Floyd Bank, and the FDIC and the North Carolina Banking Commission must grant prior approval of any merger, consolidation or other corporate reorganization of Carolina Community Bank. A bank can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly-controlled institution.

         Payment of  Dividends.  United is a legal entity  separate and distinct
         ---------------------
from the banks. Most of the revenues of United result from dividends paid to it by the banks. There are statutory and regulatory requirements applicable to the payment of dividends by the banks, as well as by United to its shareholders.

         United Community Bank, Peoples Bank of Fannin County, Towns County Bank, White County Bank, First Clayton Bank and Trust, Bank of Adairsville, and 1st Floyd Bank are each state chartered banks regulated by the Department of Banking and Finance and the FDIC. Under the regulations of the Department of Banking and Finance, dividends may not be declared out of the retained earnings of a state bank without first obtaining the written permission of the Department of Banking and Finance, unless such bank meets all the following requirements:

     (a) total classified assets as of the most recent examination of the bank do not exceed 80% of equity capital (as defined by regulation);

     (b) the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits after taxes but before dividends for the previous calendar year; and

     (c) the ratio of equity capital to adjusted assets is not less than 6%.

         Under North Carolina law, the board of directors of Carolina Community Bank may declare a dividend for as much of the undivided profits of Carolina Community Bank as it deems appropriate, so long as Carolina Community Bank's surplus is greater than 50% of its capital.

         The payment of dividends by United and the banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The FDIC has issued a policy statement providing that insured banks should generally only pay dividends out of current operating earnings. In addition to the formal statutes and regulations, regulatory authorities consider the adequacy of each of the Bank's total capital in relation to its assets, deposits, and other such items. Capital adequacy considerations could further limit the availability of dividends to the banks. At December 31, 1999, net assets available from the banks to pay dividends without prior approval from regulatory authorities totaled approximately $23 million. For 1999, United's declared cash dividend payout to shareholders was 11.8% of net income.

         Monetary Policy. The results of operations of the banks are affected by
         ---------------
credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and income of the banks.

         Capital  Adequacy.  The Federal  Reserve and the FDIC have  implemented
         -----------------
substantially identical risk-based rules for assessing bank and bank holding company capital adequacy. These regulations establish minimum capital standards in relation to assets and off-balance sheet exposures as adjusted for credit risk. Banks and bank holding companies are required to have (1) a minimum level of total capital (as defined) to risk-weighted assets of 8%; (2) a minimum Tier One Capital (as defined) to risk-weighted assets of 4%; and (3) a minimum shareholders' equity to risk-weighted assets of 4%. In addition, the Federal Reserve and the FDIC have established a minimum 3% leverage ratio of Tier One Capital to total assets for the most highly-rated banks and bank holding companies. "Tier One Capital" generally consists of common equity not including unrecognized gains and losses on securities, minority interests in equity accounts of consolidated subsidiaries and certain perpetual preferred stock less certain intangibles. The Federal Reserve and the FDIC will require a bank holding company and a bank, respectively, to maintain a leverage ratio greater than 3% if either is experiencing or anticipating significant growth or is operating with less than well-diversified risks in the opinion of the Federal Reserve. The Federal Reserve and the FDIC use the leverage ratio in tandem with the risk-based ratio to assess the capital adequacy of banks and bank holding companies. The FDIC, the Office of the Comptroller of the Currency and the Federal Reserve have amended, effective January 1, 1997, the capital adequacy standards to provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio, requiring banks with greater interest rate risk to maintain adequate capital for the risk. The revised standards have not had a significant effect on United's capital requirements.

         In addition, effective December 19, 1992, a new Section 38 to the Federal Deposit Insurance Act implemented the prompt corrective action provisions that Congress enacted as a part of the Federal Deposit Insurance Corporation Improvement Act of 1991. The "prompt corrective action" provisions set forth five regulatory zones in which all banks are placed largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches 2%. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital. The FDIC has adopted regulations implementing the prompt corrective action provisions of the Federal Deposit Insurance Act, which place financial institutions in the following five categories based upon capitalization ratios: (1) a "well capitalized" institution has a total risk-based capital ratio of at least 10%, a Tier One risk-based ratio of at least 6% and a leverage ratio of at least 5%; (2) an "adequately capitalized" institution has a total risk- based capital ratio of at least 8%, a Tier One risk-based ratio of at least 4% and a leverage ratio of at least 4%; (3) an "undercapitalized" institution has a total risk-based capital ratio of under 8%, a Tier One risk-based ratio of under 4% or a leverage ratio of under 4%; (4) a "significantly undercapitalized" institution has a total risk-based capital ratio of under 6%, a Tier One risk-based ratio of under 3% or a leverage ratio of under 3%; and (5) a "critically undercapitalized" institution has a leverage ratio of 2% or less. Institutions in any of the three undercapitalized categories would be prohibited from declaring dividends or making capital distributions. The FDIC regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital. As of December 31, 1999 and 1998, the most recent notifications from the FDIC categorized each of the banks as "well capitalized" under current regulations.

         Recent Developments. On November 12, 1999, President Clinton signed the
         -------------------
Gramm-Leach-Bliley Act, a very significant piece of legislation intended to modernize the financial services industry. The bill repeals the anti-affiliation provisions of the 1933 Glass-Steagall Act to allow for the merger of banking and securities organizations and permits banking organizations to engage in insurance activities including insurance underwriting. The bill also allows bank holding companies to engage in financial activities that are "financial in nature or complementary to a financial activity." The act lists the expanded areas that are financial in nature and includes insurance and securities underwriting and merchant banking among others. The bill also:

         o        prohibits    non-financial    entities   from   acquiring   or
                  establishing a thrift while grandfathering existing thrifts owned by non-financial entities.

         o establishes state regulators as the appropriate functional regulators for insurance activities but provides that state regulators cannot "prevent or significantly interfere" with affiliations between banks and insurance firms.

         o contains provisions designed to protect consumer privacy. The bill requires financial institutions to disclose their policy for collecting and protecting confidential information and allows consumers to "opt out" of information sharing except with unaffiliated third parties who market the institutions' own products and services or pursuant to joint agreements between two or more financial institutions.

         o provides for functional regulation of a bank's securities activities by the Securities and Exchange Commission.

         Various portions of the bill have different effective dates, ranging from immediately to more than a year for implementation.

Properties
----------

         The executive offices of United are located at 63 Highway 515, Blairsville, Georgia, property owned by United. The banks conduct business from facilities primarily owned by the respective banks, all of which are in a good state of repair and appropriately designed for use as banking facilities. The banks provide services or perform operational functions at 36 locations, of which 31 locations are owned and 5 are leased. United Family Finance Co. and United Family Finance Co. of North Carolina conduct operations at four locations, all of which are leased. Note 5 to United's Consolidated Financial Statements includes additional information regarding amounts invested in premises and equipment.

Legal Proceedings
-----------------

         In the ordinary course of operations, United and the banks are defendants in various legal proceedings. In the opinion of management, there is no pending or threatened proceeding in which an adverse decision could result in a material adverse change in the consolidated financial condition or results of operations of United.

UNITED'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999.
-------------------------------------------------------------

Income Summary
--------------

         For the three months ended March 31, 2000 United reported net income of $3.8 million, or $0.47 per diluted share, compared to $3.3 million, or $0.40 per diluted share, for the same period in 1999. The first three months' results for 2000 provided an annualized return on average assets and average shareholders' equity of 0.71% and 15.9%, respectively, compared to 0.81% and 14.0%, respectively, for the same period in 1999. Net income for the three months ended March 31, 2000 increased 16.1% compared to the same period in 1999.

         The following table summarizes the components of income and expense for the first three months of 2000 and 1999 and the changes in those components for the periods presented.


Table 1 - Condensed Consolidated Statements of Income
Unaudited
(dollar amounts in thousands)

                                                        For the Three Months
                                                           Ended March 31,
                                                               Change
                                             2000          1999        Amount      Percent
                                         ----------------------------------------------------
Interest income                        $        43,431        32,829      10,602       32.3%
Interest expense                                24,565        17,395       7,170       41.2%
                                         --------------   ----------  ----------
Net interest income                             18,866        15,434      3,432        22.2%
Provision for loan losses                        1,546           980        566        57.8%
                                         --------------   ----------  ----------
Net interest income after provision
    for loan losses                             17,320        14,454       2,866       19.8%
Non-interest income                                                                     8.5%
                                                 2,690         2,479         211
Non-interest expense                            14,397        12,000       2,397       20.0%
                                         --------------   ----------  ----------
Income before taxes                              5,613         4,933         680       13.8%
Income tax expense                               1,789         1,640         149        9.1%
                                         --------------   ----------  ----------
Net income                             $         3,824         3,293         531       16.1%
                                         ==============   ==========  ==========

Net Interest Income
-------------------

         Net interest income is the largest source of United's operating income. Net interest income was $18.9 million for the three months ended March 31, 2000, an increase of 22% over the comparable period in 1999. The increase in net interest income for the first quarter of 2000 is primarily attributable to increases in outstanding average interest bearing assets (both loans and securities) over the comparable prior year period.

         The increase in average outstanding securities is primarily the result of United's leverage program that was initiated during the fourth quarter of 1998. The leverage program was designed to make optimal utilization of United's capital by using borrowed funds to purchase additional securities. The leverage borrowings are principally advances from the Federal Home Loan Bank that are secured by mortgage loans and other investment securities. The securities purchased under the leverage program are primarily mortgage-backed pass-through and other mortgage backed securities, including collateralized mortgage obligations. At March 31, 2000 United had approximately $162 million of earning assets and corresponding borrowings in the leverage program.

         For the three months ended March 31, 2000, the net interest margin (net interest income as a percentage of average interest earning assets) on a tax-equivalent basis was 3.85%, 31 basis points less than the comparable prior year period. The compression of the margin is primarily due to continued general competitive pressures on loan and deposit pricing and the leverage program described above. Although the average prime rate for the first quarter of 2000 was 95 basis points higher than the same period in 2000, the average loan yield decreased by 12 basis points.

      In January 2000, United implemented a strategic initiative designed to improve key financial performance as measured by earnings per share growth, return on average assets and return on average shareholders' equity. A key component of this plan was to address the compression of the net interest margin, which declined by 62 basis points during 1999 as compared with the prior year. Excluding the impact of additional cash reserves held during the fourth quarter of 1999 as a contingency for the Year 2000, the tax-equivalent net interest margin for the first quarter of 2000 was flat compared to the prior quarter.

      The following table shows the relative impact of changes in average balances of interest earning assets and interest bearing liabilities, and interest rates earned (on a fully-tax equivalent basis) and paid by United on those assets and liabilities for the three month periods ended March 31, 2000 and 1999.

Table 2 - Average Consolidated Balance Sheets and Net Interest Analysis for the Three Months Ended March 31

Fully Tax-equivalent Basis
(in thousands)

                                                      2000                      1999
                                         ---------------------------------------------------------
                                          Average   Interest  Avg.   Average  Interest      Avg.
                                          Balance     (1)     Rate   Balance     (1)        Rate
                                        ---------------------------------------------------------
ASSETS:
Interest-earning assets:
  Loans, net of unearned income (2)   $1,444,760       34,538      9.61% 1,098,323       26,565      9.73%
  Taxable investments                    484,182        7,849      6.52%   352,126        5,201      5.94%
  Tax-exempt investments                  77,245        1,344      7.00%    77,256        1,376      7.16%
  Federal funds sold
    and other interest income             14,887          201      5.43%     9,798          139      5.71%
                                      ----------       ------            ---------       ------
TOTAL INTEREST-EARNING ASSETS/
  INTEREST INCOME                      2,021,074       43,932      8.74%  1,537,503      33,281      8.71%
                                      ----------       ------            ---------       ------
NON-INTEREST-EARNING ASSETS:
  Allowance for loan losses             (17,849)                            (13,090)
  Cash and due from banks                55,932                              49,640
  Premises and equipment                 47,740                              41,946
  Goodwill and deposit intangibles                                            7,600
  Other assets                           38,800                              29,492
                                     ----------                          ----------
TOTAL ASSETS                       $  2,155,171                           1,653,091
                                     ==========                          ==========
LIABILITIES AND STOCKHOLDERS'
EQUITY
Interest-bearing liabilities:
  Interest-bearing deposits:
    Transaction accounts          $      342,490        3,350      3.93%    305,187      2,667       3.51%
    Savings deposits                      75,355          545      2.91%     63,186        626       3.98%
    Certificates of deposit            1,063,407       15,290      5.78%    742,878     10,312       5.58%
                                      ----------       ------             ---------     ------
    Total interest-bearing
     deposits                          1,481,252       19,185      5.21%  1,111,251     13,605       4.92%
                                      ----------       ------             ---------     ------
Federal Home Loan Bank advances          289,777        4,094      5.68%    209,866      2,665       5.11%
Federal funds purchased and
   repurchase agreements                  31,404          440      5.64%     48,656        563       4.65%
Long-term debt and other borrowings (3)   40,541          846      8.41%     27,283        562       8.28%
                                      ----------       ------             ---------     ------
  Total borrowed funds                  361,632        5,380       5.98%    285,805      3,790       5.33%
                                      ----------       ------             ---------     ------
TOTAL INTEREST-BEARING LIABILITIES /
  INTEREST EXPENSE                    1,842,884       24,565       5.36%  1,397,056      17,395      5.01%
NON-INTEREST-BEARING LIABILITIES:
  Non-interest-bearing deposits         190,423                             155,429
  Other liabilities                      25,166                               5,231
                                      ---------                           ---------
  Total liabilities                   2,058,473                           1,557,716
                                      ---------                           ---------
Stockholders' equity                     96,698                              95,375
                                      ---------                           ---------
TOTAL LIABILITIES
  AND STOCKHOLDERS' EQUITY        $   2,155,171                           1,653,091
                                      =========                           =========
Net interest-rate spread                                           3.38%                             3.70%
Impact of non-interest bearing
  sources and other changes in
  balance sheet composition                                        0.47%                             0.46%
NET INTEREST INCOME /
  MARGIN ON INTEREST-EARNING ASSETS                   19,367       3.85%                15,886       4.16%
                                                    ===================              =====================

         The following table shows the relative impact on net interest income of changes in the average outstanding balances (volume) of earning assets and interest bearing liabilities and the rates earned and paid by United on such assets and liabilities. Variances resulting from a combination of changes in rate AND volume are allocated in proportion to the absolute dollar amounts of the change in each category.

Table 3 - Change in Interest Income and Expense On a Tax Equivalent Basis Unaudited
(dollar amounts in thousands)

                                                   Three Months Ended March 31
                                                      2000 Compared to 1999
                                                        Increase (Decrease)
                                                  in Interest Income and Expense
                                                        Due to Changes In:
                                                 Volume    Rate         Total
                                                --------------------------------
INTEREST-EARNING ASSETS:
Loans                                        $      8,285    (312)       7,973
Taxable investments                                 2,101     547        2,648
Tax-exempt investments                                 -      (32)         (32)
Federal funds sold
  and other interest income                           69       (7)          62
                                                -------------------------------
TOTAL INTEREST-EARNING ASSETS                     10,455       196      10,651

INTEREST-BEARING LIABILITIES:
Transaction accounts                                 346       337         683
Savings deposits                                     107      (188)        (81)
Certificates of deposit
                                                   4,596       382       4,978
                                                -------------------------------
  Total interest-bearing deposits                  5,049       531       5,580
FHLB advances                                      1,103       326       1,429

Federal funds purchased and
   repurchase agreements                            (226)      103        (123)
Long-term debt and other borrowings                  275         9         284
                                                -------------------------------
  Total borrowed funds                             1,152       438       1,590
                                                -------------------------------
TOTAL INTEREST-BEARING LIABILITIES                 6,201       969       7,170
                                                -------------------------------
INCREASE (DECREASE)
  IN NET INTEREST INCOME                     $     4,254      (773)      3,481
                                                ===============================


Provision for Loan Loss
-----------------------

         The provision for loan losses was $1.5 million, or 0.43% of average loans on an annualized basis, for the three months ended March 31, 2000, compared with $980,000, or 0.36% of average loans, for the same period in 1999. Net loan charge-offs for the first three months of 2000 were $346,000, or 0.10% of average loans on an annualized basis, compared to $85,000, or 0.03% of average loans on an annualized basis, for the same period in 1999. The provision for loan losses and allowance for loan losses reflect management's consideration of the various risks in the loan portfolio. Additional discussion of loan quality and the allowance for loan losses in provided in the ASSET QUALITY discussion section of this proxy statement/prospectus.

Non-interest Income
-------------------

         Non-interest income for the three months ended March 31, 2000 was $2.7 million, an increase of $193,000, or 8%, over the comparable 1999 period. Service charges on deposit accounts, which represent the largest component of non-interest income, totaled $1.5 million for the first three months of 2000, an increase of $309,000, or 27%, compared to the same period in 1999. This increase is primarily attributed to an increase in the number and volume of transaction deposit accounts.

         Mortgage banking revenue for the first three months of 2000 decreased by $228,000, or 51%, compared with the same period in 1999. This decrease is primarily attributable to increased mortgage loan interest rates and the corresponding decline in demand for mortgage refinance loans.

         Other non-interest income totaled $974,000 for the three months ended March 31,2000, an increase of $112,000 million, or 13%, compared to the same period in 1999. The following table summarizes the components of other non-interest income for the first three months of 2000 and 1999 and the changes in those components for the periods presented:

Table 4 -Other Non-interest Income
(in thousands)

                                                   For the Three Months Ended
                                               March 31,              Change
                                           2000        1999     Amount      Percent
                                       ---------------------------------------------

Trust and brokerage fees                   209         169          40           24%

ATM fees                                   134         105          29           28%

Bank-owned life insurance                  139          96          43           45%

Insurance commissions                       38          --          38          n/m

Credit insurance                           179         223         (44)        -20%

Safe deposit box fees                       78          57          21           37%

Gain on sale of loans                        9          40         (31)        -78%

Other                                      188         172          16            9%
                                          ----------------------------
   Total other non-interest income         974         862         112           13%
                                          ============================

n/m - not meaningful

         The growth in trust and brokerage revenue is primarily attributable to an increase in the number of retail brokerage sale representatives and an increase in the amount of trust assets under management. The improvement in ATM fees is attributable to an increase in the number of ATM machines in service and an increase in the surcharge fee charged to non-customers implemented in February 1999. The increase in bank-owned life insurance revenue is a result of the growth of the underlying insurance policies' cash value since the first quarter of 1999 and corresponding increase in policy appreciation earnings. The increase in insurance commission revenue of $38,000 reflects commissions earned by United on sales of insurance products through its wholly-owned subsidiary, United Agencies, Inc., which actively commenced operations during the second quarter of 1999.

         The decrease in credit life insurance is primarily attributable to slower loan growth during the first quarter of 2000 at United's consumer finance company subsidiaries. During the first quarter of 2000 such outstanding loans declined by $996,000, compared with an increase of $1.8 million during the same period in 1999.

         Gains on the sale of loans recorded during the first quarter of 2000 were 78% lower than the same period in 1999. The first quarter 1999 results for this income category reflect a one-time gain of approximately $40,000 on the sale of SBA loans.

Non-interest Expense
--------------------

           For the three months ended March 31, 2000, non-interest expense totaled $14.4 million, an increase of $2.4 million, or 20%, from the same period in 1999.

         Salary and employee benefit expense, which represents the single largest component of non-interest expense, increased by $1.3 million, or 19%, compared with the same period in 1999. This increase is primarily attributable to staff additions made to accommodate the growth of United's customer base, including staff obtained with the acquisition of Adairsville Bancshares, Inc. effective April 1, 1999; general merit increases awarded annually in April each year; and an increase in the cost of group health insurance coverage.

         Occupancy and equipment expense for the first three months of 2000 totaled $2.6 million, an increase of $480,000, or 23%, over the same period in 1999. This increase is primarily attributable to the opening of new bank offices in three markets and the acquisition of Adairsville.

         Other non-interest expense for the three months ended March 31, 2000 was $3.7 million, an increase of 19% over the same period in 1999. This increase in primarily attributable to increases in stationery and supply expense and communications expense due to the increase in the number of bank offices and the growth of existing offices. Amortization expense for intangible assets, which is included in other non-interest expense, increased by $50,000 during the first three months of 2000 compared with the same period in 1999, as a result of purchase acquisition of Adairsville.


         The efficiency ratio, which is a measure of operating expenses excluding one-time expenses as a percentage of operating revenues excluding one-time gains, was 66.8% for the three months ended March 31, 2000, a three basis point improvement compared with the same period in 1999.

Income Taxes
------------

          Income tax expense increased by $149,000, or 9%, during the first three months of 2000 as compared to the same period in 1999. The effective tax rate (income tax expense as a percentage of pre-tax net income) for the three months ended March 31, 2000 was 31.9%, compared to 33.2% for comparable 1999 period.

Investment Securities
---------------------

         Average securities for the first three months of 2000 were $561 million, an increase of $132 million, or 31%, over the comparable 1999 period. As of March 31, 2000, United had $162 million of securities and borrowings related to the leverage program, compared with $164 million at year-end 1999 and $148 million at March 31, 1999. Management does not expect to increase the level of securities and related borrowings in the leverage program during the remainder of 2000.

Loans
-----

         United experienced annualized loan growth of 17% for the three-month period ended March 31, 2000. Total loans, net of unearned income, totaled $1.5 billion at March 31, 2000, compared to $1.4 billion at December 31, 1999. The loan growth experienced during the first three months of 2000 is attributed to continued robust economic conditions in United's market areas and corresponding strong demand for loans. Average loans for the three months ended March 31, 2000 were $1.4 billion compared to $1.1 billion for the comparable 1999 period, representing an increase of $346 million, or 32%. The average tax-equivalent yield on loans (including mortgage loans held for sale) for the three months ended March 31, 2000 was 9.61%, compared to 9.73% for the same period in 1999. This decrease is attributed to continued competitive pricing pressures for loans in the market areas where United operates.

Asset Quality
-------------

         Non-performing assets, which include non-accrual loans, loans past-due 90 days or more and still accruing interest, and other real estate owned totaled $2.9 million at March 31, 2000, compared to $2.4 million at December 31, 1999. Total non-performing loans at March 31, 2000 increased by $373,000 over the year-end 1999 level. Non-performing loans at March 31, 2000 consisted primarily of loans secured by real estate that are generally well secured and in the process of collection. Other real estate owned at March 31, 2000 totaled $752,000, compared to $541,000 at December 31, 1999, and comprised six properties.

         Management classifies loans as non-accrual when principal or interest is 90 days or more past due and the loan is not sufficiently collateralized and in the process of collection. Once a loan is classified as non-accrual, it cannot be reclassified as an accruing loan until all principal and interest payments are brought current and the prospects for future payments in accordance with the loan agreement appear relatively certain. Foreclosed properties held as other real estate owned are recorded at the lower of United's recorded investment in the loan or market value of the property less expected selling costs.

         The following table presents information about United's non-performing assets, including asset quality ratios.


Table 5- Non-Performing Assets
(in thousands)

                                                           March 31,        December 31,     March 31,
                                                             2000               1999           1999
                                                      ---------------------------------------------------
Non-accrual loans                                   $          1,946            1,370           1,346
Loans past due 90 days or more and
    still accruing                                               247              450             413
                                                      ---------------------------------------------------
    Total non-performing loans                                 2,193            1,820           1,759
Other real estate owned                                          752              541             809
                                                      ---------------------------------------------------
     Total non-performing assets                    $          2,945            2,361            2,568
                                                      ===================================================

Total non-performing loans as a percentage
     of total loans                                            0.15%             0.13%            0.15%
Total non-performing assets as a percentage
     of total assets                                           0.14%             0.11%            0.14%

         At March 31, 2000, United had approximately $5.5 million of outstanding loans that were not included in the past-due or non-accrual categories, but for which management had knowledge that the borrowers were having financial difficulties. Although these difficulties are serious enough for management to be uncertain of the borrowers' ability to comply with the original repayment terms of the loans, no losses are anticipated at this time in connection with the loans based on current market conditions, cash flow generation, and collateral values. These loans are subject to routine management review and are considered in determining the adequacy of the allowance for loan losses.

         The allowance for loan losses at March 31, 2000 totaled $18.9 million, an increase of $1.2 million, or 7%, from December 31, 1999. The ratio of allowance for loan losses to total loans at March 31, 2000 was 1.30%, compared with 1.35% at March 31, 1999 and 1.27% at December 31, 1999. At March 31, 2000
and December 31, 1999, the ratio of allowance for loan losses to total non-performing loans was 863% and 974%, respectively.

         The following table provides an analysis of the changes in the allowance for loan losses for the three months ended March 31, 2000 and 1999.

Table 6 -  Summary of Loan Loss Experience
(in thousands)

                                                                    Three Months Ended
                                                                           March 31
                                                                    2000           1999
                                                                 ------------------------
Balance beginning of period                                     $ 17,722           12,680
Provision for loan losses                                          1,546              980
Balance acquired from subsidiary at acquisition                     --              1,822
Loans charged-off                                                   (533)            (170)
Charge-off recoveries                                                187               85
                                                                --------          -------
Net charge-offs                                                     (346)             (85)
                                                                --------          -------
Balance end of period                                           $ 18,922           15,397
                                                                ========          =======


                                                                 March 31,     December 31,
Total loans:                                                        2000           1999
                                                              ------------------------------

   At period end                                              $    1,459,469       1,400,360
   Average (three months for 2000)                            $    1,441,126       1,237,892
As a percentage of average loans:
   Net charge-offs (annualized basis for 2000)                         0.10%           0.15%
   Provision for loan losses (annualized basis for 2000)               0.43%           0.41%
Allowance as a percentage of period end loans                          1.30%           1.27%
Allowance as a percentage of non-performing loans                       863%            974%


         Management believes that the allowance for loan losses at March 31, 2000 is sufficient to absorb losses inherent in the loan portfolio. This assessment is based upon the best available information and does involve a degree of uncertainty and matters of judgment. Accordingly, the adequacy of the loan loss reserve cannot be determined with precision and could be susceptible to significant change in future periods.

Deposits and Borrowed Funds
---------------------------

           Total average non-interest bearing deposits for the three months ended March 31, 2000 were $190 million, an increase of $35 million, or 23%, from the same period in 1999. For the three months ended March 31, 2000, total average interest bearing deposits were $1.7 billion, an increase of $405 million, or 32%, from the comparable 1999 period.

           At March 31, 2000, United had $59 million of brokered certificates of deposit issued compared with $70 million at year-end 1999. Average certificates of deposit for the three months ended March 31, 2000 increased by $321 million, or 43%, over the same period in 1999; brokered deposits represented $63 million, or 20%, of the total increase.

           Total average borrowed funds for the three months ended March 31, 2000 were $362 million, an increase of $76 million, or 27%, from the comparable 1999 period. Most of this increase is attributed to increased net borrowings from the Federal Home Loan Bank used to fund growth of the loan portfolio. At
March 31, 2000, United had aggregate Federal Home Loan Bank borrowings of approximately $310 million.

Asset/Liability Management
--------------------------

         United's financial performance is largely dependent upon its ability to manage market interest rate risk, which can be further defined as the exposure of United's net interest income to fluctuations in interest rates. Since net interest income is the largest component of United's earnings, management of interest rate risk is a top priority. United's risk management program includes a coordinated approach to managing interest rate risk and is governed by policies established by the Asset/Liability Management Committee, which is comprised of members of United's senior management team. The Asset/Liability Management Committee meets regularly to evaluate the impact of market interest rates on the assets, liabilities, net interest margin, capital, and liquidity of United and to determine the appropriate strategic plans to address the impact of these factors.

         United's balance sheet structure is primarily short-term with most assets and liabilities either repricing or maturing in five years or less. Management monitors the sensitivity of net interest income to changes in market interest rates by utilizing a dynamic simulation model. This model measures net interest income sensitivity and volatility to interest rate changes based on assumptions that management believes are reasonable. Factors considered in the simulation model include actual maturities, estimated cash flows, repricing characteristics, deposit growth, and the relative sensitivity of assets and liabilities to changes in market interest rates. The simulation model considers other factors that can impact net interest income, including the mix of earning assets and liabilities, yield curve relationships, customer preferences, and general market conditions. Using the simulation model, management can project the impact of changes in interest rates on net interest income.

         At March 31, 2000, United's simulation model indicated that net interest income would increase by 3.24% if interest rates increased by 200 basis points and would decrease by 4.80% if interest rates fell by the same amount. Both of the simulation results are within the limits of United's policy, which permits an expected net interest income impact within a range of plus 10% and minus 10% for any 200 basis point increase or decrease in rates.

          To assist in achieving a desired level of interest rate sensitivity, United has entered into off-balance sheet contracts that are considered derivative financial instruments. Derivative financial instruments can be a cost and capital effective means of modifying the repricing characteristics of on-balance sheet assets and liabilities. United requires that all contract counterparties have an investment grade or better credit rating. These contracts include interest rate swap contracts in which United pays a variable rate based on Prime Rate and receives a fixed rate on a notional amount and interest rate cap contracts for which United pays an up-front premium in exchange for a variable cash flow if interest rates exceed the cap rate. United did not enter into any new derivative financial instrument contracts during the first quarter of 2000.

         The following table presents United's cap contracts at March 31, 2000. At that date, the cap contracts had an aggregate book value of $316,000.

Table 7 - Cap Contracts as of  March 31, 2000
(dollar amounts in thousands)

                                      Notional      Contract        Contract      Fair
             Maturity                   Amount        Index           Rate        Value
             --------                   ------        -----           ----        -----
               August 31, 2001           5,000        Prime             10.00%      10
               August 27, 2001          20,000        Prime             10.00%      49
            September 18, 2003          10,000    3 Month LIBOR          5.50      511
               January 4, 2004          10,000        Prime              7.75%     543
                                       -------                                   -----
                         Total          5,000                                    1,113
                                      ========                                  ======

         The following table presents United's swap contracts as of March 31, 2000.

Table 8 - Swap Contracts as of  March 31, 2000
(dollar amounts in thousands)

                                   Notional         Rate        Rate         Fair
       Maturity                     Amount        Received      Paid        Value
       --------                     ------        --------      ----        -----
     April 2, 2001                   15,000        8.41%       9.00%        (197)
     April 5, 2001                   10 000        9.50%       9.00%         (28)
     May 8, 2001                     10,000        8.26%       9.00%        (155)
     June 7, 2001                    10 000        8.69%       9.00%        (132)
     July 27, 2001                   10,000        8.85%       9.00%         (80)
     October 12, 2001                10,000        9.11%       9.00%        (120)
     June 7, 2002                    10,000        9.05%       9.00%        (119)
     June 14, 2002                   10,000        9.12%       9.00%        (107)
     June 24, 2002                   20,000        8.80%       9.00%        (442)
     July 29, 2002                   25,000        9.04%       9.00%        (316)
     August 10, 2002                 10,000        9.60%       9.00%        (104)
     December 23, 2002               10,000        9.19%       9.00%        (231)
                                    ---------------------------------------------
Total/weighted average              150,000        8.95%       9.00%      (2,031)
                                    =============================================

         Effective January 1, 1999, United adopted Statement of Financial Accounting Standards No. 133 (ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES), that requires that all derivative financial instruments be included and recorded at fair value on the balance sheet. Currently, all of United's derivative financial instruments are classified as highly effective fair value hedges. Fair value hedges recognize currently in earnings both the impact of the change in the fair value of the derivative financial instrument and the offsetting impact of the change in fair value of the hedged asset or liability. At March 31, 2000, United's derivative financial instruments had an aggregate negative fair market value of $918,000.

         United requires all derivative financial instruments to be used only for asset/liability management or hedging specific transactions or positions, and not for trading or speculative purposes. Management believes that the risk associated with using derivative financial instruments to mitigate interest rate sensitivity is minimal and should not have any material unintended impact on United's financial condition or results of operations.

Capital Resources and Liquidity
-------------------------------

         The following table shows United's capital ratios, as calculated under regulatory guidelines, compared to the regulatory minimum capital ratio and the regulatory minimum capital ratio needed to qualify as a "well-capitalized" institution at March 31, 2000 and December 31, 1999:

Table 9 - Capital Ratios
                                            March 31,             December 31,
                                              2000                    1999
                                            --------              ------------
Leverage ratio                                 5.61%                  5.52%
    Regulatory minimum                         3.00%                  3.00%
    Well-capitalized minimum                   5.00%                  5.00%
Tier I risk-based capital                      8.54%                  8.44%
    Regulatory minimum                         3.00%                  3.00%
    Well-capitalized minimum                   6.00%                  6.00%
Total risk-based capital                      10.04%                  9.95%
    Regulatory minimum                         8.00%                  8.00%
    Well-capitalized minimum                  10.00%                 10.00%

         Management believes that it is in the best interests of United's shareholders to make optimal use of United's capital by maintaining capital levels that meet the regulatory requirements for "well-capitalized" status but do not result in a significant level of excess capital that is not utilized. In consideration of the asset growth experienced during the past year and expected continued growth during the year 2000, management recommended to United's board of directors in January 2000 that additional capital be raised through the sale of common stock. The Board subsequently approved a public offering of between 350,000 and 450,000 shares at a price of $38.00 per share, which will provide between $13.2 million and $17.0 million of additional capital, net of estimated offering expenses. Management expects to use the net proceeds of the offering, which is expected to be completed during the second quarter of 2000, to inject additional capital into United's subsidiary banks and for other corporate purposes.

          United is currently paying dividends on a quarterly basis and expects to continue making such distributions in the future if results from operations and capital levels are sufficient. The following table presents the cash dividends declared in the first quarter of 2000 and 1999 and the respective payout ratios as a percentage of net income.

Table 10 - Dividend Payout Information
                                      2000                          1999
                             Dividend     Payout %         Dividend    Payout %
                             --------     --------         --------    --------
First quarter                $  0.075       15.6%          $   0.05      12.2%

         Liquidity measures the ability to meet current and future cash flow needs as they become due. Maintaining an adequate level of liquid funds, at the most economical cost, is an important component of United's asset and liability management program. United has several sources of available funding to provide the required level of liquidity. United, like most banking organizations, relies primarily upon cash inflows from financing activities (deposit gathering, short-term borrowing and issuance of long-term debt) to fund its investing activities (loan origination and securities purchases). The financing activity cash inflows such as loan payments and securities sales and prepayments are also a significant component of liquidity.


COMPARISON OF THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997.

Expansions and Mergers Since December 31, 1998
----------------------------------------------

         On August 27, 1999, United completed its merger with 1st Floyd Bank of Rome, Georgia, in a tax-free stock exchange. United issued 632,890 shares of common stock in the transaction and recorded merger-related expenses totaling $1.2 million, net of tax. This merger was accounted for as a pooling of interests, and all of the financial statements and ratios contained in this proxy statement/prospectus have been restated to include the results of 1st Floyd Bank for all periods presented.

         On  March  31,  1999,  United  completed  its  acquisition  of  Bank of
Adairsville of Adairsville, Georgia. Effective April 1, 1999, the results of operations for Bank of Adairsville were included in United's consolidated statements of income. This acquisition was accounted for as a purchase, for which United recorded a goodwill asset in the amount of approximately $3 million, which is being recognized through charges to expense over a term of 15 years beginning in April, 1999.

         Two new branch offices of the banks were opened for business during 1999. United Community Bank opened a new office in Murrayville, Georgia, which is operated under the trade name of United Community Bank of Hall County. Carolina Community Bank opened a second office in Brevard, North Carolina.

Expansions Prior to December 31, 1998
-------------------------------------

         Effective January 30, 1998, Peoples Bank of Fannin County assumed deposits totaling $23.4 million and purchased certain assets totaling $3.7 million of a branch bank located in Ellijay, Georgia. This office is now operated under the trade name of United Community Bank of Gilmer County.

         Effective September 12, 1997, United completed the acquisition of First Clayton Bank and Trust in Clayton, Georgia. United issued 646,257 shares of common stock in connection with this merger, which was accounted for as a pooling of interests.

         United also expanded its market area during 1998 and 1997 through de novo branching. Carolina Community Bank opened de novo branch offices in the western North Carolina cities of Etowah and Cherokee during 1998 and Brevard during 1997.

         United Community Bank opened a de novo branch office in Clarkesville, Georgia during 1998 that is operated under the trade name of First Bank of Habersham.

Income Statement Review
-----------------------

         Net income was $13.6 million in 1999, an increase of 6.9% from the $12.8 million earned in 1998. Diluted earnings per common share were $1.66 for 1999, compared with $1.57 reported for 1998, an increase of 5.7%. Return on average assets and return on average equity for 1999 were 0.72% and 14.33%, respectively, compared with 0.94% and 14.84%, respectively, for 1998.

         The reported net income for 1999 includes after-tax charges of $1.2 million related to the merger with 1st Floyd Bank. Excluding these non-recurring items, net income for 1999 was $14.8 million, an increase of 15.9% over 1998. Diluted earnings per share for 1999, excluding merger-related charges, were $1.80, an increase of 14.5% over 1998. Return on average assets and return on average equity for 1999, exclusive of merger-related charges, were 0.78% and 15.54%, respectively.

         The following table summarizes the components of income and expense and the changes in those components for the past three years.
Table 1 -  Condensed  Consolidated  Statements  of Income
For the years ended December 31
(In thousands)

                                                            Change                             Change
                                          1999         Amount        %         1998        Amount       %         1997

Interest income                    $         149,740      33,526     28.8%      116,214       22,026    23.4%        94,188
Interest expense                              81,766      21,762     36.3%       60,004       11,534    23.8%        48,470
                                     ----------------------------          --------------------------         --------------
Net interest income                           67,974      11,764     20.9%       56,210       10,492    22.9%        45,718
Provision for loan losses                      5,104       2,492     95.4%        2,612         (202)   -7.2%         2,814
                                     ----------------------------          --------------------------         --------------
Net interest income after
   provision for loan losses                  62,870       9,272     17.3%       53,598       10,694    24.9%        42,904
Non-interest income                           10,836       1,707     18.7%        9,129        1,929    26.8%         7,200
Non-interest expense                          54,165      10,201     23.2%       43,964        9,901    29.1%        34,063
                                     ----------------------------          --------------------------         --------------
Income before income taxes                    19,541         778      4.1%       18,763        2,722    17.0%        16,041
Income tax expense                             5,893         (97)    -1.6%        5,990        1,003    20.1%         4,987
                                     ----------------------------          --------------------------         --------------
Net income                         $          13,648         875      6.9%       12,773        1,719    15.6%        11,054
                                     ============================          ==========================         ==============

The individual components of income and expense are discussed in further detail below.

Net Interest Income
-------------------

         Net interest income (the difference between the interest earned on assets and the interest paid on deposits and liabilities) is the single largest component of United's operating income. United actively manages this income source to provide an optimal level of income while balancing interest rate, credit and liquidity risks. Net interest income totaled $68.0 million in 1999, an increase of $11.8 million, or 21%, from the level recorded in 1998. Net interest income for 1998 increased $10.5 million, or 23%, over the 1997 level. On a fully tax-equivalent basis, net interest income was $70.0 million in 1999, compared with $57.9 million in 1998 and $47.0 million in 1997.

         In 1999, average interest earning assets increased $503 million, or 40%, over the 1998 amount. This increase was primarily due to the increased volume of loans and to increased securities acquired as part of United's leverage program. Average loans outstanding for 1999 were $1.2 billion, compared with $956 million in 1998. Average interest bearing liabilities for 1999 increased $488 million, or 43%, over the 1998 average balance. This increase was primarily due to an increase in the level of average interest bearing deposits of $256 million, or 25%, and an increase in borrowed funds of $232 million, or 204%. Approximately $150 million of the increase in average borrowed funds was in conjunction with United's leverage program, which is explained in detail in the INVESTMENT SECURITIES section of this discussion. The majority of new borrowings were fixed and floating rate advances from the Federal Home Loan Bank that were at a funding cost competitive with the banks' current certificate of deposit rates. Additional information regarding the Federal Home Loan Bank advances is provided in note 7 of the consolidated financial statements.

         The banking industry uses two key ratios to measure relative profitability of net interest income. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing liabilities. The interest rate spread eliminates the impact of non-interest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percent of average total earning assets and takes into account the positive impact of investing non-interest bearing deposits.

         United's net interest spread was 3.55% in 1999, 4.04% in 1998, and 4.05% in 1997, while the net interest margin (on a tax-equivalent basis) was 3.98% in 1999, 4.60% in 1998, and 4.66% in 1997. The 62 basis point decrease in the net interest margin from 1998 to 1999 is primarily attributed to the following: the narrower spread on the assets and associated liabilities in the leverage program; the increased reliance on borrowed funds; increased competitive pricing pressure on loans and deposits; increased cash balance held for Year 2000 contingency; and the impact of bank-owned life insurance revenue recorded as non-interest income.

         The average cost of interest bearing liabilities for 1999 was 5.07%, a decrease of 27 basis points from 1998. Core deposits, which include transaction accounts, savings accounts and non-brokered certificates of deposit less than $100,000, represented approximately 77% of total deposits in 1999, a decrease from 82% in 1998.

         The following table shows, for the past three years, the relationship between interest income and expense and the average balances of interest earning assets and interest bearing liabilities.

Table 2 - Average Consolidated Balance Sheets and Net Interest Analysis For the Years Ended December 31
Fully tax-equivalent basis
(in thousands)

                                                    1999                        1998                       1997
                                          ------------------------- --------------------------- --------------------------
                                           Average   Interest Avg.     Average   Interest Avg.    Average   Interest Avg.
                                           Balance     <F1>   Rate     Balance     <F1>   Rate    Balance     <F1>   Rate
                                          ------------------------- --------------------------- --------------------------
Assets:
Interest-earning assets:
  Loans, net of unearned income <F2>     $ 1,242,418  119,669 9.63%     961,763   99,126 10.31%    777,583   80,675 10.38%
  Taxable investments                        417,602   25,285 6.05%     200,457   12,264  6.12%    156,784    9,609  6.13%
  Tax-exempt investments                      80,949    5,795 7.16%      67,067    4,879  7.27%     44,326    3,514  7.93%
  Federal funds sold
    and other interest income                 19,769    1,050 5.31%      28,272    1,644  5.81%     31,077    1,723  5.54%
                                          -------------------       --------------------        -------------------
Total interest-earning assets /
  interest income                          1,760,738  151,799 8.62%   1,257,559  117,913  9.38%  1,009,770   95,521  9.46%
                                          -------------------       --------------------        -------------------
Non-interest-earning assets:
  Allowance for loan losses                  (15,341)                    (11,805)                    (9,854)
  Cash and due from banks                     63,452                      45,176                     30,662
  Premises and equipment                      45,382                      35,331                     24,832
  Other assets                                41,958                      29,042                     22,568
                                           ---------                 -----------                 ----------
Total assets                             $ 1,896,189                   1,355,303                  1,077,978
                                           =========                 ===========                 ==========
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
  Interest-bearing deposits:
    Transaction accounts                 $   323,180   12,237 3.79%     254,016   10,200  4.02%    188,997    7,230  3.83%
    Savings deposits                          70,761    2,008 2.84%      54,248    1,520  2.80%     45,063    1,238  2.75%
    Certificates of deposit                  872,077   48,414 5.55%     701,722   41,423  5.90%    604,989   36,309  6.00%
                                         --------------------        --------------------        -------------------
    Total interest-bearing deposit         1,266,018   62,659 4.95%   1,009,986   53,143  5.26%    839,049   44,777  5.34%
                                         --------------------       --------------------        -------------------
Federal Home Loan Bank advances              249,755   13,096 5.24%      90,834    5,010  5.52%     39,615    2,382  6.01%
Long-term debt and other borrowings <F3>      95,866    6,011 6.27%      22,922    1,851  8.08%     17,697    1,311  7.41%
                                         --------------------       --------------------        -------------------
  Total borrowed funds                       345,621   19,107 5.53%     113,756    6,861  6.03%     57,312    3,693  6.44%
                                         --------------------       --------------------        -------------------
Total interest-bearing liabilities /
  interest expense                         1,611,639   81,766 5.07%   1,123,742   60,004  5.34%    896,361   48,470  5.41%
Non-interest-bearing liabilities:
  Non-interest-bearing deposits              181,843                    135,439                    100,593
  Other liabilities                            7,454                     10,040                      9,903
                                           ---------                -----------                 ----------
  Total liabilities                        1,800,936                  1,269,221                  1,006,857
                                           ---------                 -----------                 ----------
Stockholders' equity                         95,253                      86,082                     71,121
                                           ---------                 -----------                 ----------
Total liabilities
  and stockholders' equity               $ 1,896,189                  1,355,303                  1,077,978
                                           =========                 ===========                 ==========
Net interest-rate spread                                      3.55%                       4.04%                      4.05%
Impact of non-interest bearing
  sources and other changes in
  balance sheet composition                                   0.43%                       0.56%                      0.61%
                                                             ------                     -------                    -------
Net interest income /
  margin on interest-earning assets <F4>              70,033 3.98%               57,909  4.60%              47,051  4.66%
                                                   ================            ================           ================

<F1>     Interest  income on tax-exempt  securities and loans has been increased by 50% to reflect comparable interest on taxable securities.
<F2>     For  computational  purposes,  includes  non-accrual loans and mortgage loans held for sale.
<F3>     Includes Trust Preferred Securities.
<F4>     Tax equivalent net interest  income as a percentage of average  earning assets

         The following table shows the relative impact on net interest income of changes in the average outstanding balances (volume) of earning assets and interest bearing liabilities and the rates earned and paid by United on such assets and liabilities. Variances resulting from a combination of changes in rate AND volume are allocated in proportion to the absolute dollar amounts of the change in each category.

Table 3 - Change in Interest Income and Expense on a Tax Equivalent Basis (in thousands)

                                                   1999 Compared to 1998                   1998 Compared to 1997
                                                    Increase (decrease)                      Increase (decrease)
                                              in interest income and expense          in interest income and expense
                                                       due to changes in:                    due to changes in:
                                               Volume       Rate        Total         Volume       Rate        Total
                                             -------------------------------------  -------------------------------------
Interest-earning assets:
Loans                                    $        27,380      (6,837)      20,543        19,109        (658)      18,451
Taxable investments                               13,149        (128)      13,021         2,677         (22)       2,655
Tax-exempt investments                               995         (79)         916         1,803        (438)       1,365
Federal funds sold
  and other interest income                         (461)       (133)        (594)         (156)         77          (79)
                                             -------------------------------------  -------------------------------------
Total interest-earning assets                     41,063      (7,177)      33,886        23,433      (1,041)      22,392

Interest-bearing liabilities:
Transaction accounts                               2,646        (609)       2,037         2,487         483        2,970
Savings deposits                                     468          20          488           252          30          282
Certificates of deposit                            9,575      (2,584)       6,991         5,806        (692)       5,114
                                             -------------------------------------  -------------------------------------
  Total interest-bearing deposits                 12,689      (3,173)       9,516         8,545        (179)       8,366
FHLB advances                                      8,345        (259)       8,086         3,080        (452)       2,628
Long-term debt and other borrowings                4,660        (500)       4,160           387         153          540
                                             -------------------------------------  -------------------------------------
  Total borrowed funds                            13,005        (759)      12,246         3,467        (299)       3,168
                                             -------------------------------------  -------------------------------------
Total interest-bearing liabilities                25,694      (3,932)      21,762        12,012        (478)      11,534
                                             -------------------------------------  -------------------------------------
Increase (decrease)
  in net interest income                 $        15,369      (3,245)      12,124        11,421        (563)      10,858
                                             =====================================  =====================================


Provision for Loan Losses
-------------------------

         The provision for loan losses in 1999 was $5.1 million, compared with $2.6 million in 1998 and $2.8 million in 1997. As a percentage of average outstanding loans, the provisions recorded for 1999, 1998 and 1997 were 0.41%, 0.27% and 0.36%, respectively. Net loan charge-offs as a percentage of average outstanding loans for 1999 were 0.15%, compared with 0.10% for 1998 and 0.05% for 1997. The increase in the provision for loan loss in 1999 is primarily attributed to growth in the loan portfolio and the increased level of net charge-offs.

         The provision for loan losses is based on management's evaluation of inherent risks in the loan portfolio and the corresponding analysis of the allowance for loan losses. Additional discussion on loan quality and the allowance for loan losses is included in the ASSET QUALITY section of this proxy statement/prospectus.

Non-interest Income
-------------------

         Total non-interest income for 1999 was $10.8 million, compared with $9.1 million in 1998 and $7.2 million in 1997. The following table presents the components of non-interest income for 1999, 1998, and 1997.

Table 4 - Non-interest Income
(in thousands)

                                                  ------------------------------------------------------------------
                                                                      Years Ended December 31,
                                                  ------------------------------------------------------------------
                                                      1999       % Change       1998       % Change        1997
--------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts           $          5,161          22%        4,227           15%        3,681
Mortgage loan and related fees                           1,638         -10%        1,822           57%        1,157
ATM fees                                                   539          69%          319           40%          228
Insurance commissions                                    1,027          53%          672          159%          259
Trust and brokerage revenue                                622          46%          427          132%          184
Gains (losses) on securities sales, net                    543         -32%          804            9%          737
Safe deposit box rental                                    219          26%          174           16%          150
Bank-owned life insurance                                  395          n/m            -           n/m            -
Other                                                      692           1%          684          -15%          804
                                                  ------------------------------------------------------------------
     Total                                    $         10,836          19%        9,129           27%        7,200
                                                  ==================================================================


         The primary source of non-interest income for United is service charges and fees on deposit accounts held by the banks. Total deposit service charges and fees for 1999 were $5.2 million, or 48% of total non-interest income, compared with $4.2 million, or 46% of total non-interest income in 1998. The growth of deposit service charge and fee revenue for 1999 and 1998 was primarily due to the increase in the number of deposit accounts.

         Net gains on the sale of securities totaled $543,000 for 1999, compared with $804,000 for 1998 and $737,000 in 1997. The gains in 1999 were primarily related to the sale of an equity security. Securities gains recognized during 1998 and 1997 gains were primarily the result of a general decline in interest rates coupled with management's decision to shift a portion of the balance of the securities portfolios of the banks to higher yielding mortgage securities.

         Mortgage loan and related fees for 1999 were $1.6 million, a decrease of 10% compared with 1998. This decrease was primarily due to the higher interest rate environment during 1999 that reduced the market for mortgage refinance loans. Substantially all of the mortgage loan and related fees recorded during 1999 were received as the result of originating approximately $129 million of residential mortgages that were subsequently sold into the secondary market. These loans were all sold with the right to service the loans (the servicing asset) released to the purchaser for a fee. The decrease in mortgage loan and related fees for 1999 was offset by the effect of recognizing $72,000 less in amortization of mortgage servicing rights in 1999 compared with 1998. This reduction of amortization was in response to decreased prepayment levels within the serviced loan portfolio due to higher mortgage market interest rates.

         Trust and brokerage revenue for 1999 was $622,000, an increase of 46% compared with 1998. This increase is primarily attributed to management's continued focus on personal trust business opportunities within the current customer base of the banks.

         Insurance commissions increased $355,000, or 53%, compared with 1998. This increase is primarily attributed to loan growth-related increased credit life sales at United Family Finance Co. and United Family Finance Co. of North Carolina of $198,000 and increased commission revenue for United Agencies, Inc. of $96,000. The revenue increase at United Agencies, Inc. resulted from a one-time commission on the sale of bank-owned life insurance policies to the banks.

         Non-interest income for 1999 also included $395,000 of revenue related to the increase in value of $8.1 million of bank-owned life insurance contracts purchased by United in December 1998.

Non-interest Expense
--------------------

         Total non-interest expense for 1999 was $54.2 million, compared with $43.9 million in 1998 and $34.1 million in 1997. Non-interest expense for 1999 includes $1.8 million of charges related to the merger with 1st Floyd Bank, primarily for employee contractual obligations, write-off of obsolete equipment, and professional fees. The following table presents the components of non-interest expense for the years ended December 31, 1999, 1998, and 1997.

Table 5 - Non-interest Expense
(in thousands)

                                           -------------------------------------------------------------
                                                             Years Ended December 31,
                                           -------------------------------------------------------------
                                              1999      % Change       1998      % Change      1997
--------------------------------------------------------------------------------------------------------
Salaries                               $        23,571         21%       19,435         29%      15,053
Employee benefits                                6,113         19%        5,125         33%       3,861
Occupancy                                        3,193         17%        2,719         30%       2,086
Furniture and equipment                          4,439         41%        3,158         46%       2,169
Communications                                   1,526         29%        1,180         63%         725
Advertising and public relations                 2,331          6%        2,207          2%       2,158
Postage, printing and supplies                   2,710         14%        2,372         33%       1,787
Professional fees                                1,467          2%        1,432         29%       1,110
Amortization of intangibles                        710         39%          509         23%         414
Other expense                                    6,260          7%        5,827         24%       4,700
                                           -------------------------------------------------------------
                                                52,320         19%       43,964         29%      34,063
Merger-related expenses                          1,845                        -                       -
                                           ------------            -------------            ------------
     Total non-interest expense        $        54,165         23%       43,964         29%      34,063
                                           ============            =============            ============

         Total salaries and benefits for 1999, excluding merger-related expenses, increased by 21% over the 1998 level. This increase was primarily due to staff additions for new branch bank offices, staffing increases at existing branches that experienced growth, and the addition of several senior management positions at the holding company during the second half of 1998 and 1999. United had 778 full-time equivalent employees at December 31, 1999, compared with 687 at year-end 1998.

         Total occupancy expense for 1999 increased by 17% compared with 1998. This increase is primarily attributed to the opening of new branch bank offices located in the primary market areas of United during the second half of 1998 and 1999 and the acquisition of Bank of Adairsville.

         Total furniture and equipment expense for 1999, excluding merger-related expenses, increased by 41% compared with 1998. This increase is primarily attributed to the depreciation expense for the wide area computer network, the acquisition of Bank of Adairsville, and expense associated with the operation of new branch bank offices.

         Communications expense, which includes data circuit costs, local phone service, long-distance service, and cellular service, increased by 29% during 1999 and 63% during 1998. These increases were both primarily due to the new facilities opened since 1997 and new expenses associated with installation and maintenance of frame-relay data circuits that are the communications backbone for United's wide-area computer network.

         Postage, printing, and supply expense for 1999 increased by 14% compared with 1998. This increase is a direct result of increases in the number of deposit, loan, and trust customers during the year.

         Amortization of intangible assets in 1999 increased 39% compared with 1998. This increase is attributed to the amortization of the goodwill asset related to the acquisition of Bank of Adairsville in March 1999. Additional information regarding United's accounting policy for goodwill and deposit-based intangible assets is included in the notes to the consolidated financial statements.

         The efficiency ratio measures a bank's total operating expenses as a percentage of net interest income (before provision for loan losses) and non-interest income, excluding net gains or losses on the sale of securities and merger-related expenses. United's efficiency ratio for 1999 was 66.9%, compared with 68.1% in 1998 and 65.2% in 1997.

         During 1999 United recognized $1.8 million of expenses related to the merger with 1st Floyd Bank. These charges consisted of compensation expense ($692,000); equipment write-offs ($424,000); professional fees ($522,000); and other expense ($207,000). At December 31, 1999, $455,000 of the total $1.8 million merger charge was recorded as an accrued liability.


Income Taxes
------------

         United had income tax expense of $5.9 million in 1999, compared with $6.0 million in 1998 and $5.0 million in 1997. United's effective tax rates (tax expense expressed as a percentage of pre-tax net income) for 1999, 1998, and 1997 were 30.2%, 31.9%, and 31.1%, respectively. These effective rates are lower than the statutory federal tax rate primarily because of interest income on certain investment securities and loans that is exempt from income taxes. Additional information regarding United's income taxes can be found in note 11 to the consolidated financial statements.


Balance Sheet Review
--------------------

         Total assets at December 31, 1999 were $2.1 billion, an increase of $541 million, or 34%, from December 31, 1998. On an average basis, total assets increased $541 million, or 40%, from 1998 to 1999. Average interest earning assets for 1999 were $1.8 billion, compared with $1.3 million for 1998, an increase of 40%.

Loans
-----

         Total loans averaged $1.2 billion in 1999, compared with $956 million in 1998, an increase of 29%. At December 31, 1999, total loans were $1.4 billion, an increase of $339 million, or 32%, from December 31, 1998. Over the past five years, United has experienced strong loan growth in all markets, with particular strength in loans secured by real estate, both residential and non-residential. The following table presents a summary of the loan portfolio by category over that period.

Table 6 - Loans Outstanding
(in thousands)

                                                                                December 31,
                                                      1999           1998            1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Commercial                                     $        125,245         109,647        119,262       110,402        68,427
Real estate - construction                              161,774         121,900         83,528        55,045        31,663
Real estate - mortgage                                  969,385         694,561        545,556       390,294       300,666
Consumer                                                143,956         135,057        124,153       106,504        88,504
                                                 --------------------------------------------------------------------------
   Total loans                                 $      1,400,360       1,061,165        872,499       662,245       489,260
                                                 ==========================================================================

As a percentage of total loans:
   Commercial                                              8.9%           10.3%          13.7%         16.7%         14.0%
   Real estate - construction                             11.6%           11.5%           9.6%          8.3%          6.5%
   Real estate - mortgage                                 69.2%           65.5%          62.5%         58.9%         61.4%
   Consumer                                               10.3%           12.7%          14.2%         16.1%         18.1%
                                                 --------------------------------------------------------------------------
       Total                                             100.0%          100.0%         100.0%        100.0%        100.0%
                                                 ==========================================================================


         Substantially all of United's loans are to customers located in Georgia and North Carolina, in the immediate market areas of the banks. This includes loan customers who have a seasonal residence in the banks' market areas. The following table indicates United's loans by specific collateral type or loan purpose as of December 31, 1999:

Table 7 - Loans by Collateral Type or Purpose
(in thousands)

                                                                      Percent of
                                                                      Total Loans
                                                                      ------------
Secured by real estate:
    Residential first liens                     $         506,729           36.1%
    Residential second liens                               27,177            1.9%
    Home equity lines of credit                            53,191            3.8%
    Construction and land development                     161,774           11.6%
    Non-farm, non-residential                             355,269           25.4%
    Farmland                                               16,173            1.2%
    Multi-family residential                               10,846            0.8%
                                                   ---------------    -----------
      Total real estate                                 1,131,159           80.8%
                                                   ---------------    -----------

Other loans:
    Commercial and industrial                             105,221            7.5%
    Agricultural production                                 9,923            0.7%
    States and municpalities                               10,101            0.7%
    Consumer installment loans                            136,983            9.8%
    Credit cards and other revolving credit                 6,973            0.5%
                                                   ---------------    -----------
       Total other loans                                  269,201           19.2%
                                                   ---------------    -----------
       Total loans                              $       1,400,360          100.0%
                                                   ===============    ===========

         As of December 31, 1999, United's 20 largest credit relationships consisted of loans and loan commitments ranging from $2.4 to $10.0 million, with an aggregate total credit exposure of $77 million. All of these credits have been underwritten in a prudent manner and structured to minimize United's potential exposure to loss.

         The following table sets forth the maturity distribution of real estate construction and commercial loans, including the interest rate sensitivity for loans maturing in greater than one year, as of December 31, 1999. United's loan policy does not permit automatic roll-over of matured loans.

Table 8 - Loan Portfolio Maturity
(in thousands)

                                                                                  Rate Structure for Loans
                                                Maturity                          Maturing Over One Year
                                 -------------------------------------------------------------------------
                                   One Year   One through   Over Five                Fixed     Floating
                                    or Less    Five Years     Years      Total       Rate        Rate
----------------------------------------------------------------------------------------------------------
Commercial                    $        61,266       42,493      21,486    125,245      57,214       6,765
Real estate - construction            130,607       31,167           -    161,774       7,581      23,586
                                 -------------------------------------------------------------------------
     Total                    $       191,873       73,660      21,486    287,019      64,795      30,351
                                 =========================================================================


Asset Quality and Risk Elements
-------------------------------

         United manages asset quality and controls credit risk through diversification of the loan portfolio and the application of policies designed to promote sound underwriting and loan monitoring practices. United's loan administration function is charged with monitoring asset quality, establishing credit policies and procedures and enforcing the consistent application of these policies and procedures at all of the banks.

         The provision for loan losses is the annual cost of providing an adequate allowance for anticipated potential future losses on loans. The amount each year is dependent upon many factors including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of loan portfolio quality, the value of collateral, and economic factors and trends. The evaluation of these factors is performed by United's credit administration department through an analysis of the adequacy of the allowance for loan losses.

         Reviews of non-performing, past due loans and larger credits, designed to identify potential charges to the allowance for loan losses, as well as determine the adequacy of the allowance, are conducted on a regular basis during the year. These reviews are performed by the responsible lending officers, as well as a separate loan review department, and consider such factors as the financial strength of borrowers, the value of the applicable collateral, past loan loss experience, anticipated loan losses, growth in the loan portfolio, prevailing and anticipated economic conditions, and other factors.

         United does not currently allocate the allowance for loan losses to the various loan categories and there were no significant changes in the estimation methods and assumptions used to determine the adequacy of the allowance for loan losses during 1999.

The following table presents a summary of changes in the allowance for loan losses for each of the past five years.

Table 9 - Summary of Loan Loss Experience
(in thousands)

                                                                  Years Ended December 31,
                                                       1999       1998       1997      1996       1995
----------------------------------------------------------------------------------------------------------
Balance beginning of period                      $      12,680      10,989     8,536     5,316      4,415
Provision for loan losses                                5,104       2,612     2,814     1,751      1,128
Allowance for loan losses acquired
   from  subsidiary at acquisition date                  1,822           -         -     1,813          -
Amounts charged-off:
     Commercial                                            357         460        73       329        148
     Real estate - construction                              4           -         -         -         24
     Real estate - residential mortgage                    556         233        99        13        337
     Consumer                                            1,936         770       658       361        205
                                                    ------------------------------------------------------
         Total loans charged-off                         2,853       1,463       830       703        714
                                                    ------------------------------------------------------
Recoveries of charged-off loans:
     Commercial                                            167         287        22       251        187
     Real estate - construction                              5           -         -         -          -
     Real estate - residential mortgage                    323          36       296        49        188
     Consumer                                              474         219       151        59        112
                                                    ------------------------------------------------------
          Total recoveries                                 969         542       469       359        487
                                                    ------------------------------------------------------
      Net charge-offs                                    1,884         921       361       344        227
                                                    ------------------------------------------------------
Balance end of period                            $      17,722      12,680    10,989     8,536      5,316
                                                    ======================================================

Total loans:
   At year-end                                   $   1,400,360   1,061,165   872,499   662,245    489,260
   Average                                       $   1,237,892     956,452   773,245   567,456    434,682
As a percentage of average loans:
   Net charge-offs                                       0.15%       0.10%     0.05%     0.06%      0.05%
   Provision for loan losses                             0.41%       0.27%     0.36%     0.31%      0.26%
Allowance as a percentage of year-end loans              1.27%       1.19%     1.26%     1.29%      1.09%
Allowance as a percentage of non-performing loans         974%       1174%      964%      527%       220%


         Management believes that the allowance for loan losses at December 31, 1999 is sufficient to absorb losses inherent in the loan portfolio as of that date based on the best information available, including the credit risks related to the Year 2000 issue described in detail later in this discussion. This assessment involves uncertainty and judgment; therefore, the adequacy of the allowance for loan losses cannot be determined with precision and may be subject to change in future periods. In addition, bank regulatory authorities, as part of their periodic examination of the banks, may require additional charges to the provision for loan losses in future periods if the results of their review warrant.

Non-performing Assets
---------------------

         Non-performing loans, which included non-accrual loans and accruing loans past due over 90 days, totaled $1.8 million at year-end 1999, compared with $1.1 million at December 31, 1998. At December 31, 1999, the ratio of non-performing loans to total loans was 0.13%, compared with 0.10% at year-end 1998. Non-performing assets, which include non-performing loans and foreclosed real estate, totaled $2.4 million at December 31, 1999, compared with $1.5 million at year-end 1998.

         It is the general policy of the banks to place loans on non-accrual status when, in the opinion of management, the principal and interest on a loan is not likely to be repaid in accordance with the loan terms. When a loan is placed on non-accrual status, interest previously accrued but not collected is reversed against current interest income. Depending on management's evaluation of the borrower and loan collateral, interest on a non-accrual loan may be recognized on a cash basis as payments are received. Loans made by the banks to facilitate the sale of other real estate are made on terms comparable to loans of similar risk.

         There were no commitments to lend additional funds to loan customers with loans on non-accrual status at December 31, 1999. The table below summarizes United's non-performing assets for each of the last five years.

Table 10 - Non-Performing Assets
(in thousands)

                                                                         December 31,
                                                     1999        1998        1997         1996        1995
---------------------------------------------------------------------------------------------------------------
Non-accrual loans                              $        1,370         612         601          992       2,018
Loans past due 90 days or more and
    still accruing                                        450         468         539          628         402
                                                 --------------------------------------------------------------
    Total non-performing loans                          1,820       1,080       1,140        1,620       2,420
Other real estate owned                                   541         424         386          210          65
                                                 --------------------------------------------------------------
     Total non-performing assets               $        2,361       1,504       1,526        1,830       2,485
                                                 ==============================================================

Total non-performing loans as a percentage
     of total loans                                     0.13%       0.10%       0.13%        0.24%       0.49%
Total non-performing assets as a percentage
     of total assets                                    0.11%       0.09%       0.13%        0.20%       0.34%

         At December 31, 1999, United had $5.1 million of loans which were not classified as non-performing but for which known information about the borrowers' financial condition caused management to have concern about the ability of the borrowers to comply with the repayment terms of the loans. These loans were identified through the loan review process described in the ASSET QUALITY AND RISK ELEMENTS section of this discussion above that provides for assignment of a risk rating based on an ten-grade scale to all commercial and commercial real estate loans. Based on the evaluation of current market conditions, loan collateral, other secondary sources of repayment and cash flow generation, management does not anticipate any significant losses related to these loans. These loans are subject to continuing management attention and are considered in the determination of the allowance for loan losses.

Investment Securities
---------------------

         The composition of the securities portfolio reflects United's investment strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of income. The securities portfolio also provides a balance to interest rate risk and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits. During 1999, United expanded its leverage program, which uses borrowed funds to purchase investment securities, by approximately $89 million over year-end 1998.

         Total average securities increased 86% during 1999 and 33% during 1998. The following table shows the carrying value of United's securities, by security type, as of December 31, 1999, 1998, and 1997.

Table 11 - Carrying Value of Securities
(in thousands)

                                                                    December 31,
                                                        1999           1998            1997
-------------------------------------------------------------------------------------------------
Securities held to maturity:
      U.S. Treasury                              $              -               -            500
      U.S. Government agencies                                  -           1,885         22,361
      State and political subdivisions                          -          53,386         42,330
      Mortgage-backed securities                                -           2,122          4,368
      Other securities                                          -             913            146
                                                    ---------------------------------------------
           Total securities held to maturity                    -          58,306         69,705
                                                    ---------------------------------------------

Securities available for sale:
      U.S. Treasury                                        32,400          33,080         47,442
      U.S. Government agencies                            102,730          46,904         51,762
      State and political subdivisions                     78,824          22,610         12,243
      Mortgage-backed securities                          297,932         220,636         36,139
      Other securities                                     22,617          10,557          6,190
                                                    ---------------------------------------------
           Total securities available for sale            534,503         333,787        153,776
                                                    ---------------------------------------------
           Total securities                       $       534,503         392,093        223,481
                                                    =============================================


         On January 1, 1999, United adopted Statement of Financial Accounting Standards No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." As permitted by SFAS No. 133, United transferred all securities classified as held to maturity at January 1, 1999 to available for sale. Accordingly, the carrying value of United's entire securities portfolio at December 31, 1999 is recorded on the balance sheet at its fair market value of $535 million. At year-end 1998, United had $58 million of securities classified as held to maturity. These securities had a fair market value at year-end 1998 of $60 million.

         United's investment portfolio consists principally of U.S. Government and agency securities, municipal securities, various equity securities, and U.S. Government sponsored agency mortgage-backed securities. A mortgage-backed security relies on the underlying mortgage pools of loans to provide a cash flow of principal and interest. The actual maturities of these securities will differ from the contractual maturities because the loans underlying the security may prepay with or without prepayment penalties. Decreases in interest rates will generally cause an increase in prepayment levels. In a declining interest rate environment, United may not be able to reinvest the proceeds from these prepayments in assets that have comparable yields. Because the majority of the mortgage-backed securities have adjustable rates, however, the negative effects of changes in interest rates on income and the carrying values of these securities are somewhat mitigated.

         During the fourth quarter of 1998, management initiated a leverage program designed to make optimal utilization of United's assets and capital. This program provides for using borrowed funds (principally Federal Home Loan Bank advances) secured by mortgage loans and securities of the banks to purchase additional securities. The securities purchased in conjunction with the leverage program during 1998 and 1999 are primarily mortgage backed pass-through and other mortgage backed securities, including collateralized mortgage obligations. As of December 31, 1999, the leverage program at United added $164 million in total borrowings and earning assets. Management does not expect any increase in the leverage program assets during 2000, and plans to use proceeds from the leverage securities paydowns to fund loan growth and reduce associated leverage program borrowings.

         At December 31, 1999, United had 25% of its total investment portfolio in mortgage backed pass-through securities, all of which are issued or backed by federal agencies, compared with 35% at December 31, 1998. United did not have securities of any issuer in excess of 10% of equity at year-end 1999 or 1998. Other mortgage-backed securities, including collateralized mortgage obligations, represented 14% of the total securities portfolio at December 31, 1999, compared with 29% at year-end 1998. Approximately 81% of the other mortgage-backed securities portfolio was collateralized by mortgage-backed securities issued or backed by federal agencies as of December 31, 1999.

Deposits
--------

         Total average deposits for 1999 were $1.4 billion, an increase of $302 million, or 26% from 1998. Average non-interest bearing demand deposit accounts increased $46 million, or 34%, and average interest bearing transaction accounts increased $69 million, or 27%, from 1998. Average time deposits for 1999 were $872 million, an increase of 24% from 1998.

         Time deposits of $100,000 and greater totaled $312 million at December 31, 1999, compared with $220 million at year-end 1998. During 1999, United began to utilize "brokered" time deposits, issued in certificates of less than $100,000, as an alternative source of cost-effective funding. Average brokered time deposits outstanding in 1999 were $23 million; no material amounts of brokered time deposits were outstanding during 1998. Total interest paid on time deposits of $100,000 and greater during 1999 was $13.5 million. The following table sets forth the scheduled maturities of time deposits of $100,000 and greater and brokered time deposits at December 31, 1999.

Table 12 - Maturities of Time Deposits of $100 Thousand and Greater and Brokered Deposits (in thousands)

$100 Thousand and Greater:
Three months or less                  $      99,463
Over three  through six months               77,963
Over six through twelve months               74,866
Over one year                                60,074
                                       ------------
     Total                            $     312,366
                                       ============

Brokered Deposits:
Three months or less                  $      10,250
Over three  through six months               15,250
Over six through twelve months               32,000
Over one year                                12,000
                                       ------------
     Total                            $      69,500
                                       ============


Short-term Borrowings
---------------------

         At December 31, 1999, all of the banks were shareholders in the Federal Home Loan Bank of Atlanta. Through this affiliation, secured advances totaling $288 million were outstanding at rates competitive with time deposits of like maturities. United anticipates continued utilization of this short and long term source of funds to minimize interest rate risk. The Federal Home Loan Bank advances outstanding at December 31, 1999 had both fixed and floating interest rates ranging from 4.35% to 7.81%. Approximately 28% of the Federal Home Loan Bank advances mature prior to December 31, 2000. Additional information regarding Federal Home Loan Bank advances, including scheduled maturities, is provided in note 7 to the consolidated financial statements.

Interest Rate Sensitivity Management
------------------------------------

         The absolute level and volatility of interest rates can have a significant impact on United's profitability. The objective of interest rate risk management is to identify and manage the sensitivity of net interest income to changing interest rates to achieve United's overall financial goals. Based on economic conditions, asset quality, and various other considerations, management establishes tolerance ranges for interest rate sensitivity and manages within these ranges.

         United uses income simulation modeling as the primary tool in measuring interest rate risk and managing interest rate sensitivity. Simulation modeling considers not only the impact of changing market rates of interest on future net interest income, but also such other potential causes of variability as earning asset volume, mix, yield curve relationships, customer preferences, and general market conditions.

         Interest rate sensitivity is a function of the repricing characteristics of United's portfolio of assets and liabilities. These repricing characteristics are the time frames within which the interest bearing assets and liabilities are subject to change in interest rates either at replacement, repricing, or maturity during the life of the instruments. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate sensitivity management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable timeframe, thereby minimizing the impact of interest rate changes on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in United's current portfolio that are subject to repricing at various time horizons: immediate; one to three months; four to twelve months; one to five years; over five years; and on a cumulative basis. The differences are known as interest sensitivity gaps. The following table shows interest sensitivity gaps for these different intervals as of December 31, 1999.

Table 13 - Interest Rate Gap Sensitivity
(in thousands)

                                                               One        Four      One    Over Five
                                                             Through     Through  Through  Years and
                                                              Three       Twelve    Five   Non-rate
                                                Immediate     Months      Months   Years   Sensitive     Total
--------------------------------------------------------------------------------------------------------------
Interest earning assets:
     Federal funds sold                        $   23,380            -         -        -         -       23,380
     Securities                                         -       74,762    36,415  180,943   242,383      534,503
     Mortgage loans held for sale                       -        6,326         -        -         -        6,326
     Loans                                              -      302,510   520,066  433,361   144,423    1,400,360
                                                 ----------------------------------------------------------------
        Total interest earning assets              23,380      383,598   556,481  614,304   386,806    1,964,569
                                                 ---------------------------------------------------------------

Interest bearing liabilities:
     Demand deposits                                    -      328,815         -        -         -      328,815
     Savings deposits                                   -            -    73,953        -         -       73,953
     Time deposits                                      -      292,233   519,000  243,385         -    1,054,618
     Fed funds purchased/repurchase agreements     31,812            -         -        -         -       31,812
     FHLB advances                                 37,625       20,000    26,750  203,197                287,572
     Notes payable                                 15,365            -     2,142        9         -       17,516
     Convertible subordinated debentures                -            -         -        -     3,500        3,500
     Trust preferred securities                         -            -         -        -    21,000       21,000
                                                 ---------------------------------------------------------------
        Total interest bearing liabilities         84,802      641,048   621,845  446,591    24,500    1,818,786
                                                 ---------------------------------------------------------------
Non-interest bearing sources of funds                   -            -         -        -   192,006      192,006
                                                ----------------------------------------------------------------
Interest sensitivity gap                          (61,422)    (257,450)  (65,364) 167,713   170,300      (46,223)
                                                ----------------------------------------------------------------
Cumulative sensitivity gap                      $ (61,422)    (318,872) (384,236)(216,523)  (46,223)          -
                                                ================================================================

         As seen in the preceding table, during the first year 74% of interest bearing liabilities will reprice compared with 49% of all interest earning assets. Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and the liability remains the same, thus impacting net interest income. This characteristic is referred to as basis risk and generally relates to the possibility that the repricing characteristics of short-term assets tied to United's prime lending rate are different from those of short-term funding sources such as certificates of deposit.

         Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities that are not reflected in the interest rate sensitivity analysis. These prepayments may have significant impact on United's net interest margin. Because of these factors, an interest sensitivity gap analysis may not provide an accurate assessment of United's exposure to changes in interest rates.

         Table 13 indicates United is in a liability sensitive or negative gap position for the first twelve months. This liability sensitive position would generally indicate that United's net interest income would decrease should interest rates rise and would increase should interest rates fall. Due to the factors cited previously, current simulation results indicate only minimal sensitivity to parallel shifts in interest rates; however, no assurance can be given that United is not at risk from interest rate increases or decreases. Management also evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the appropriate mix and repricing characteristics of assets and liabilities necessary to optimize the net interest margin.

   The following table presents the expected maturity of the total securities by maturity date and average yields based on amortized cost (for all obligations on a fully taxable basis) at December 31, 1999. The composition and maturity/repricing distribution of the securities portfolio is subject to change depending on rate sensitivity, capital and liquidity needs.

Table 14 - Expected Maturity of Securities Available for Sale
(in thousands)

                                                                 Over One      Over Five
                                                                   Year          Years
                                                    One Year      Through       Through       Over
                                                    or Less     Five Years     Ten Years    Ten Years     Total
--------------------------------------------------------------------------------------------------------------------
      U.S. Treasury                                      9,252        23,148             -           -       32,400
      U.S. Government agencies                           4,405        61,903        33,202       3,220      102,730
      State and political subdivisions                   5,324        32,280        24,749      16,471       78,824
      Other securities <F1>                                  -             -             -     320,549      320,549
                                                  ------------------------------------------------------------------
           Total securities available for sale          18,981       117,331        57,951     340,240      534,503
                                                  ------------------------------------------------------------------
      Percent of total                                    3.6%         22.0%         10.8%       63.6%       100.0%
      Weighted average yield <F2>                        5.66%         6.37%         7.47%       6.07%        6.27%

<F1> Includes mortgage-backed securities.
<F2> Based on amortized cost.


         To assist in achieving a desired level of interest rate sensitivity, United has entered into off-balance sheet contracts that are considered derivative financial instruments during 1999, 1998, and 1997. Derivative financial instruments can be a cost and capital effective means of modifying the repricing characteristics of on-balance sheet assets and liabilities. These contracts include interest rate swaps under which United pays a variable rate and receives a fixed rate, and interest rate cap contracts for which United pays an up-front premium in exchange for a variable cash flow if interest rates exceed the cap contract rate. To minimize the credit risk of derivative financial instruments, United requires all contract counterparties to have an investment grade or better credit rating.

         The cost of the cap contracts is included in other assets in the consolidated balance sheet and is being amortized on a straight-line basis over the five-year term of the contracts. At December 31, 1999, the cap contracts had an aggregate remaining book value of $373,000. The following table presents United's cap contracts outstanding at December 31, 1999.

Table 15 - Cap Contracts as of  December 31, 1999
(in thousands)

                              Notional       Contract         Contract      Fair
         Maturity              Amount         Index             Rate        Value
         --------              ------         -----             ----        -----
       August 31, 2001           5,000        Prime             10.00%           9
       August 27, 2001          20,000        Prime             10.00%          46
       September 18, 2003       10,000    3 Month LIBOR          5.50%         476
       January 4, 2004          10,000        Prime              7.75%         506
                              --------                                     -------
                 Total          45,000                                       1,037
                              ========                                     =======


         The following table presents United's swap contracts outstanding at December 31, 1999.

Table 16 - Swap Contracts as of  December 31, 1999
(in thousands)


                                  Notional         Rate       Rate        Fair
                Maturity           Amount        Received    Paid (<F1>    Value
                --------           ------        --------    ----------    -----
             April 2, 2001         15,000        8.41%       8.50%        (169)
             April 5, 2001         10,000        9.50%       8.50%          15
             May 8, 2001           10,000        8.26%       8.50%        (138)
             June 7, 2001          10,000        8.69%       8.50%         (96)
             July 27, 2001         10,000        8.85%       8.50%         (70)
             October 12, 2001      10,000        9.11%       8.50%         (57)
             June 7, 2002          10,000        9.05%       8.50%        (114)
             June 14, 2002         10,000        9.12%       8.50%        (102)
             June 24, 2002         20,000        8.80%       8.50%        (304)
             July 29, 2002         25,000        9.04%       8.50%        (281)
             August 10, 2002       10,000        9.60%       8.50%         (51)
             December 23, 2002     10,000        9.19%       8.50%        (164)
                                  --------------------------------------------
Total/weighted average            150,000        8.95%       8.50%      (1,531)
                                 =============================================

<F1> Based on prime rate at December 31, 1999.


         Effective January 1, 1999, United adopted SFAS No. 133, which requires all derivative financial instruments be included and recorded at fair value on the balance sheet. Currently, all of United's derivative financial instruments are classified as highly effective fair value hedges. Fair value hedges recognize currently in earnings both the impact of change in the fair value of the derivative financial instrument and the offsetting impact of the change in fair value of the hedged asset or liability. At December 31, 1999, United's derivative financial instruments had an aggregate negative fair value of $494,000.

         United requires all derivative financial instruments be used only for asset/liability management through the hedging of specific transactions or positions, and not for trading or speculative purposes. Management believes that the risk associated with using derivative financial instruments to mitigate interest rate risk sensitivity is minimal and should not have any material unintended impact on United's financial condition or results of operations.

Liquidity Management
--------------------

         The objective of liquidity management is to ensure that sufficient funding is available, at reasonable cost, to meet the ongoing operational cash needs of United and to take advantage of income producing opportunities as they arise. While the desired level of liquidity will vary depending upon a variety of factors, it is the primary goal of United to maintain a sufficient level of liquidity in all expected economic environments. Liquidity is defined as the ability of a bank to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining United's ability to meet the daily cash flow requirements of the banks' customers, both depositors and borrowers.

         The primary objectives of asset/liability management are to provide for adequate liquidity to meet the needs of customers and to maintain an optimal balance between interest-sensitive assets and interest-sensitive liabilities, so that United can also meet the investment requirements of its shareholders as market interest rates change. Daily monitoring of the sources and use of funds is necessary to maintain a position that meets both requirements.

         The asset portion of the balance sheet provides liquidity primarily through loan principal repayments and the maturities and sales of securities. Mortgage loans held for sale totaled $6.3 million at December 31, 1999, and typically turn over every 45 days as the closed loans are sold to investors in the secondary market. Real estate-construction and commercial loans that mature in one year or less amounted to $192 million, or 14%, of the total loan portfolio at December 31, 1999. Other short-term investments such as federal funds sold are additional sources of liquidity.

         The liability section of the balance sheet provides liquidity through depositors' interest bearing and non-interest bearing deposit accounts. Federal funds purchased, Federal Home Loan Bank advances and securities sold under agreements to repurchase are additional sources of liquidity and represent United's incremental borrowing capacity. These sources of liquidity are short-term in nature and are used as necessary to fund asset growth and meet other short-term liquidity needs.

         As disclosed in United's consolidated statements of cash flows included in the consolidated financial statements, net cash provided by operating activities was $26.8 million during 1999. The major sources of cash provided by operating activities are net income partially offset by funding of mortgage loans held for sale and changes in other assets and other liabilities. Net cash used in investing activities of $478.7 million consisted primarily of a net increase in loans of $325.8 million and securities purchases of $244.9 million funded largely by sales, maturities, and paydowns of securities of $99.4 million and additional net borrowings from the Federal Home Loan Bank of $100.7 million. Net cash provided by financing activities provided the remainder of funding sources for 1999. The $502.1 million of net cash provided by financing activities consisted primarily of a $381 million net increase in deposits and a net increase in Federal Home Loan Bank advances of $100.7 million.

         In the opinion of management, United's liquidity position at December 31,1999, is sufficient to meet its expected cash flow requirements. Reference should be made to the consolidated statements of cash flows appearing in the consolidated financial statements for a three-year analysis of the changes in cash and cash equivalents resulting from operating, investing and financing activities.

Capital Resources and Dividends
-------------------------------

         Shareholders' equity at December 31, 1999 was $96.2 million, an increase of $2.4 million, or 2.6%, from December 31, 1998. Excluding the change in the capital category of accumulated other comprehensive income (loss), shareholders' equity increased by 13.3%. Accumulated other comprehensive income
(loss) is not included in the calculation of regulatory capital adequacy ratios. For additional information on accumulated other comprehensive income (loss), please refer to the statements of other comprehensive income, which are included with the consolidated financial statements. Dividends of $1.5 million, or $0.20 per share, were declared on common stock in 1999, an increase of 33% per share from the amount declared per share in 1998. The dividend payout ratios for 1999 and 1998 were 11.8% and 9.4%, respectively. United has historically retained the majority of its earnings to provide a cost-effective source of capital for continued growth and expansion. In recognition that cash dividends are an important component of shareholder value, however, management has instituted a dividend program that provides for increased cash dividends when earnings and capital levels permit.

         In July 1998, a statutory business trust, United Community Capital Trust, was created by United which issued guaranteed preferred beneficial interests in United's junior subordinated deferrable interest debentures, called Trust Preferred Securities, to institutional investors in the amount of $21 million. This issuance represented the guaranteed preferred beneficial interests in $21.7 million in junior subordinated deferrable interest debentures, called Subordinated Debentures, issued by United to United Community Capital Trust. For regulatory purposes, the Trust Preferred Securities will be treated as Tier I capital of United. The subordinated debentures are the sole assets of United Community Capital Trust and bear an interest rate of 8.125% with a maturity date of July 15, 2028, which may be shortened to a date not earlier than July 15, 2008. If the subordinated debentures are redeemed in part or in whole prior to July 15, 2008, the redemption price of the Subordinated Debentures and the Trust Preferred Securities will include a premium ranging from 4.06% in 2008 to 0.41% in 2017.

         In March 1997, United completed an offering to the public of 300,000 shares of United common stock registered under the Securities Act of 1933, pursuant to which $6.5 million in additional capital was raised after deducting certain issuance costs. United used the proceeds of the offering primarily to invest additional capital in United Community Bank, Carolina Community Bank, and Towns County Bank to support the asset growth that the banks were experiencing.

         On December 31, 1996, United completed a private placement of convertible subordinated payable-in-kind debentures due December 31, 2006. The debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum as quoted in the WALL STREET JOURNAL, payable on a quarterly basis.

         The debentures may be redeemed, in whole or in part, on or after January 1, 1998, at the option of United upon at least 20 days and not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus interest accrued and unpaid as of the date of redemption. The holders of the debentures have the right, excercisable at any time up to December 31, 2006, to convert such debentures at the principal amount thereof into shares of common stock of United at the conversion price of $25 per share, subject to adjustment for stock splits and stock dividends.

         The Board of Governors of the Federal Reserve System has issued guidelines for the implementation of risk-based capital requirements by U.S. banks and bank holding companies. These risk-based capital guidelines take into consideration risk factors, as defined by regulators, associated with various categories of assets, both on and off balance sheet. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets to determine the risk based capital ratios. The guidelines require an 8% total risk-based capital ratio, of which 4% must be Tier I capital.

         United's Tier I capital, which consists of shareholders' equity and qualifying trust preferred securities less other comprehensive income, goodwill, and deposit-based intangibles, totaled to $117 million at December 31, 1999. Tier II capital components include supplemental capital components such as a qualifying allowance for loan losses and qualifying subordinated debt. Tier I capital plus Tier II capital components is referred to as Total Risk-based Capital and was $137 million at December 31, 1999. The percentage ratios, as calculated under the guidelines, were 8.44% and 9.95% for Tier I and Total Risk-based Capital, respectively, at December 31, 1999.

         A minimum  leverage  ratio is required  in  addition to the  risk-based capital standards and is defined as period end shareholders' equity and qualifying trust preferred securities, less other comprehensive income, goodwill, and deposit-based intangibles divided by average assets adjusted for goodwill and deposit-based intangibles. Although a minimum leverage ratio of 4% is required for the highest-rated bank holding companies which are not undertaking significant expansion programs, the Federal Reserve Board requires a bank holding company to maintain a leverage ratio greater than 4% if it is experiencing or anticipating significant growth or is operating with less than well-diversified risks in the opinion of the Federal Reserve Board. The Federal Reserve Board uses the leverage and risk-based capital ratios to assess capital adequacy of banks and bank holding companies. United's leverage ratios at December 31, 1999 and 1998 were 5.52% and 7.11%, respectively.

         All three of the capital ratios of United and the banks currently exceed the minimum ratios required in 1999 as defined by federal regulators. United monitors these ratios to ensure that United and the banks remain within regulatory guidelines. Further information regarding the actual and required capital ratios of United and the banks is provided in note 13 to the consolidated financial statements.

Impact of Inflation and Changing Prices
---------------------------------------

         A bank's asset and liability structure is substantially different from that of an industrial firm in that primarily all assets and liabilities of a bank are monetary in nature, with relatively little investments in fixed assets or inventories. Inflation has an important impact on the growth of total assets and the resulting need to increase equity capital at higher than normal rates to maintain an appropriate equity to assets ratio.

         United's management believes the impact of inflation on financial results depends on United's ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. United has an asset/liability management program which attempts to manage United's interest rate sensitivity position. In addition, periodic reviews of banking services and products are conducted to adjust pricing in view of current and expected costs.

Year 2000
---------

         The "Year 2000" issue refers to potential problems that could result from the improper processing of dates and date-dependent calculations by computers and other microchip-embedded technology. In simple terms, problems with Year 2000 can result from a computer's inability to recognize a two-digit date field (00) as representing Year 2000 and, incorrectly, recognize the year as 1900 which could disrupt normal business operations. In recognition of the seriousness of this issue, United established a Year 2000 Committee in January 1998. The committee was chaired by United's Chief Information Officer and reported directly to United's board of directors on a quarterly basis.

         United complied with all aspects of a Year 2000 directive issued in May 1997 by the Federal Financial Institutions Examination Council that established key milestones that all financial institutions needed to meet with regard to Year 2000 testing and remediation. None of United's systems, including systems provided to United by third parties, sustained a failure related to Year 2000 and no contingency plans were subject to implementation as a result of system failure. In addition, there was no material impact on the liquidity of United or the banks resulting from excessive deposit withdrawal activity. Although management is not aware of any Year 2000 failures experienced by commercial loan customers, such problems could take several months to surface in the form of increased loan delinquencies. Management believes that the allowance for loan losses at December 31, 1999 is sufficient to absorb losses inherent in the loan portfolio, including losses related to failure of borrowers to adequately prepare the direct and indirect impact a Year 2000 computer failure had on their business.

         The following table sets forth United's budget for the Year 2000 issue and actual amounts expended as of December 31, 1999. All amounts shown are pre-tax. In addition, the table indicates the percentage of each budget line category that was recognized as current period expense through December 1999, and the percentage that was recorded as a new asset(s) with expense recognized over the useful life of the asset through charges to depreciation expense. Management does not expect any additional expenditures related to Year 2000.


Table 17 - Year 2000 Budget
(in thousands)

                                               Actual Costs     % of Budget
                                 % of Total   Incurred as of   Expended as of       % of Costs to Be:
                      Budget       Budget       31-Dec-99        31-Dec-99        Expensed     Amortized
                     ------------------------------------------------------------ -----------------------
Consulting           $  175            9%             34          19%               100%           0%
Inventory                70            4%             60          86%               100%           0%
Testing                  82            4%             28          34%               100%           0%
Remediation           1,520           80%          1,344          88%                15%          85%
Resources                53            3%             36          68%               100%           0%
                     -----------------------------------------------------------  -----------------------
   Total             $1,900          100%          1,502          79%                12%          88%
                     ============================================================ =======================


         In accordance with recently issued accounting guidelines on how Year 2000 costs should be recognized for financial statement purposes, United recognized as current period expense all costs associated with the consulting, inventory, testing and resources components of the Year 2000 budget. The costs associated with remediation, which comprised approximately 90% of the Year 2000 expenditures, are primarily related to the installation of a new wide-area desktop computer network that replaced virtually all of the desktop computers, file servers and peripheral equipment. In addition to being Year 2000 compliant, the new network provides United with a uniform standard desktop computer configuration, internal and external e-mail capability, Internet access and savings on telephone communication costs through utilization of the network communications backbone for voice communication. United intends to leverage this new network technology to increase the levels of employee productivity and improve operating efficiency. The costs of the network component of the Year 2000 remediation budget is being recognized over a useful life of three years at a cost of approximately $450,000 per year starting in the first quarter of 1999. This annual cost does not include any of the anticipated savings that United expects to achieve through improved operating efficiency and reduced telecommunications costs.

         United funded the costs associated with preparing for Year 2000 out of its normal operating cash flows. No major information technology initiatives were postponed as a result of Year 2000 preparation that would have materially impacted United's financial condition or results of operations.

Quantitative and Qualitative Disclosures About Market Risk
----------------------------------------------------------

         United's net interest income and the fair value of its financial instruments (interest earning assets and interest bearing liabilities) are influenced by changes in market interest rates. United actively manages its exposure to interest rate fluctuations through policies established by its Asset/Liability Management Committee. The Asset/Liability Management Committee meets regularly and is responsible for approving asset/liability management policies, developing and implementing strategies to improve balance sheet positioning and net interest income and assessing the interest rate sensitivity of the banks.

         United uses an interest rate simulation model to monitor and evaluate the impact of changing interest rates on net interest income. The estimated impact on United's net interest income sensitivity over a one-year time horizon as of December 31, 1999 is indicated in the table below. The table assumes an immediate and sustained parallel shift in interest rates of 200 basis points and no change in the composition of United's balance sheet.

Net Interest Income Sensitivity
December 31, 1999
(in thousands)

                                                                                 Percentage Increase (Decrease) in
                                                                                   Interest Income/Expense Given
                                               Principal/Notional                Immediate and Sustained Parallel
                                              Amounts of Earning                        Interest Rate Shifts
                                             Assets, Interest Bearing        ----------------------------------------
                                        Liabilities and Derivatives at           Down 200                  Up 200
                                               December 31, 1999                Basis Points             Basis Points
                                        -------------------------------      -----------------        ---------------
Assets repricing in:
    One year or less                        $          963,549
    Over one year                                    1,001,110
                                               ---------------
       Total                                $        1,964,659                     -7.41%                    7.30%
                                               ===============

Liabilities repricing in:
    One year or less                        $        1,347,695
    Over one year                                      471,091
                                               ---------------
       Total                                $        1,818,786                     12.62%                   11.88%
                                               ===============

Derivative hedge instruments                $          195,000

Net interest income sensitivity                                                    -0.81%                    1.49%



         United's Asset/Liability Management Committee policy requires that a 200 basis point shift in interest rates not result in a decrease of net interest income of more than 10%. The information presented in the tables above is based on the same assumptions set forth in United's Asset/Liability Management Committee policy.

         There have been no material changes in United's quantitative and qualitative disclosures about market risk as of March 31, 2000 from that presented in United's Annual Report on Form 10-K for the year ended December 31, 1999.

Description of Securities
-------------------------

         The following is a summary of material provisions of United's common stock, preferred stock, and debentures:

         GENERAL. The authorized capital stock of United currently consists of 10,000,000 shares of common stock, $1.00 par value per share. If an amendment to the United Restated Articles of Incorporation to be presented at the United annual meeting is approved, the authorized capital stock of United will consist of 50,000,000 shares of common stock, $1.00 par value per share and 10,000,000 shares of preferred stock, $1.00 par value per share. As of May 1, 2000,
8,428,790 shares, including 140,000 shares deemed outstanding pursuant to outstanding debentures and presently exercisable options to acquire 254,822 shares of United's common stock, were issued and outstanding, and no shares of preferred stock were issued and outstanding.

         COMMON STOCK. All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. All shares of United common stock are entitled to share equally in any dividends that United's board of directors may declare on United common stock from sources legally available for distribution. The determination and declaration of dividends is within the discretion of United's board of directors. Upon liquidation, holders of United common stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of United, all assets of United available for distribution, in cash or in kind.

         The outstanding shares of United common stock are, and the shares of United common stock to be issued by United in connection with the merger will be, duly authorized, validly issued, fully paid, and nonassessable.

         PREFERRED STOCK. United is authorized to issue 10,000,000 shares of preferred stock, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as United's board of directors may determine. The preferred stock could be issued for any lawful corporate purpose without further action by United shareholders. The issuance of any preferred stock having conversion rights might have the effect of diluting the interests of United's other shareholders. In addition, shares of preferred stock could be issued with certain rights, privileges, and preferences which would deter a tender or exchange offer or discourage the acquisition of control of United. The board of directors presently has no plans to issue any preferred stock.

         DEBENTURES. Debentures in the principal amount of $3,500,000 that are due on December 31, 2006, are outstanding as of May 1, 2000. These debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum as quoted in THE WALL STREET JOURNAL, payable on April 1, July 1, October 1, and January 1 of each year commencing on April 1, 1998, to holders of record at the close of business on the 15th day of the month immediately preceding the interest payment date. Interest is computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable. Interest on the debentures is payable, at the option of the board of directors of United, in cash or in an additional debenture with the same terms as the outstanding debentures.

         The debentures may be redeemed, in whole or in part, from time to time on or after January 1, 1999, at the option of United upon at least 20 days and not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus interest accrued and unpaid as of the date of redemption. The holder of any debentures not called for redemption will have the right, exercisable at any time up to December 31, 2006, to convert those debentures at the principal amount thereof into shares of United common stock at the conversion price of $25.00 per share, subject to adjustment for stock splits and stock dividends. The debentures are unsecured obligations of United and are subordinate in right of payment to all obligations of United to its other creditors, except obligations ranking on a parity with or junior to the debentures. The debentures were not issued pursuant to an indenture, and no trustee acts on behalf of debenture holders.

     TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for United's common stock and the debentures is SunTrust Bank, 58 Edgewood Avenue, Room 2000, Atlanta, Georgia 30303.

                                 LEGAL OPINIONS

         Kilpatrick Stockton LLP counsel to United, will provide an opinion as to the (a) legality of the United common stock to be issued in connection with the Independent merger and (b) the income tax consequences of the Independent merger. As of the date of this proxy statement/prospectus, members of Kilpatrick Stockton LLP own an aggregate of 2,000 shares of United common stock.

                       EXPERTS FOR UNITED AND INDEPENDENT

         The audited consolidated financial statements of United and its subsidiaries included or incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Porter Keadle Moore LLP, certified public accountants, as indicated in their related audit reports, and are included on the authority of that firm as experts in giving those reports.

         The audited consolidated financial statements of Independent included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Mauldin & Jenkins, LLC, independent certified public accountants, as indicated in their related audit reports, and are included on the authority of that firm as experts in giving those reports.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

         Management of Independent knows of no matters other than those stated above that are to be brought before the meeting. If any other matters should be presented for consideration and voting, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment as to what is in the best interest of Independent.

                            INDEX TO FINANCIAL DATA


                                                                           PAGE
                                                                           ----

Independent Bancshares, Inc. and Subsidiary
-------------------------------------------

Report of Independent Certified Public Accountants..........................F-2
Consolidated Balance Sheets as of December 31, 1999 and 1998 ...............F-3
Consolidated Statements of Income for the years ended
  December 31, 1999, 1998 and 1997..........................................F-4
Consolidated Statements of Comprehensive Income for the
  years ended December 31, 1999, 1998 and 1997..............................F-5
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1999, 1998 and 1997..............................F-6
Consolidated Statements of Cash Flows for the years
  ended December 31, 1999, 1998 and 1997....................................F-7
Notes to Consolidated Financial Statements..................................F-9
Consolidated Balance Sheets as of March 31, 2000 and
  December 31, 1999 (Unaudited)............................................F-35
Consolidated Statements of Income for the Three Months
  Ended March 31, 2000 and 1999 (Unaudited)................................F-36
Consolidated Statements of Earnings Per Share for the Three Months
  Ended March 31, 2000 and 1999 (Unaudited)................................F-37
Consolidated Statements of Comprehensive Income for the Three Months
  Ended March 31, 2000 and 1999 Unaudited).................................F-38
Consolidated Statements of Cash Flows for the Three
  Months Ended March 31, 2000 and 1999 (Unaudited).........................F-39
Notes to Consolidated Financial Statements (Unaudited).....................F-40


UNITED
------

Report of Independent Certified Public Accountants.........................F-41
Consolidated Balance Sheets as of December 31, 1999 and 1998...............F-42
Consolidated Statements of Income for the Years Ended
  December 31, 1999, 1998 and 1997 ........................................F-43
Consolidated Statements of Comprehensive Income for the
  Years Ended December 31, 1999, 1998 and 1997.............................F-44
Consolidated Statements of Changes in Stockholders' Equity for
  the Years Ended December 31, 1999, 1998 and 1997.........................F-45
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997.........................................F-46
Notes to Consolidated Financial Statements.................................F-47
Consolidated Balance Sheets as of March 31, 2000 and
  December 31, 1999 (Unaudited)............................................F-70
Consolidated Statements of Income for the Three Months Ended
  March 31, 2000 and 1999 (Unaudited)......................................F-71
Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 2000 and 1999 (Unaudited)................................F-72
Consolidated Statements of Comprehensive Income for the
  Three Months Ended March 31, 2000 and 1999...............................F-73
Notes to Consolidated Financial Statements (Unaudited) ....................F-74

                          INDEPENDENT AUDITOR'S REPORT

-------------------------------------------------------------------------------


To the Board of Directors
Independent Bancshares, Inc. and Subsidiary
Powder Springs, Georgia


           We have audited the accompanying consolidated balance sheets of INDEPENDENT BANCSHARES, INC. AND SUBSIDIARY as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bancshares, Inc. and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



                               /s/ Mauldin & Jenkins, LLC


Atlanta, Georgia
February 18, 2000, except for Note 17 as to which the date is March 3, 2000

                                   INDEPENDENT BANCSHARES, INC.
                                          AND SUBSIDIARY

                                   CONSOLIDATED BALANCE SHEETS
                                    DECEMBER 31, 1999 AND 1998

-------------------------------------------------------------------------------------------------
                                 Assets                            1999                 1998
                                 ------                       -------------         ------------

Cash and due from banks                                       $   4,639,144         $  4,050,320
Federal funds sold                                                5,000,000            1,730,000
Securities available-for-sale                                    18,833,904           18,486,575
Securities held-to-maturity (fair value of $6,169,214
   and $6,785,561, respectively)                                  7,226,331            7,706,711

Loans                                                           101,575,447           87,782,190
Less allowance for loan losses                                    1,124,854              878,459
                                                              -------------         ------------
          Loans, net                                            100,450,593           86,903,731
                                                              -------------         ------------

Premises and equipment                                            5,543,302            5,400,883
Other assets                                                      3,408,682            3,027,977
                                                              -------------         ------------

          Total assets                                        $ 145,101,956         $127,306,197
                                                              =============         ============

                  Liabilities, Redeemable Common Stock
                  ------------------------------------
                        and Stockholders' Equity
                        ------------------------

Deposits
    Noninterest-bearing demand                                $  16,614,339         $ 17,015,431
    Interest-bearing demand                                      38,332,760           37,109,488
    Savings                                                       5,169,227            4,636,405
    Time, $100,000 and over                                      20,651,039           14,846,249
    Other time                                                   42,654,772           36,178,702
                                                              -------------         ------------
          Total deposits                                        123,422,137          109,786,275

Other borrowings                                                  6,707,143            3,350,000
Other liabilities                                                 1,350,320            1,430,103
                                                              -------------         ------------
          Total liabilities                                     131,479,600          114,566,378
                                                              -------------         ------------

Commitments and contingent liabilities

Redeemable common stock held by KSOP, 44,398
    and 44,432 shares outstanding at December 31,
    1999 and 1998, respectively                                     577,174              533,184
                                                              -------------         ------------

Stockholders' equity
    Common stock, par value $1; 5,000,000 shares
        authorized; 1,948,148 and 1,948,156
        issued and outstanding, respectively                      1,948,148            1,948,156
    Capital surplus                                               8,614,516            8,614,604
    Retained earnings                                             2,822,452            1,538,130
    Accumulated other comprehensive income (loss)                  (339,934)             105,745
                                                              -------------         ------------

          Total stockholders' equity                             13,045,182           12,206,635
                                                              -------------         ------------

          Total liabilities, redeemable common stock,
             and stockholders' equity                         $ 145,101,956         $127,306,197
                                                              =============         ============

See Notes to Consolidated Financial Statements.

                                         INDEPENDENT BANCSHARES, INC.
                                                AND SUBSIDIARY

                                       CONSOLIDATED STATEMENTS OF INCOME
                                 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

------------------------------------------------------------------------------------------------------------
                                                                      1999           1998            1997
                                                                  -----------     ----------     -----------
INTEREST INCOME
    Interest and fees on loans                                    $ 9,470,892     $8,328,655     $ 6,889,972
    Taxable securities                                              1,381,973      1,250,112       1,243,564
    Nontaxable securities                                              32,835         12,371          12,371
    Federal funds sold                                                203,444        384,777         186,403
    Deposits in banks                                                   6,409          2,463             683
                                                                  -----------     ----------     -----------
          TOTAL INTEREST INCOME                                    11,095,553      9,978,378       8,332,993
                                                                  -----------     ----------     -----------

INTEREST EXPENSE
    Deposits                                                        4,434,900      4,435,258       3,873,922
    Other borrowings                                                  370,589        187,978         175,141
                                                                  -----------     ----------     -----------
          TOTAL INTEREST EXPENSE                                    4,805,489      4,623,236       4,049,063
                                                                  -----------     ----------     -----------

          NET INTEREST INCOME                                       6,290,064      5,355,142       4,283,930
PROVISION FOR LOAN LOSSES                                             242,000        201,732         262,211
                                                                  -----------     ----------     -----------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       6,048,064      5,153,410       4,021,719
                                                                  -----------     ----------     -----------

OTHER INCOME
    Service charges on deposit accounts                               466,964        418,897         367,383
    Other loan fee income                                             114,010         62,815          93,244
    Mortgage origination income                                       284,648        318,434         129,060
    Net realized gains (losses) on sale of securities                     627              0          (7,216)
    Other operating income                                            237,558        138,031          88,465
                                                                  -----------     ----------     -----------
          TOTAL OTHER INCOME                                        1,103,807        938,177         670,936
                                                                  -----------     ----------     -----------

OTHER EXPENSES
    Salaries and employee benefits                                  2,802,675      2,781,916       2,105,895
    Equipment expenses                                                443,265        334,515         261,232
    Occupancy expenses                                                312,169        228,828         206,763
    Other operating expenses                                        1,188,498      1,097,253         968,971
                                                                  -----------     ----------     -----------
          TOTAL OTHER EXPENSES                                      4,746,607      4,442,512       3,542,861
                                                                  -----------     ----------     -----------

          INCOME BEFORE INCOME TAXES                                2,405,264      1,649,075       1,149,794

INCOME TAX EXPENSE                                                    784,728        549,574         345,943
                                                                  -----------     ----------     -----------

          NET INCOME                                              $ 1,620,536     $1,099,501     $   803,851
                                                                  ===========     ==========     ===========

BASIC EARNINGS PER SHARE                                          $      0.83     $     0.56     $      0.60
                                                                  ===========     ==========     ===========

DILUTED EARNINGS PER SHARE                                        $      0.82     $     0.55     $      0.59
                                                                  ===========     ==========     ===========

See Notes to Consolidated Financial Statements.

                                         INDEPENDENT BANCSHARES, INC.
                                                AND SUBSIDIARY

                               CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

-------------------------------------------------------------------------------------------------------------
                                                                         1999            1998         1997
                                                                     -----------      ----------     --------
Net income                                                           $ 1,620,536      $1,099,501     $803,851
                                                                     -----------      ----------     --------

Other comprehensive income (loss):

    Unrealized gains (losses) on securities available-for-sale:

        Unrealized holding gains (losses) arising during period,
            net of tax (benefits) of $(229,380), $29,387
            and $34,119, respectively                                   (445,265)         57,046       66,232

        Reclassification adjustment for (gains) losses realized
            in net income, net of tax of $(213),
            $-0- and $2,453, respectively                                   (414)           --          4,763
                                                                     -----------      ----------     --------

        Other comprehensive income (loss)                               (445,679)         57,046       70,995
                                                                     -----------      ----------     --------

Comprehensive income                                                 $ 1,174,857      $1,156,547     $874,846
                                                                     ===========      ==========     ========



See Notes to Consolidated Financial Statements.

                                       INDEPENDENT BANCSHARES, INC.
                                              AND SUBSIDIARY

                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                               YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

---------------------------------------------------------------------------------------------------------


                                                    Common Stock
                                            ---------------------------        Capital         Retained
                                              Shares          Par Value        Surplus         Earnings
                                            ----------      -----------      -----------      -----------
BALANCE, DECEMBER 31, 1996                   1,116,438      $ 1,116,438      $ 4,465,752      $   234,215
    Net income                                      --               --                0          803,851
    Dividends declared, $.06 per share              --               --               --          (66,986)
    Issuance of stock                          831,796          831,796        4,158,980               --
    Stock offering costs                            --               --          (32,592)              --
    Other comprehensive income                      --               --               --               --
    Decrease in KSOP debt guarantee                 --               --               --               --
    Adjustment for shares owned by KSOP             --               --               --         (175,237)
    Purchase of treasury stock                      --               --               --               --
    Sale of treasury stock                          --               --           29,053               --
                                            ----------      -----------      -----------      -----------
BALANCE, DECEMBER 31, 1997                   1,948,234        1,948,234        8,621,193          795,843
    Net income                                      --               --               --        1,099,501
    Dividends declared, $.10 per share              --               --               --         (194,823)
    Issuance of stock                            4,255            4,255           21,275               --
    Other comprehensive income                      --               --               --               --
    Purchase of treasury stock                      --               --               --               --
    Adjustment for shares owned by KSOP             --               --               --         (162,391)
    Sale of treasury stock                          --               --              300               --
    Retirement of treasury stock                (4,333)          (4,333)         (28,164)              --
                                            ----------      -----------      -----------      -----------
BALANCE, DECEMBER 31, 1998                   1,948,156        1,948,156        8,614,604        1,538,130
    Net income                                      --               --               --        1,620,536
    Dividends declared, $.15 per share              --               --               --         (292,224)
    Other comprehensive loss                        --               --               --               --
    Adjustment for shares owned by KSOP             --               --               --          (43,990)
    Purchase of treasury stock                      --               --               --               --
    Retirement of treasury stock                    (8)              (8)             (88)              --
                                            ----------      -----------      -----------      -----------
BALANCE, DECEMBER 31, 1999                   1,948,148      $ 1,948,148      $ 8,614,516      $ 2,822,452
                                            ==========      ===========      ===========      ===========

                                                                       Accumulated
                                                  Treasury Stock           Other          KSOP            Total
                                              ----------------------   Comprehensive      Debt         Stockholders'
                                              Shares         Cost       Income(Loss)    Guarantee         Equity
                                              -------      ---------    -----------     ---------      ------------
BALANCE, DECEMBER 31, 1996                         --      $      --      $ (22,296)     $(320,413)     $  5,473,696
    Net income                                     --             --             --             --           803,851
    Dividends declared, $.06 per share             --             --             --             --           (66,986)
    Issuance of stock                              --             --             --             --         4,990,776
    Stock offering costs                           --             --             --             --           (32,592)
    Other comprehensive income                     --             --         70,995             --            70,995
    Decrease in KSOP debt guarantee                --             --             --        320,413           320,413
    Adjustment for shares owned by KSOP            --             --             --             --          (175,237)
    Purchase of treasury stock                 52,308       (289,827)            --             --          (289,827)
    Sale of treasury stock                    (52,308)       289,827             --             --           318,880
                                              -------      ---------      ---------      ---------      ------------
BALANCE, DECEMBER 31, 1997                         --             --         48,699             --        11,413,969
    Net income                                     --             --             --             --         1,099,501
    Dividends declared, $.10 per share             --             --             --             --          (194,823)
    Issuance of stock                              --             --             --             --            25,530
    Other comprehensive income                     --             --         57,046             --            57,046
    Purchase of treasury stock                 10,617        (81,827)            --             --           (81,827)
    Adjustment for shares owned by KSOP            --             --             --             --          (162,391)
    Sale of treasury stock                     (6,284)        49,330             --             --            49,630
    Retirement of treasury stock               (4,333)        32,497             --             --                --
                                              -------      ---------      ---------      ---------      ------------
BALANCE, DECEMBER 31, 1998                         --             --        105,745             --        12,206,635
    Net income                                     --             --             --             --         1,620,536
    Dividends declared, $.15 per share             --             --             --             --          (292,224)
    Other comprehensive loss                       --             --       (445,679)            --          (445,679)
    Adjustment for shares owned by KSOP            --             --             --             --           (43,990)
    Purchase of treasury stock                      8            (96)            --             --               (96)
    Retirement of treasury stock                   (8)            96             --             --                --
                                              -------      ---------      ---------      ---------      ------------
BALANCE, DECEMBER 31, 1999                         --      $      --      $(339,934)     $      --      $ 13,045,182
                                              =======      =========      =========      =========      ============


See Notes to Consolidated Financial Statements.

                                            INDEPENDENT BANCSHARES, INC.
                                                   AND SUBSIDIARY

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

------------------------------------------------------------------------------------------------------------------
                                                                      1999              1998              1997
                                                                  ------------      ------------      ------------
OPERATING ACTIVITIES
    Net income                                                    $  1,620,536      $  1,099,501      $    803,851
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Provision for loan losses                                      242,000           201,732           262,211
        Depreciation                                                   413,957           279,196           226,572
        Amortization                                                     4,653             4,653             4,653
        Deferred income tax benefits                                   (89,000)          (66,510)          (35,210)
        Net realized (gains) losses on sale of securities                 (627)                0             7,216
        (Gain) loss on sale of other real estate                       (13,566)           11,054              (793)
        Write-down of repossessed assets                                     0                 0            60,291
        Increase (decrease) in interest receivable                       3,320           (11,755)         (284,000)
        Decrease in interest payable                                   (77,155)          (99,987)         (212,898)
        Other operating activities                                    (192,713)         (210,699)          337,734
                                                                  ------------      ------------      ------------

              Net cash provided by operating activities              1,911,405         1,207,185         1,169,627
                                                                  ------------      ------------      ------------

INVESTING ACTIVITIES
    Purchases of securities available-for-sale                      (7,979,440)       (9,629,840)       (7,975,857)
    Proceeds from sales of securities available-for-sale             1,001,300                 0         1,192,156
    Proceeds from maturities of securities available-for-sale        5,956,166         6,498,029         5,366,556
    Proceeds from maturities of securities held-to-maturity            480,380         1,123,217           767,067
    Net (increase) decrease in Federal funds sold                   (3,270,000)        1,080,000          (610,000)
    Net increase in loans                                          (13,811,702)      (16,947,792)      (21,384,636)
    Proceeds from sale of other real estate                            156,406           459,082           144,863
    Payment of life insurance premiums                                       0          (233,626)         (876,631)
    Purchase of premises and equipment                                (556,376)       (2,103,118)         (714,650)
                                                                  ------------      ------------      ------------

             Net cash used in investing activities                 (18,023,266)      (19,754,048)      (24,091,132)
                                                                  ------------      ------------      ------------

FINANCING ACTIVITIES
    Net increase in deposits                                        13,635,862        16,993,333        17,613,960
    Net increase in other borrowings                                 3,357,143         1,557,143         1,771,407
    Dividends paid                                                    (292,224)         (194,823)          (66,986)
    Net proceeds from issuance of stock                                      0            25,530         4,958,184
    Purchase of treasury stock                                             (96)          (81,827)         (289,827)
    Sale of treasury stock                                                   0            49,630           318,880
                                                                  ------------      ------------      ------------

          Net cash provided by financing activities                 16,700,685        18,348,986        24,305,618
                                                                  ------------      ------------      ------------

                                          INDEPENDENT BANCSHARES, INC.
                                                 AND SUBSIDIARY

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                   (CONTINUED)

---------------------------------------------------------------------------------------------------------------
                                                                      1999            1998             1997
                                                                   ----------     -----------      -----------

Net increase (decrease) in cash and due from banks                 $  588,824     $  (197,877)     $ 1,384,113

Cash and due from banks at beginning of year                        4,050,320       4,248,197        2,864,084
                                                                   -----------    -----------     ------------

Cash and due from banks at end of year                             $4,639,144     $ 4,050,320      $ 4,248,197
                                                                   ===========    ===========      ===========

SUPPLEMENTAL DISCLOSURES
    CASH PAID FOR:
        Interest                                                   $4,882,644     $ 4,723,223      $ 4,231,961

        Income taxes                                               $  924,411     $   923,755      $    54,849

NONCASH TRANSACTIONS
    Unrealized (gains) losses on securities available-for-sale     $  675,272     $   (86,433)     $  (107,567)

    Principal balances on loans transferred to
        other real estate                                          $   85,000     $   405,135      $         0


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          INDEPENDENT BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS

           Independent Bancshares, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Independent Bank & Trust Company, (the "Bank"). The Bank is a commercial bank located in Powder Springs, Cobb County, Georgia with branches located in Powder Springs, Marietta, and Hiram, Georgia. The Bank provides a full range of banking services in its primary market area of Cobb County and portions of Paulding, Douglas, and Fulton counties. In addition to normal banking services, the Bank originates mortgage loans and small business administration ("SBA") loans and provides investment services to its customers.

         BASIS OF PRESENTATION

           The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

         CASH AND DUE FROM BANKS

           Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

           The Company maintains amounts due from banks which, at times, may exceed Federally insured limits.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         SECURITIES

           Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. All other debt securities are classified as available-for-sale and recorded at fair value with net unrealized gains and losses reported in other comprehensive income (loss), net of tax. Equity securities without a readily determinable fair value are classified as available-for-sale and are recorded at cost.

           Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sale of securities are determined using the specific identification method.

        LOANS

           Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued based on the principal balance outstanding.

           Loan origination fees and certain direct costs of most short-term loans are recognized at the time the loan is recorded. The net loan origination fees and costs incurred for other loans are deferred and recognized in income over the life of the loan.

           The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

           The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed.
           Subsequent  recoveries  are credited to the  allowance.  Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          LOANS (CONTINUED)

           A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Individually identified impaired loans are measured based on the present value of expected payments, using the contractual loan rate as the discount rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses. Nonaccrual loans are included in total impaired loans.

         PREMISES AND EQUIPMENT

           Land is carried at cost.  Premises and  equipment are carried at cost
           less   accumulated   depreciation   computed   principally   by   the
           straight-line method over the estimated useful lives of the assets.

         OTHER REAL ESTATE OWNED

           Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded in current income. The carrying amount of other real estate owned at December 31, 1998 was $120,000. There was no other real estate owned at December 31, 1999.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         INCOME TAXES

           Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

           Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences will be realized. A valuation allowance would be recorded for those deferred tax items for which it is more likely than not that realization would not occur.

           The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

         SALE OF LOANS

           The Bank originates and sells participations in certain loans. Gains are recognized at the time the sale is consummated. The amount of gain recognized on the sale of a specific loan is equal to the percentage resulting from determining the fair value of the portion of the loan sold relative to the fair value of the entire loan including servicing rights.

         EARNINGS PER SHARE

           Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         COMPREHENSIVE INCOME (LOSS)

           Statement of Financial Accounting Standards ("SFAS") No. 130 describes comprehensive income (loss) as the total of all components of comprehensive income (loss), including net income. Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income (loss) but excluded from net income. Currently, the Company's other comprehensive income (loss) consists of unrealized gains and losses on available-for-sale securities.

         RECENT DEVELOPMENTS

           In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The effective date of this statement has been deferred by SFAS No. 137 until fiscal years beginning after June 15, 2000. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

           There are no other recent accounting pronouncements that have had, or are expected to have, a material effect on the Company's financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



------------------------------------------------------------------------------



NOTE 2.  SECURITIES

         The amortized cost and fair value of securities are summarized as follows:

                                                                       GROSS           GROSS
                                                    AMORTIZED       UNREALIZED       UNREALIZED          FAIR
                                                      COST             GAINS           LOSSES            VALUE
                                                   -----------     -----------      ------------      -----------
             SECURITIES AVAILABLE-FOR-SALE
                DECEMBER 31, 1999:
                U. S. GOVERNMENT AND AGENCY
                   SECURITIES                      $12,288,087     $      --        $   (250,120)     $12,037,967
                STATE AND MUNICIPAL SECURITIES         848,532            --             (39,817)         808,715
                MORTGAGE-BACKED SECURITIES           5,683,271            --            (225,115)       5,458,156
                FEDERAL HOME LOAN BANK STOCK           444,000            --                --            444,000
                EQUITY SECURITIES                       85,066            --                --             85,066
                                                   -----------     -----------      ------------      -----------
                                                   $19,348,956     $      --        $   (515,052)     $18,833,904
                                                   ===========     ===========      ============      ===========

                December 31, 1998:
                U. S. Government and agency
                   securities                      $11,323,512     $   158,937      $       --        $11,482,449
                Mortgage-backed securities           6,439,996          18,819           (17,536)       6,441,279
                Federal Home Loan Bank stock           482,600            --                --            482,600
                Equity securities                       80,247            --                --             80,247
                                                   -----------     -----------      ------------      -----------
                                                   $18,326,355     $   177,756      $    (17,536)     $18,486,575
                                                   ===========     ===========      ============      ===========

            SECURITIES HELD-TO-MATURITY
               DECEMBER 31, 1999:
               U. S. GOVERNMENT AND AGENCY
                  SECURITIES                       $ 6,574,578     $     1,051      $ (1,040,978)     $ 5,534,651
               STATE AND MUNICIPAL SECURITIES          260,275              50              --            260,325
               MORTGAGE-BACKED SECURITIES              391,478            --             (17,240)         374,238
                                                   -----------     -----------      ------------      -----------
                                                   $ 7,226,331     $     1,101      $ (1,058,218)     $ 6,169,214
                                                   ===========     ===========      ============      ===========

               December 31, 1998:
               U. S. Government and agency
                  securities                       $ 6,569,238     $    10,505      $   (943,132)     $ 5,636,611
               State and municipal securities          266,029           3,946              --            269,975
               Mortgage-backed securities              871,444           7,531              --            878,975
                                                   -----------     -----------      ------------      -----------
                                                   $ 7,706,711     $    21,982      $   (943,132)     $ 6,785,561
                                                   ===========     ===========      ============      ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------



NOTE 2.  SECURITIES (CONTINUED)

         Securities with a carrying value of $4,101,929 and $5,075,075 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes.

         Gross gains and losses on sales of securities available-for-sale consist of the following for the years ended December 31, 1999, 1998, and 1997.

                                                              1999            1998            1997
                                                            --------      -----------     -----------

               Gross gains                                  $    753      $      --       $     --
               Gross losses                                     (126)            --           (7,216)
                                                            --------      -----------     ----------
               Net realized gains (losses)                  $    627      $      --       $   (7,216)
                                                            ========      ===========     ==========

         The amortized cost and fair value of debt securities as of December 31, 1999 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                                          SECURITIES AVAILABLE-FOR-SALE     SECURITIES HELD-TO-MATURITY
                                          -----------------------------     ---------------------------
                                            AMORTIZED         FAIR          AMORTIZED          FAIR
                                              COST            VALUE            COST           VALUE
                                           -----------     -----------      ----------      ----------

            Due in one year or less        $   500,763     $   500,000      $1,599,256      $1,595,901
            Due from one to five years      11,787,324      11,537,967         500,000         431,250
            Due from five to ten years         848,532         808,715       4,475,322       3,507,500
            Due after ten years                   --              --           260,275         260,325
            Mortgage-backed securities       5,683,271       5,458,156         391,478         374,238
                                           -----------     -----------      ----------      ----------
                                           $18,819,890     $18,304,838      $7,226,331      $6,169,214
                                           ===========     ===========      ==========      ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------



NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

         LOANS

         The composition of loans is summarized as follows:

                                                    DECEMBER 31,
                                           -------------------------------
                                                1999              1998
                                           -------------      ------------
            Real estate - construction     $  37,458,000      $ 31,058,000
            Real estate - mortgage            29,867,000        24,119,000
            Commercial                        21,719,000        25,419,000
            Consumer and other loans          12,531,447         7,186,190
                                           -------------      ------------
                                             101,575,447        87,782,190
            Allowance for loan losses         (1,124,854)         (878,459)
                                           -------------      ------------
            Loans, net                     $ 100,450,593      $ 86,903,731
                                           =============      ============

         ALLOWANCE FOR LOAN LOSSES

         Changes in the allowance for loan losses for the years ended December 31, 1999, 1998, and 1997 are as follows:

                                                                 1999             1998           1997
                                                              -----------      ---------      ---------
            Balance, beginning of year                        $   878,459      $ 705,074      $ 608,146
               Provision for loan losses                          242,000        201,732        262,211
               Loans charged off                                  (31,905)       (73,856)      (190,403)
               Recoveries of loans previously charged off          36,300         45,509         25,120
                                                              -----------      ---------      ---------
            Balance, end of year                              $ 1,124,854      $ 878,459      $ 705,074
                                                              ===========      =========      =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------



NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

         ALLOWANCE FOR LOAN LOSSES (CONTINUED)

         The following is a summary of information pertaining to impaired loans:

                                                                   December 31,
                                                             ------------------------
                                                                1999           1998
                                                              ---------     ---------

            Impaired loans without a valuation allowance      $  29,900     $  98,682
            Impaired loans with a valuation allowance              --            --
                                                              ---------     ---------
            Total impaired loans                              $  29,900     $  98,682
                                                              =========     =========
            Valuation allowance related to impaired loans     $    --       $   --
                                                              =========     =========

            Average investment in impaired loans              $  79,549     $ 521,878
                                                              =========     =========

         Interest recognized on impaired loans for the years ended December 31, 1999, 1998 and 1997 was insignificant.

         RELATED PARTY LOANS

         The Company has granted loans to certain related parties including directors, executive officers and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1999 are as follows:

            Balance, beginning of year       $     613,780
               Advances                          8,725,934
               Repayments                       (4,740,650)
               Change in related parties          (394,566)
                                             -------------
            Balance, end of year             $   4,204,498
                                             =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



-------------------------------------------------------------------------------



NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                                 December 31,
                                         ----------------------------
                                             1999             1998
                                         -----------      -----------

            Land                         $ 1,087,774      $ 1,087,774
            Buildings                      3,876,795        3,699,323
            Equipment                      2,118,001        1,614,420
            Construction in process             --            124,677
                                         -----------      -----------
                                           7,082,570        6,526,194
            Accumulated depreciation      (1,539,268)      (1,125,311)
                                         -----------      -----------
                                         $ 5,543,302      $ 5,400,883
                                         ===========      ===========


NOTE 5.  DEPOSITS

         At December 31, 1999, the scheduled maturities of time deposits are as follows:

             2000                                        $     41,887,513
             2001                                               9,612,617
             2002                                               2,844,352
             2003                                               1,660,864
             2004                                               7,239,407
             Thereafter                                            61,058
                                                         ----------------
                                                         $     63,305,811
                                                         ================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------



NOTE 6.  OTHER BORROWINGS

         Other borrowings consist of the following:

                                                                                  December 31,
                                                                            ------------------------
                                                                              1999           1998
                                                                           ----------     ----------

          FHLB advance, interest payable quarterly at 6.96%, principal     $  607,143     $  750,000
             due in quarterly installments of $35,714.  Advance
             matures on March 22, 2004
          FHLB advance, interest payable semi-annually at 6.53%,              500,000        700,000
             principal due in semi-annual installments of $100,000
             Advance matures on January 9, 2002
          FHLB advance, interest payable semi-annually at 6.19%,            1,700,000      1,900,000
             principal due in semi-annual installments of $100,000
             Advance matures on May 7, 2008
          FHLB advance, interest payable semi-annually at 5.58%,            1,900,000           --
             principal due in semi-annual installments of $100,000
             Advance matures on January 20, 2009
          FHLB advance, interest and principal due at maturity              2,000,000           --
             with interest at 5.95%.  Advance matures
             March 15, 2000
                                                                           ----------     ----------
                                                                           $6,707,143     $3,350,000
                                                                           ==========     ==========

         Aggregate maturities required on other borrowings at December 31, 1999 are as follows:

                2000                                         $    2,742,856
                2001                                                742,856
                2002                                                642,856
                2003                                                542,856
                2004                                                435,719
                Thereafter                                        1,600,000
                                                             --------------
                                                             $    6,707,143
                                                             ==============

         The advances from the Federal Home Loan Bank are collateralized by a blanket floating lien on qualifying first mortgages and the Company's Federal Home Loan Bank stock.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



-------------------------------------------------------------------------------



NOTE 7.  EMPLOYEE STOCK OWNERSHIP PLAN

         The Company has an Employee Stock Ownership Plan with 401(k) provisions ("KSOP"). Employees are eligible at the earlier of January 1 or July 1 following their initial hire date. Each participant must be 18 years of age and provide 1,000 hours of service.

         The Company's Board of Directors establishes a matching percentage each year. For 1999, 1998 and 1997, the Company's contributions were based on 50% of the participants' contributions up to 6% of eligible compensation. Other types of contributions are available to the Company on a discretionary basis, though none have been made for the years ended December 31, 1999 and 1998. The Company's matching contributions are allocated based on participants' salary contributions and allocated to those participants employed by the Company on December 31st. Employee contributions and Company matching contributions are 100% vested. For the years ended December 31, 1999, 1998 and 1997, the Company incurred expenses totaling $65,785, $76,302, and $58,823, respectively, related to the KSOP plan. These expenses are included in salaries and benefits expense in the accompanying statement of income.

         In the event a terminated KSOP participant desires to sell his or her shares of the Company's stock, or for certain employees who elect to diversify their account, the KSOP is required to purchase their shares from the participant at fair market value, if the value of the participant's total account is less than $3,500. If the participant's account exceeds $3,500, the participant has the option of cash and/or Company stock. In any event, the Company has right of first refusal to purchase any Company stock distributed to the participant. For the years ended December 31, 1999, 1998, and 1997, the Company purchased 31, 1,969.565, and -0- shares, respectively, from participants.

         In accordance with the Plan, the Company is expected to honor the rights of certain participants to diversify their account balances or to liquidate their ownership of the common stock in the event of distribution. The purchase price of the common stock would be based on the fair market value of the Company's common stock as of the annual valuation date which precedes the date the put option is exercised.
         Since the redemption of common stock is outside the control of the Company, the Company's maximum cash obligation based on the approximate market prices of common stock as of the reporting date has been presented outside of stockholders' equity. The amount presented as redeemable common stock held by the KSOP in the consolidated balance sheet represents the Company's maximum cash obligation and has been reflected as a reduction of retained earnings.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



-------------------------------------------------------------------------------



NOTE 7.  EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)

         At December 31, 1999 and 1998, the KSOP held 44,398 and 44,432 shares. Shares held by the KSOP are considered outstanding for purposes of calculating the Company's earnings per share.


NOTE 8.  DEFERRED COMPENSATION

         The Company has adopted a deferred compensation plan which provides retirement benefits to eligible officers of the Company. The deferred compensation is to be paid to the individuals or their beneficiaries over a period of ten years commencing with the first year following the termination of employment after completion of required services. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the officers. The Company records periodic accruals for the cost of providing such benefits by charges to income. The present value of the estimated liability under the plan is being accrued ratably over the remaining years to the date when the employee is first eligible for benefits. Cash surrender values of $1,973,374 and $1,767,843 on the insurance policies as of December 31, 1999 and 1998, respectively, are included in other assets.


NOTE 9.  STOCK OPTIONS

         The Company has an incentive stock option plan with 78,000 shares of common stock reserved for selected senior officers. At December 31, 1999, 43,000 shares are available for grant. The Company also has a nonqualified stock option plan with 87,000 shares of common stock reserved for the Board of Directors. All options under the nonqualified plan were granted in 1997. The options are granted at the greater of the book value or fair market value of the Company's common stock on the date of grant. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. The nonqualified stock options are exercisable immediately upon grant and the incentive stock options are exercisable in varying amounts upon grant at the discretion of the administrative committee. These options will expire ten years from the grant date. Other pertinent information related to the options is as follows:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



-------------------------------------------------------------------------------


NOTE 9.  STOCK OPTIONS (CONTINUED)

                                                  1999                          1998                          1997
                                       ----------------------------  ----------------------------   -------------------------
                                                       WEIGHTED-                     Weighted-                    Weighted-
                                                        AVERAGE                       Average                      Average
                                                       EXERCISE                      Exercise                     Exercise
                                         NUMBER          PRICE         Number          Price          Number        Price
                                       -----------   --------------  ------------  --------------   -----------  ------------

Under option, beginning of year           119,283    $        6.00       122,000   $        6.00             -   $         -
   Granted                                      -                -             -                       122,000          6.00
   Exercised                                    -                -       (2,717)            6.00             -             -
   Terminated                                   -                -             -               -             -             -
                                       -----------                   ------------                   -----------
Under option, end of year                 119,283             6.00       119,283            6.00       122,000          6.00
                                       ===========                   ============                   ===========

                                                                                                       WEIGHTED-
                                                                                     WEIGHTED-          AVERAGE
                                                                                     AVERAGE          REMAINING
                                                                   RANGE OF           EXERCISE        CONTRACTUAL
                                                  NUMBER            PRICES             PRICE              LIFE
                                               ------------   -----------------  -----------------  ---------------
         Under option and exercisable,
            end of year                            119,283    $           6.00   $           6.00   $          8.0
                                               ===========    ================   ================   ==============

         The Company applies APB Opinion 25 and related interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been adjusted to the pro forma amounts indicated below.

                                                              YEARS ENDED DECEMBER 31,
                                                    ----------------------------------------
                                                         1999            1998         1997
                                                    ----------------------------------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                    ----------------------------------------

               Net income           As reported     $    1,621   $     1,100   $      804
                                    Pro forma       $    1,621   $     1,077   $      671

               Earnings per share   As reported     $     0.83   $      0.56   $     0.60
                                    Pro forma       $     0.83   $      0.55   $     0.50

               Earnings per share - As reported     $     0.82   $      0.55   $     0.59
                 assuming dilution  Pro forma       $     0.82   $      0.54   $     0.49

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------



NOTE 9.  STOCK OPTIONS (CONTINUED)

         The fair value of each option  grant is  estimated on the date of grant
         using  the  Black-Scholes   option-pricing  model  with  the  following
         weighted-average assumptions:

                                                                                       Year Ended
                                                                                   December 31, 1997
                                                                                 ----------------------
               Dividend yield (as a percent of the fair value
                  of the stock)                                                           1.33%
               Expected life                                                           10 years
               Expected volatility                                                        6.70%
               Risk-free interest rate                                                    5.97%


NOTE 10. LEASES

         The Company leases office space in Alpharetta, Georgia under a noncancelable operating lease. The lease has a term of three years and expires on February 28, 2000. On January 4, 1999, the Company entered into a sublease agreement with a third party under the same terms as the current lease agreement. Sublease rental income is netted against rental expense in the statement of income.

         Total rental expense amounted to $40,640, $63,154 and $33,956 for the years ended December 31, 1999, 1998 and 1997, respectively.


NOTE 11. INCOME TAXES

         Income tax expense consists of the following:

                                                    Years Ended December 31,
                                           ---------------------------------------
                                             1999            1998           1997
                                           ---------      ---------      ---------
               Current                     $ 873,728      $ 616,084      $ 381,153
               Deferred                      (89,000)       (66,510)       (35,210)
                                           ---------      ---------      ---------
                    Income tax expense     $ 784,728      $ 549,574      $ 345,943
                                           =========      =========      =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



------------------------------------------------------------------------------



NOTE 11. INCOME TAXES (CONTINUED)

         The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                       ----------------------------------------------------------------------------------
                                                 1999                          1998                           1997
                                       ------------------------     ------------------------     ------------------------
                                         AMOUNT        PERCENT         AMOUNT       PERCENT         AMOUNT      PERCENT
                                       ----------     --------      -----------   ----------     ----------    ----------
Income taxes at statutory rate         $ 817,790         34 %        $ 560,685        34 %       $ 390,930        34 %
Other items, net                         (33,062)        (1)           (11,111)       (1)          (44,987)       (4)
                                       ---------         ----        ---------        ----       ---------        ----
     Income tax expense                $ 784,728         33 %        $ 549,574        33 %       $ 345,943        30 %
                                       =========         ====        =========        ====       =========        ====

             The components of deferred income taxes are as follows:

                                                                   DECEMBER 31,
                                                             -----------------------
                                                                1999          1998
                                                              --------     ---------
            Deferred Tax Assets:
               Loan Loss Reserves                             $251,905     $160,585
               Accounting for Other Real Estate                  --          5,849
               Securities Available-for-sale                   175,118         --
               Other                                             9,749         --
                                                              --------     --------
                                                               436,772      166,434
                                                              --------     --------

            Deferred Tax Liabilities:
               Depreciation                                     61,899       55,679
               Securities Available-for-sale                      --         54,475
                                                              --------     --------
                                                                61,899      110,154
                                                              --------     --------

            Net Deferred Tax Assets                           $374,873     $ 56,280
                                                              ========     ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------



NOTE 12. EARNINGS PER SHARE

         Diluted earnings per common share were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. The number of common shares was increased by the number of shares issuable upon the exercise of the stock options described in Note 9. This theoretical increase in the number of common shares was reduced by the number of common shares which are assumed to have been repurchased for the treasury with the proceeds from the exercise of the options; these purchases were assumed to have been made at the price per share that approximates average market price. The treasury stock method for determining the amount of dilution of stock options is based on the concept that common shares which could have been purchased with the proceeds of the exercise of common stock options at market price are not actually outstanding common shares.

         Presented below is a summary of the components used to calculate basic and diluted earnings per share for the years ended December 31, 1999, 1998, and 1997.

                                                                        Year Ended December 31,
                                                              ----------------------------------------
                                                                 1999           1998           1997
                                                              ----------     ----------     ----------
            Net income                                        $1,620,536     $1,099,501     $  803,851
                                                              ==========     ==========     ==========

            Weighted average common shares outstanding         1,945,154      1,948,000      1,347,882
            Net effect of the assumed exercise of stock
               options based on the treasury stock method
               using average market price for the year        $   43,148     $   46,647     $   17,715
                                                              ----------     ----------     ----------

            Total weighted average common shares and
               common stock equivalents outstanding            1,988,302      1,994,647      1,365,597
                                                              ==========     ==========     ==========

            Diluted earnings per share                        $     0.82     $     0.55     $     0.59
                                                              ==========     ==========     ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------



NOTE 13. COMMITMENTS AND CONTINGENT LIABILITIES

         In the normal course of business, the Company has entered into off-balance sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:


                                                      DECEMBER 31,
                                              ---------------------------
                                                 1999             1998
                                              -----------     -----------

            Commitments to extend credit      $13,380,341     $ 9,888,349
            Construction loan commitments      16,595,545      17,805,276
            Standby letters of credit             551,747         912,131
            Credit card commitments             3,710,887       3,055,255
                                              -----------     -----------
                                              $34,238,520     $31,661,011
                                              ===========     ===========

         Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



-------------------------------------------------------------------------------



NOTE 13. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

         Credit card commitments are unsecured.

         In the normal course of business, the Company may be involved in various legal proceedings. In the opinion of management of the Company, there were no such proceedings pending or threatened at December 31, 1999.


NOTE 14. CONCENTRATIONS OF CREDIT

         The Company originates primarily commercial, residential, and consumer loans to customers in Cobb, Paulding, Fulton, and Douglas counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in the metro Atlanta area.

         Sixty-three percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which thirty-seven percent consists of construction loans. A substantial portion of these loans are in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations, including a twenty-one percent concentration in commercial loans, are set forth in Note 3.

         The Company is not allowed, by regulation, to extend credit to any single borrower or group of related borrowers in excess of 15% if unsecured, and 25% if fully secured, of statutory capital, or approximately $1,660,000 and $2,770,000, respectively.


NOTE 15. REGULATORY MATTERS

         The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1999, approximately $810,000 of retained earnings were available for dividend declaration without regulatory approval.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



-------------------------------------------------------------------------------



NOTE 15. REGULATORY MATTERS (CONTINUED)

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 1999, the Company and the Bank meet all capital adequacy requirements to which they are subject.

         As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------



NOTE 15. REGULATORY MATTERS (CONTINUED)

         The Company and Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                                to be Well
                                                                                 for Capital                Capitalized Under
                                                                                   Adequacy                 Prompt Corrective
                                                     Actual                       Purposes                  Action Provisions
                                            -----------------------        ---------------------        -----------------------
                                              Amount          Ratio          Amount        Ratio          Amount          Ratio
                                            ---------        ------        --------        -----        ---------        ------
                                                                            Dollars in Thousands
                                            -----------------------------------------------------------------------------------
As of December 31, 1999:
Total Capital to Risk Weighted Assets:
     Consolidated                           $  15,087        13.37%        $  9,029        8.00%        $     N/A          N/A
     Bank                                   $  14,581        12.92%        $  9,027        8.00%        $  11,284        10.00%
Tier 1 Capital to Risk Weighted Assets:
     Consolidated                           $  13,962        12.37%        $  4,515        4.00%        $     N/A          N/A
     Bank                                   $  13,456        11.93%        $  4,513        4.00%        $   6,770         6.00%
Tier 1 Capital to Average Assets:
     Consolidated                           $  13,962         9.34%        $  5,977        4.00%        $     N/A          N/A
     Bank                                   $  13,456         9.03%        $  5,961        4.00%        $   7,451         5.00%


As of December 31, 1998:
Total Capital to Risk Weighted Assets:
     Consolidated                           $  13,513        13.77%        $  7,853        8.00%        $     N/A          N/A
     Bank                                   $  13,016        13.27%        $  7,845        8.00%        $   9,806        10.00%
Tier 1 Capital to Risk Weighted Assets:
     Consolidated                           $  12,634        12.87%        $  3,927        4.00%        $     N/A         N/A
     Bank                                   $  12,138        12.38%        $  3,923        4.00%        $   5,884         6.00%
Tier 1 Capital to Average Assets:
     Consolidated                           $  12,634         9.62%        $  5,254        4.00%        $     N/A         N/A
     Bank                                   $  12,138         9.28%        $  5,234        4.00%        $   6,543         5.00%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------



NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Such amounts have not been revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

         CASH, DUE FROM BANKS, AND FEDERAL FUNDS SOLD:

           The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

         SECURITIES:

           Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

         LOANS:

           For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral.

         DEPOSITS:

           The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



-------------------------------------------------------------------------------



NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

                  OTHER BORROWINGS:

                     The fair values of the Company's other borrowings are estimated using discounted cash flow models based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

                  ACCRUED INTEREST:

                     The carrying amounts of accrued interest approximate their fair values.

                  REDEEMABLE COMMON STOCK:

                     The fair values of the Company's redeemable common stock approximates the recorded amounts.

                  OFF-BALANCE SHEET INSTRUMENTS:

                     Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit, standby letters of credit, and credit cards do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                     The  carrying   value  and  estimated  fair  value  of  the
                     Company's financial instruments were as follows:

                                                                 December 31, 1999                      December 31, 1998
                                                         ----------------------------------    ------------------------------------
                                                            Carrying              Fair              Carrying              Fair
                                                             Amount              Value               Amount               Value
                                                         ----------------   ---------------    --------------    ------------------
                      Financial assets:
                         Cash, due from banks,
                            and Federal funds sold        $   9,639,144        $  9,639,144        $  5,780,320        $  5,780,320
                         Securities                          26,060,235          25,003,118          26,193,286          25,272,136
                         Loans                              100,450,539         100,799,326          86,903,731          86,710,000
                         Accrued interest                       929,867             929,867             933,187             933,187
                         receivable
                      Financial liabilities:
                         Deposits                           123,422,137         122,816,249         109,786,275         110,781,000
                         Other borrowings                     6,707,143           6,452,980           3,350,000           3,432,000
                         Accrued interest payable             1,087,610           1,087,610           1,164,765           1,164,765

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



-------------------------------------------------------------------------------



NOTE 17. BUSINESS COMBINATION

         On March 3, 2000, the Company entered into a definitive agreement with United Community Bank, Inc. ("United") of Blairsville, Georgia. Under this agreement, the Company will merge with and into United Community. Upon consummation of the merger, each share of Company stock will be converted into and exchanged for the right to receive approximately .4211 share of United common stock. Consummation is subject to certain conditions, including regulatory and stockholder approval and will be accounted for as a pooling of interests.

         Also, on March 3, 2000, United entered into a definitive agreement to acquire North Point Bancshares, Inc. ("North Point"), a $107 million one-bank holding company for Dawson County Bank, located in Dawsonville, Georgia for approximately 958,000 shares of its common stock.

         The following unaudited pro forma data summarizes operating data as if the combinations had been consummated on January 1, 1997:

                                                                              as of and for the Year Ended
                                                                          (In Thousands, Except Share Amounts)
                                                               ------------------------------------------------------------
                                                                      1999                  1998                  1997
                                                               -----------------    -------------------    ----------------
                     Total assets                              $      2,383,486     $        1,812,585     $     1,410,071
                     Stockholders' equity                               118,887                115,415              99,571
                     Net income                                          16,692                 15,510              13,197
                     Basic income per share                                1.70                   1.59                1.41
                     Diluted income per share                              1.67                   1.56                1.40


NOTE 18. SUPPLEMENTAL FINANCIAL DATA

         Components of other operating expenses in excess of 1% of total revenue are as follows:

                                                                    December 31,
                                                   -------------------------------------------
                                                      1999             1998            1997
                                                   -----------      -----------     ----------
                      Data processing                $195,045        $175,335        $152,294
                      Director fees                   112,000         112,000          90,000
                      Stationery and supplies         149,344         125,823         114,379

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



-------------------------------------------------------------------------------



NOTE 19. PARENT COMPANY FINANCIAL INFORMATION

         The following information presents the condensed balance sheets, statements of income and cash flows of Independent Bancshares, Inc. as of December 31, 1999 and 1998 and for the years ending December 31, 1999, 1998 and 1997.

                                         CONDENSED BALANCE SHEETS
                                                                                                           1999             1998
                                                                                                      -----------        ---------
          ASSETS
             Cash                                                                                     $    498,730      $   467,016
             Investment in subsidiary                                                                   13,116,646       12,234,296
             Other assets                                                                                    6,980           38,507
                                                                                                        -----------      ---------


                        TOTAL ASSETS                                                                  $ 13,622,356      $12,739,819
                                                                                                       ===========       ==========


          Stockholders' equity                                                                        $ 13,622,356      $12,739,819
                                                                                                       ===========       ==========

                                           CONDENSED STATEMENTS OF INCOME
                                                                                     1999                1998             1997
                                                                                 ------------         -----------        ---------
          INCOME
             Interest                                                            $     20,975         $    24,564        $   5,578
             Dividends from subsidiary                                                292,223             194,823          100,801
                                                                                 ------------         -----------        ---------
                       TOTAL INCOME                                                   313,198             219,387          106,379
                                                                                 ------------         -----------        ---------
          EXPENSE
             Interest                                                                    --                  --             12,542
             Other                                                                     21,697              14,609            8,413
                                                                                 ------------         -----------        ---------

                        TOTAL EXPENSE                                                  21,697              14,609           20,955
                                                                                 ------------         -----------        ---------


                        Income before income taxes (benefits) and
                         equity in undistributed income of
                         subsidiary                                                   291,501             204,778           85,424

          INCOME TAXES (BENEFITS)                                                      (1,005)              3,300           (5,228)
                                                                                 ------------         -----------        ---------

                                  Income before equity in undistributed
                                     income of subsidiary                             292,506             201,478           90,652

                    Equity in undistributed income of subsidiary                    1,328,030             898,023          713,199
                                                                                 ------------         -----------        ---------

                                  NET INCOME                                     $  1,620,536         $ 1,099,501        $ 803,851
                                                                                 ============         ===========        =========

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



-------------------------------------------------------------------------------



NOTE 19. PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                                                      CONDENSED STATEMENTS OF CASH FLOWS
                                                                                   1999              1998             1997
                                                                                -----------      -----------      -----------
          OPERATING ACTIVITIES
             Net income                                                         $ 1,620,536      $ 1,099,501      $   803,851
             Adjustments to reconcile net income to net
                cash provided by operating activities:
                Amortization                                                          4,653            4,653            4,653
                Undistributed income of subsidiary                               (1,328,030)        (898,023)        (713,199)
                Other operating activities                                           26,875            5,099          (11,947)
                                                                                -----------      -----------      -----------

                        NET CASH PROVIDED BY OPERATING ACTIVITIES                   324,034          211,230           83,358
                                                                                -----------      -----------      -----------

          INVESTING ACTIVITIES
             Purchases of securities available-for-sale                                --               --            (25,055)
             Investment in subsidiary                                                  --               --         (4,500,000)
                                                                                -----------      -----------      -----------

                        NET CASH USED IN INVESTING ACTIVITIES                          --               --         (4,525,055)
                                                                                -----------      -----------      -----------

          FINANCING ACTIVITIES
             Net decrease in other borrowings                                          --               --            (21,450)
             Dividends paid                                                        (292,224)        (194,823)         (66,986)
             Net proceeds from issuance of stock                                       --             25,530        4,958,184
             Purchase of treasury stock                                                 (96)         (81,827)        (289,827)
             Sale of treasury stock                                                    --             49,630          318,880
                                                                                -----------      -----------      -----------

                        NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES        (292,320)        (201,490)       4,898,801
                                                                                -----------      -----------      -----------
          Net increase in cash                                                       31,714            9,740          457,104

          Cash at beginning of year                                                 467,016          457,276              172
                                                                                -----------      -----------      -----------

          Cash at end of year                                                   $   498,730      $   467,016      $   457,276
                                                                                ===========      ===========      ===========

INDEPENDENT BANCSHARES, INC. AND SUBSIDIARY
Consolidated Balance Sheets (Unaudited)
(in thousands)

------------------------------------------------------------------------------------------------------------
                                                                            March 31,         December 31,
                                                                              2000               1999
------------------------------------------------------------------------------------------------------------
ASSETS

   Cash and due from banks                                              $         5,168               4,639
   Federal funds sold                                                            16,676               5,000
------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents                                                 21,844               9,639

   Securities held to maturity (estimated fair value of $5,802 and $6,169)        6,704               7,226
   Securities available for sale                                                 23,394              18,834
   Loans, net of unearned income                                                101,294             101,576
        Less: Allowance for loan losses                                          (1,166)             (1,125)
------------------------------------------------------------------------------------------------------------
             Loans, net                                                         100,128             100,451

   Premises and equipment, net                                                    5,486               5,543
   Other assets                                                                   3,528               3,409
------------------------------------------------------------------------------------------------------------

            Total assets                                                $       161,084             145,102
============================================================================================================



 LIABILITIES AND STOCKHOLDERS' EQUITY

   Deposits:
        Demand                                                          $        20,160              16,614
        Interest bearing demand                                                  51,783              38,333
        Savings                                                                   5,381               5,169
         Time                                                                    64,117              63,306
------------------------------------------------------------------------------------------------------------
              Total deposits                                                    141,441             123,422

    Accrued expenses and other liabilities                                        1,630               1,351
    Federal Home Loan Bank advances                                               4,471               6,707
------------------------------------------------------------------------------------------------------------
         Total liabilities                                                      147,542             131,480

Commitments and contingent liabilities:
     Redeemable common stock held by KSOP (44,432 shares outstanding)               577                 577

 Stockholders' equity:
      Common stock ($1 par value; 5,000,000 shares authorized; 1,948,148          1,948               1,948
             shares issued and outstanding)
     Capital surplus                                                              8,615               8,614
     Retained earnings                                                            2,888               2,822
     Accumulated other comprehensive income                                        (486)               (339)
------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                              12,965              13,045
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                     $       161,084             145,102
============================================================================================================


Outstanding common shares                                                     1,948,148           1,948,148
Book value per common share                                             $          6.66                6.70



See notes to unaudited consolidated financial statements.

INDEPENDENT BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Income (Unaudited)
(in thousands except, except per share data)

                                                                            For the Three Months
                                                                              Ended March 31,
                                                                         2000                1999
                                                                -----------------------------------------
 Interest income:
     Interest and fees on loans                                  $            2,533                2,215
     Interest on federal funds sold                                             156                   57
     Interest on investment securities:
          Tax exempt                                                             13                    3
           Taxable                                                              402                  335
---------------------------------------------------------------------------------------------------------
              Total interest income                                           3,104                2,610
---------------------------------------------------------------------------------------------------------

 INTEREST EXPENSE:
     Interest on deposits:
           Demand                                                               359                  341
           Savings                                                               26                   36
           Time                                                                 913                  703
     Federal funds purchased and FHLB advances                                   93                   75
---------------------------------------------------------------------------------------------------------
          Total interest expense                                              1,391                1,155
---------------------------------------------------------------------------------------------------------
          Net interest income                                                 1,713                1,455
 Provision for loan losses                                                       45                   76
---------------------------------------------------------------------------------------------------------
          Net interest income after provision for loan losses                 1,668                1,379
---------------------------------------------------------------------------------------------------------

 NONINTEREST INCOME:
     Service charges and fees                                                   111                  100
     Other loan fee income                                                       44                    -
     Mortgage banking revenue                                                    25                   96
     Other non-interest income                                                   43                   63
---------------------------------------------------------------------------------------------------------
          Total noninterest income                                              223                  259
---------------------------------------------------------------------------------------------------------

 NONINTEREST EXPENSE:
     Salaries and employee benefits                                             628                  697
     Occupancy                                                                  219                  177
     Other noninterest expense                                                  343                  279
---------------------------------------------------------------------------------------------------------
          Total noninterest expense                                           1,190                1,153
---------------------------------------------------------------------------------------------------------
     Income before income taxes                                                 701                  485
 Income taxes                                                                   246                  175
---------------------------------------------------------------------------------------------------------
         NET INCOME                                              $              455                  310
---------------------------------------------------------------------------------------------------------

   Basic earnings per share                                      $             0.23                 0.16
   Diluted earnings per share                                    $             0.22                 0.16
   Average shares outstanding                                                 1,948                1,948
   Diluted average shares outstanding                                         2,023                1,985

See notes to unaudited consolidated financial statements.

INDEPENDENT BANCSHARES, INC. AND SUBSIDIARY
Unaudited Statement of Earnings Per Share
(in thousands, except per share data)

                                                                         For the Three Months
                                                                           Ended March 31,
                                                                         2000             1999
----------------------------------------------------------------------------------------------------
Basic earnings per share:
   Weighted average shares outstanding                                         1,948          1,948
   Net income                                                                    455            310
   Basic earnings per share                                                     0.23           0.16

Diluted earnings per share:
     Net effect of the assumed  exercise of stock  options  based on the treasury stock method using average
        market price for the period                                               78             37


    Total weighted average shares and common
        stock equivalents outstanding                                          2,026          1,985

    Net income, as reported                                                      455            310

    Diluted earnings per share                                                  0.22           0.16

Independent Bancshares, Inc. & Subsidiaries
Consolidated Statements of Comprehensive Income (Unaudited)
(in thousands)


                                                                                For the Three Months
                                                                                  Ended March 31
                                                                             2000               1999
                                                                          ---------          ---------
NET INCOME                                                                $     455                310

OTHER COMPREHENSIVE INCOME (LOSS), BEFORE TAX:
   Unrealized holding gains (losses) on investment
      securities available for sale                                            (219)              (78)
   Less reclassification adjustment for gains on investment
      securites available for sale                                               --                --
   Total other comprehensive income (loss), before tax                         (219)              (78)


INCOME TAX EXPENSE (BENEFIT) RELATED TO OTHER
  COMPREHENSIVE INCOME
  Unrealized holding gains (losses) on investment securities                    (72)              (26)
  Less reclassification adjustment for gains on investment
      securities available for sale                                              --                --
                                                                         ----------          --------
  Total income tax expense (benefit) related to other
      comprehensive income (loss)                                               (72)              (26)
                                                                         ----------          --------
  Total other comprehensive income (loss), net of tax                          (147)              (52)
                                                                         ----------          --------
      Total comprehensive income                                         $      308               258
                                                                         ==========          ========


See notes to unaudited consolidated financial statements.

INDEPENDENT BANCSHARES, INC. AND SUBSIDIARY
Unaudited Consolidated Statements of Cash Flows
(in thousands)

                                                                                For the Three Months Ended
                                                                                         March 31,
                                                                                   2000            1999
                                                                                ----------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                    $     455             310
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities:
      Depreciation, amortization and accretion                                        112              94
      Provision for loan losses                                                        45              76
      Loss (gain) on sale of investment securities                                     --              --
      Change in assets and liabilities:
          Interest receivable                                                         (72)             10
          Other assets                                                                (47)            (89)
          Accrued expenses and other liabilities                                      350            (486)
                                                                                 --------------------------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                               843             (85)
                                                                                 --------------------------

CASHFLOWS FROM INVESTING ACTIVITIES, NET OF PURCHASE ACQUISITIONS:
  Proceeds from maturities and calls of securities held to maturity                   534              88
  Purchases of securities held to maturity                                             (2)             (3)
  Proceeds from sales of securities available for sale                                 --              --
  Proceeds from maturities and calls of securities available for sale                 176           2,779
  Purchases of securities available for sale                                       (4,967)         (2,992)
  Net increase in loans                                                               282          (3,785)
  Purchase of bank premises and equipment                                             (54)            (42)
                                                                                 --------------------------
              NET CASH USED IN INVESTING ACTIVITIES                                (4,031)         (3,955)
                                                                                 --------------------------

CASHFLOWS FROM FINANCING ACTIVITIES, NET OF PURCHASE ACQUISITIONS:
 Net change in demand and savings deposits                                         17,208           5,185
 Net change in time deposits                                                          811          (1,985)
 Net change in FHLB advances                                                       (2,236)          1,864
 Dividends paid                                                                      (390)           (292)
                                                                                 --------------------------
              NET CASH PROVIDED BY FINANCING ACTIVITIES                            15,393           4,772
                                                                                 --------------------------


Net change in cash and cash equivalents                                            12,205             732
Cash and cash equivalents at beginning of period                                    9,639           5,780
                                                                                 --------------------------

Cash and cash equivalents at end of period                                        $21,844           6,512
                                                                                 ===========================

 SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
       Interest                                                                 $   1,174           1,155
       Income Taxes                                                             $      16              13

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - Significant Accounting Policies

The accounting and financial reporting policies of Independent Bancshares, Inc. ("Independent") and its subsidiary conform to generally accepted accounting principles and general banking industry practices. The preceding consolidated financial statements as of March 31, 2000 have not been audited and all material intercompany balances and transactions have been eliminated. A more detailed description of Independent's accounting policies is included in the 1999 audited consolidated financial statements.

In management's opinion, all accounting adjustments necessary to accurately reflect the financial position and results of operations on the accompanying financial statements have been made. These adjustments are considered normal and recurring accruals considered necessary for a fair and accurate presentation. The results for interim periods are not necessarily indicative of results for the full year or any other interim periods.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors and Stockholders
United Community Banks, Inc.
Blairsville, Georgia

We have audited the consolidated balance sheets of United Community Banks, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Community Banks, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



                                      \s\ PORTER KEADLE MOORE, LLP



Atlanta, Georgia
February 25, 2000, except for note 20
   as to which the date is March 3, 2000

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 1999 and 1998

                                     Assets
                                     ------
                                                                                           1999                    1998
                                                                                           ----                    ----
                                                                                                  (In Thousands)
  Cash and due from banks, including reserve requirements
     of $25,890 and $18,205                                                           $    89,231                  51,102
  Federal funds sold                                                                       23,380                  13,010
                                                                                        ---------               ---------
     Cash and cash equivalents                                                            112,611                  64,112
                                                                                        ---------               ---------
  Securities held to maturity (estimated fair value of $60,018)                              -                     58,306
  Securities available for sale                                                           534,503                 333,787
  Mortgage loans held for sale                                                              6,326                   8,129

  Loans                                                                                 1,400,360               1,061,166
     Less allowance for loan losses                                                        17,722                  12,680
                                                                                        ---------               ---------
     Loans, net                                                                         1,382,638               1,048,486
                                                                                        ---------               ---------
  Premises and equipment, net                                                              47,365                  41,247
  Accrued interest receivable                                                              17,861                  14,019
  Other assets                                                                             30,136                  23,313
                                                                                        ---------               ---------
         Total assets                                                                 $ 2,131,440               1,591,399
                                                                                        =========               =========
                      Liabilities and Stockholders' Equity
                      ------------------------------------
  Liabilities:
     Deposits:
       Demand                                                                         $   192,006                 152,201
       Interest-bearing demand                                                            328,815                 295,549
       Savings                                                                             73,953                  65,323
       Time                                                                             1,054,618                 725,250
                                                                                        ---------               ---------
         Total deposits                                                                 1,649,392               1,238,323
                                                                                        ---------               ---------
     Accrued expenses and other liabilities                                                24,378                  20,089
     Federal funds purchased and repurchase agreements                                     31,812                  26,520
     Federal Home Loan Bank advances                                                      287,572                 186,854
     Long-term debt and other borrowings                                                   17,516                   1,277
     Convertible subordinated debentures                                                    3,500                   3,500
     Guaranteed preferred beneficial interests in company's junior
       subordinated debentures (Trust Preferred Securities)                                21,000                  21,000
                                                                                        ---------               ---------
         Total liabilities                                                              2,035,170               1,497,563
                                                                                        ---------               ---------
  Commitments
  Stockholders' equity:
     Preferred stock                                                                           -                       -
     Common stock, $1 par value; 10,000,000 shares authorized;
       8,034,268 and 8,003,722 shares issued and outstanding                                8,034                   8,004
     Capital surplus                                                                       30,310                  29,999
     Retained earnings                                                                     66,606                  54,500
     Accumulated other comprehensive income (loss)                                         (8,680)                  1,333
                                                                                        ---------               ---------
         Total stockholders' equity                                                        96,270                  93,836
                                                                                        ---------               ---------
         Total liabilities and stockholders' equity                                   $ 2,131,440               1,591,399
                                                                                        =========               =========

  See accompanying notes to consolidated financial statements.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
                        Consolidated Statements of Income
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                  1999              1998              1997
                                                                  ----              ----              ----
                                                                    (In Thousands Except Per Share Data)
Interest income:
  Interest and fees on loans                                  $   119,542            99,057           80,537
  Interest on federal funds sold                                    1,050             1,645            1,723
  Interest on investment securities:
    Taxable                                                        25,285            12,260            9,609
    Tax exempt                                                      3,863             3,252            2,319
                                                                ---------         ---------        ---------
  Total interest income                                           149,740           116,214           94,188
                                                                ---------         ---------        ---------

Interest expense:
  Interest on deposits:
    Demand                                                         12,236            10,200            7,230
    Savings                                                         2,008             1,520            1,238
    Time                                                           48,415            41,423           36,309
                                                                ---------         ---------        ---------
                                                                   62,659            53,143           44,777
  Other borrowings                                                 19,107             6,861            3,693
                                                                ---------         ---------        ---------

  Total interest expense                                           81,766            60,004           48,470
                                                                ---------         ---------        ---------

  Net interest income                                              67,974            56,210           45,718
Provision for loan losses                                           5,104             2,612            2,814
                                                                ---------         ---------        ---------
  Net interest income after provision for loan losses              62,870            53,598           42,904
                                                                ---------         ---------        ---------

Non-interest income:
  Service charges and fees                                          5,161             4,227            3,681
  Securities gain, net                                                543               804              737
  Mortgage loan and other related fees                              1,638             1,822            1,157
  Other non-interest income                                         3,494             2,276            1,625
                                                                ---------         ---------        ---------
  Total non-interest income                                        10,836             9,129            7,200
                                                                ---------         ---------        ---------

Non-interest expense:
  Salaries and employee benefits                                   30,366            24,560           18,914
  Occupancy                                                         9,582             7,057            4,980
  Other non-interest expense                                       14,217            12,347           10,169
                                                                ---------         ---------        ---------
  Total non-interest expense                                       54,165            43,964           34,063
                                                                ---------         ---------        ---------
  Income before income taxes                                       19,541            18,763           16,041
Income taxes                                                        5,893             5,990            4,987
                                                                ---------         ---------        ---------
  Net income                                                  $    13,648            12,773           11,054
                                                                =========         =========        =========
Basic income per share                                        $      1.70              1.60             1.42
                                                                =========         =========        =========
Diluted income per share                                      $      1.66              1.57             1.40
                                                                =========         =========        =========

 See accompanying notes to consolidated financial statements.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
                 Consolidated Statements of Comprehensive Income
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                           1999                1998              1997
                                                                           ----                ----              ----
                                                                                        (IN THOUSANDS)
Net income                                                               $ 13,648             12,773            11,054
                                                                           ------             ------            ------
Other comprehensive income:
   Unrealized holding gains (losses) on investment securities
     available for sale                                                   (15,608)             1,581             2,272
   Less reclassification adjustment for gains on
     sales of investment securities available for sale                        543                804               737
                                                                           ------             ------            ------
       Total other comprehensive income (loss), before income taxes       (16,151)               777             1,535
                                                                           ------             ------            ------


Income tax expense (benefit) related to other comprehensive
   income:
   Unrealized holding gains (losses) on investment securities
     available for sale                                                    (5,932)               601               864
   Less reclassification adjustment for gains (losses) on
     sales of investment securities available for sale                        206                306               280
                                                                           ------             ------            ------
       Total income tax expense (benefit) related to other
         comprehensive income                                              (6,138)               295               584
                                                                           ------             ------            ------
       Total other comprehensive income (loss), net of tax                (10,013)               482               951
                                                                          -------             ------            ------
       Total comprehensive income                                        $  3,635             13,255            12,005
                                                                          =======             ======            ======

See accompanying notes to consolidated financial statements.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
           Consolidated Statements of Changes in Stockholders' Equity
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                                                              Accumulated
                                                              Common Stock                                      Other
                                                              ------------          Capital      Retained    Comprehensive
                                                          Shares        Amount      Surplus      Earnings    Income/(Loss)    Total
                                                          ------        ------      -------      --------    -------------    -----
                                                                     (In Thousands Except Share and Per Share Data)

Balance, December 31, 1996, as previously reported      7,084,621     $  7,085      18,516        32,162          (88)       57,675
Adjustment in connection with pooling of interests        508,393          509       3,733           452          (12)        4,682
                                                        ---------       ------      ------        ------       ------        ------
Balance, December 31, 1996, as restated                 7,593,014        7,594      22,249        32,614         (100)       62,357
Change in unrealized gain on securities
   available for sale, net of tax                               -            -           -             -          951           951
Cash dividends declared, ($.10 per share)                    -            -           -             (759)           -          (759)
Net income                                                   -            -           -           11,054            -        11,054
Proceeds from common stock offering,
   net of offering cost                                   300,000          300       6,177          -               -         6,477
Proceeds from resale of treasury stock
   of pooled entity                                           484         -              6          -               -             6
                                                        ---------     ---------     ------        ------       ------        ------
Balance, December 31, 1997                              7,893,498        7,894      28,432        42,909          851        80,086
Change in unrealized gain on securities
   available for sale, net of tax                            -            -           -             -             482           482
Cash dividends declared, ($.15 per share)                    -            -           -           (1,182)           -        (1,182)
Net income                                                   -            -           -           12,773            -        12,773
Proceeds from common stock offering,
   net of offering costs                                  101,724          102       1,458             -            -         1,560
Proceeds from exercise of stock options                     8,500            8         109             -            -           117
                                                        ---------      -------      ------        ------       ------        ------
Balance, December 31, 1998                              8,003,722        8,004      29,999        54,500        1,333        93,836
Change in unrealized gain (loss) on securities
   available for sale, net of tax                               -            -           -             -      (10,013)      (10,013)
Cash dividends declared, ($.20 per share)                       -            -           -        (1,542)           -        (1,542)
Net income                                                      -            -           -        13,648            -        13,648
Proceeds from exercise of stock options,
   including disqualified disposition tax benefit          30,546           30         311             -            -           341
                                                        ---------      -------      ------        ------       ------        ------
Balance, December 31, 1999                              8,034,268     $  8,034      30,310        66,606       (8,680)       96,270
                                                        =========      =======      ======        ======       ======        ======



See accompanying notes to consolidated financial statements.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                                        1999             1998            1997
                                                                                        ----             ----            ----
                                                                                                    (IN THOUSANDS)
Cash flows from operating activities:
   Net income                                                                    $    13,648            12,773          11,054
   Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation, amortization and accretion                                          5,135             3,027           2,542
     Provision for loan losses                                                         5,104             2,612           2,814
     Deferred income tax benefit                                                      (1,616)             (766)           (404)
     Gain on sale of securities available for sale                                      (543)             (810)           (737)
     Change in assets and liabilities, net of effects of purchase acquisitions:
       Other assets and accrued interest receivable                                   (4,859)             (411)         (4,470)
       Accrued expenses and other liabilities                                           6,292          (10,561)            725
       Mortgage loans held for sale                                                     1,803           (4,167)          2,765
                                                                                      -------          -------         -------
Net cash provided by operating activities                                              24,964            1,697          14,289
                                                                                      -------           -------        -------
Cash flows from investing activities, net of effects of purchase acquisitions:
   Cash acquired from (paid for) acquisitions and branch purchases                     (2,757)          20,282               -
   Proceeds from maturities and calls of securities held to maturity                        -           25,439          18,009
   Purchases of securities held to maturity                                                 -          (14,087)        (10,564)
   Proceeds from sales of securities available for sale                                 8,131           44,193          36,683
   Proceeds from maturities and calls of securities available for sale                 91,280           68,363          22,470
   Purchases of securities available for sale                                        (241,019)        (268,590)       (121,996)
   Net increase in loans                                                             (325,833)        (186,254)       (210,706)
   Purchases of premises and equipment                                                 (8,318)         (14,842)         (9,875)
   Purchases of life insurance contracts                                                    -           (8,117)              -
   Transaction costs associated with Trust Preferred Securities                             -             (959)              -
                                                                                      -------          -------         -------
Net cash used in investing activities                                                (478,516)        (334,572)       (275,979)
                                                                                      -------          -------         -------
Cash flows from financing activities, net of effects of purchase acquisitions:
   Net change in demand and savings deposits                                           64,998          119,487          67,709
   Net change in time deposits                                                        316,005           61,683         156,897
   Net change in federal funds purchased and repurchase agreements                      5,292           (6,901)         33,421
   Proceeds from notes payable and other borrowings                                    16,239                -           4,747
   Proceeds from FHLB advances                                                        201,625          221,249          16,636
   Proceeds from Trust Preferred Securities                                                 -           21,000               -
   Repayments of notes payable                                                              -          (12,792)         (1,131)
   Repayments of FHLB advances                                                       (100,907)         (78,715)         (7,389)
   Proceeds from exercise of stock options                                                216              117               -
   Proceeds from sale of common stock                                                       -            1,560           6,477
   Proceeds from resale of treasury stock of pooled entity                                  -                -               6
   Cash paid for dividends                                                             (1,417)          (1,089)           (825)
                                                                                      -------          -------         -------
Net cash provided by financing activities                                             502,051          325,599         276,548
                                                                                      -------          -------         -------
Net change in cash and cash equivalents                                                48,499           (7,276)         14,858
Cash and cash equivalents at beginning of period                                       64,112           71,388          56,530
                                                                                      -------          -------         -------
Cash and cash equivalents at end of period                                        $   112,611           64,112          71,388
                                                                                      =======         ========         =======



See accompanying notes to consolidated financial statements.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting principles followed by United Community Banks, Inc. ("United") and its subsidiaries and the methods of applying these principles conform with generally accepted accounting principles and with general practices within the banking industry. The following is a description of the more significant of those policies.

ORGANIZATION AND BASIS OF PRESENTATION
--------------------------------------

United is an eight-bank holding company whose business is conducted by its wholly-owned bank subsidiaries. United is subject to regulation under the Bank Holding Company Act of 1956. The consolidated financial statements include the accounts of United Community Banks, Inc. and its wholly-owned commercial bank subsidiaries, United Community Bank, Blairsville, Georgia ("UCB"), Carolina Community Bank, Murphy, North Carolina ("Carolina"), Peoples Bank of Fannin County, Blue Ridge, Georgia ("Peoples"), Towns County Bank, Hiawassee, Georgia ("Towns"), White County Bank, Cleveland, Georgia ("White"), First Clayton Bank and Trust, Clayton, Georgia ("Clayton"), Bank of Adairsville, Adairsville, Georgia ("Adairsville"), 1st Floyd Bank, Rome, Georgia ("Floyd") (collectively, the "Banks") and United Family Finance Company, Inc. ("Finance"), a finance company subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain items in prior years' financial statements have been reclassified to conform to the current financial statement presentations.

The Banks are commercial banks that serve markets throughout North Georgia and Western North Carolina and provide a full range of customary banking services. The Banks are insured and subject to the regulation of the Federal Deposit Insurance Corporation ("FDIC").

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with these valuations, management obtains independent appraisals for significant properties.

A substantial portion of United's loans are secured by real estate located in North Georgia and Western North Carolina. Accordingly, the ultimate collectibility of a substantial portion of United's loan portfolio is susceptible to changes in the real estate market conditions of this market area.

INVESTMENT SECURITIES
---------------------

United classifies its securities in one of three categories: held to maturity, available for sale, or trading. Trading securities are bought and held principally for the purpose of selling them in the near term. United does not have investments classified in the trading category. Held to maturity securities are those securities for which United has the ability and intent to hold until maturity. All other securities are classified as available for sale.

Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from income and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity. The unrealized holding gains or losses included in the separate component of stockholders' equity for securities transferred from available for sale to held to maturity are maintained and amortized into income over the remaining life of the security as an adjustment to the yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,  continued

INVESTMENT SECURITIES,  continued
---------------------
A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to income and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in income and are derived using the specific identification method for determining the cost of securities sold.

MORTGAGE LOANS HELD FOR SALE
----------------------------
Mortgage loans held for sale are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of net income of the period in which the change occurs. No market valuation allowances were required at December 31, 1999 or 1998.

LOANS AND ALLOWANCE FOR LOAN LOSSES
-----------------------------------
All loans are stated at principal amount outstanding. Interest on loans is primarily calculated by using the simple interest method on daily balances of the principal amount outstanding.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal.

A loan is impaired when, based on current information and events, it is probable that all amounts due, according to the contractual terms of the loan, will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Interest income on impaired loans is recognized using the cash-basis method of accounting during the time within the period in which the loans were impaired. The Banks had no material amounts of impaired loans at December 31, 1999 or 1998.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount, which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates loans in ten different categories. Grades seven through ten are assigned allocations of loss based on the standard regulatory loss percentages set forth in the FDIC Interagency Policy Statement on the Allowance for Loan and Lease Losses issued in 1993. Loans graded one through six are allocated loss ranges based on historical loss experience for the previous five years. The combination of these results are compared quarterly to the recorded allowance for loan losses and material deficiencies are adjusted by increasing the provision for loan losses. Management has a devoted internal loan review department that is independent of the lending function to challenge and corroborate the loan grading system and provide additional analysis in determining the adequacy of the allowance for loan losses and the future provisions for estimated loan losses.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,  continued

LOANS AND ALLOWANCE FOR LOAN LOSSES,  continued
-----------------------------------
Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review United's allowance for loan losses. Such agencies may require United to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

PREMISES AND EQUIPMENT
----------------------
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the related assets. Costs incurred for maintenance and repairs are expensed currently. The range of estimated useful lives for buildings and improvements is 15 to 40 years, and for furniture and equipment, 3 to 10 years.

GOODWILL AND DEPOSIT-BASED INTANGIBLES
--------------------------------------
Goodwill, arising from the excess cost over the fair value of net assets acquired of purchased bank subsidiaries, is amortized on a straight-line basis over periods not exceeding 25 years. Deposit assumption premiums paid in connection with branch bank purchases are being amortized over 15 years, the estimated life of the deposit base acquired. On an ongoing basis, management reviews the valuation and amortization periods of goodwill and the deposit assumption premiums to determine if events and circumstances require the remaining lives to be reduced.

MORTGAGE SERVICING RIGHTS
-------------------------
United's mortgage banking division accounts for mortgage servicing rights as a separate asset regardless of whether the servicing rights are acquired through purchase or origination. United's mortgage servicing rights represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee and ancillary loan administration income. Mortgage servicing rights are amortized over the period of estimated net servicing income and are periodically adjusted for actual and anticipated prepayments of the underlying mortgage loans. Impairment analysis is performed quarterly after stratifying the rights by interest rate. Impairment, defined as the excess of the asset's carrying value over its current fair value, is recognized through a valuation allowance. At December 31, 1999 and 1998, no valuation allowances were required for United's mortgage servicing rights.

United recognized approximately $15,000 in servicing assets during 1997, and recognized amortization expense relating to servicing assets of approximately $315,000, $387,000, and $144,000 during 1999, 1998 and 1997, respectively.

INCOME TAXES
------------
Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of United's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS,  continued


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
---------------------------------------------
Effective  January 1, 1999,  United  adopted  Statement of Financial  Accounting
Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for hedging activities and for derivative instruments including derivative instruments embedded in other contracts. It requires the fair value recognition of derivatives as assets or liabilities in the financial statements. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception. The change in fair value of instruments used as fair value hedges is accounted for in the income of the period simultaneous with accounting for the fair value change of the item being hedged. The change in fair value of the effective portion of cash flow hedges is accounted for in comprehensive income rather than income, and the change in fair value of foreign currency hedges is accounted for in comprehensive income as part of the translation adjustment. The change in fair value of derivative instruments that are not intended as a hedge is accounted for in the income of the period of the change. At the date of initial application, an entity may transfer any held to maturity security into the available for sale or trading categories without calling into question the entity's intent to hold other securities to maturity in the future. In 1999, the Banks transferred all held to maturity investment securities to available for sale under this provision of SFAS No. 133. The held to maturity securities had amortized cost of $58.3 million and net unrealized gains of $1.8 million. The result of the transfer was to increase stockholders' equity by $1.1 million, which represented the net of tax effect of the unrealized gains associated with the held to maturity investments transferred.

OTHER
-----
Property (other than cash deposits) held by the Banks in a fiduciary or agency capacity for customers is not included in the consolidated balance sheets since such items are not assets of the Banks.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS,  continued


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

INCOME PER SHARE
----------------
United is required to report on the face of the statements of income, income per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants. Basic income per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted income per common share. Additionally, United must reconcile the amounts used in the computation of both basic income per share and diluted income per share. Income per common share amounts for the years ended December 31, 1999, 1998 and 1997 are as follows (dollars and shares in thousands, except for per share data):

                FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                        Weighted
                                                                     Average Common
                                                   Net Income            Shares             Per Share
                                                   (Numerator)        (Denominator)          Amount
                                                   -----------        -------------          ------

Basic income per share                            $  13,648             8,020              $   1.70
                                                                                               ====

Effect of dilutive securities:
 Stock options                                            -               156
 Convertible debentures                                 191               140
                                                     ------             -----

Diluted income per share                          $  13,839             8,316              $   1.66
                                                     ======             =====                  ====


                FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                        Weighted
                                                                     Average Common
                                                    Net Income           Shares             Per Share
                                                    (Numerator)       (Denominator)          Amount
                                                    -----------       -------------          ------

Basic income per share                            $  12,773             7,973              $   1.60
                                                                                               ====

Effect of dilutive securities:
 Stock options                                            -               133
 Convertible debentures                                 187               140
                                                     ------             -----

Diluted income per share                          $  12,960             8,246              $  1.57
                                                     ======             =====                 ====

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

      INCOME PER SHARE, continued
      ----------------
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                             Weighted
                                                                          Average Common
                                                        Net Income            Shares             Per Share
                                                        (Numerator)        (Denominator)          Amount
                                                        -----------        -------------          ------
      Basic income per share                           $    11,054              7,810             $ 1.42
                                                                                                    ====

      Effect of dilutive securities:
       Stock options                                             -                 81
       Convertible debentures                                  189                140
                                                            ------              -----

      Diluted income per share                         $    11,243              8,031             $ 1.40
                                                            ======              =====               ====

 (1)  MERGERS AND ACQUISITIONS
      Effective August 27, 1999, the Company acquired, for 632,890 shares of its $1 par value common stock and approximately $8,700 paid for fractional shares, all of the outstanding common stock of 1st Floyd Bankshares, Inc., a $115 million one-bank holding company, located in Rome, Georgia. The acquisition was accounted for as a pooling of interests and accordingly, the consolidated financial statements for all periods presented have been restated to include the financial position and results of operations as if the combination had occurred on January 1, 1997.

      The following is a reconciliation of the amounts of net interest income and net earnings previously reported with the restated amounts (in thousands):

                                                              1999               1998             1997
                                                              ----               ----             ----
      Net interest income:
         The Company, as previously reported
           in 1998 and 1997                                 $  63,298            52,499           43,232

         Floyd                                                  4,676             3,711            2,486
                                                               ------           -------           ------

         As restated                                        $  67,974            56,210           45,718
                                                               ======            ======           ======

      Net income:
         The Company, as previously reported
           in 1998 and 1997                                 $  13,231            12,152           10,735

         Floyd                                                    417               621              319
                                                               ------           -------          -------

         As restated                                        $  13,648            12,773           11,054
                                                               ======            ======           ======

      United recorded merger, integration and restructuring charges of $1.8 million during 1999 associated with the acquisition of 1st Floyd
      Bankshares, Inc. The components of the charges are shown below (in thousands):

         Severance and related costs                          $   692
         Premises and equipment write-downs                       424
         Professional fees                                        522
         Other merger-related expenses                            207
                                                                -----
         Total                                                $ 1,845
                                                                =====

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(1)   MERGERS AND ACQUISITIONS, continued
      The following table presents a summary of activity with respect to the merger-related accrual (in thousands):

                  Balance at beginning of year                    $         -
                  Merger-related charge                                 1,845
                  Cash payments                                          (956)
                  Noncash write-downs                                    (434)
                                                                      -------
                  Balance at end of year                          $       455
                                                                      =======



      On March 15, 1999, United acquired all the outstanding common stock of Adairsville Bancshares, Inc., the parent company of Bank of Adairsville, Adairsville, Georgia, for $7.1 million plus certain acquisition costs. United accounted for this transaction using the purchase method, and accordingly, the original purchase price was allocated to assets and liabilities acquired based upon their fair values at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $2.9 million and is being amortized over 15 years using the straight-line method.

      On January 30, 1998, Peoples assumed deposits of $23.4 million and purchased certain assets totaling $3.7 million of a branch in Ellijay, Georgia.

      Effective September 12, 1997, United acquired, for 646,257 shares of its $1 par value common stock and approximately $7,000 paid for fractional shares, all of the outstanding common stock of First Clayton Bancshares, Inc., a $73 million one-bank holding company, located in Clayton, Georgia. The acquisition was accounted for as a pooling of interests.

(2)   CASH FLOWS
      United paid approximately $78 million, $59 million and $47 million in interest on deposits and other liabilities during 1999, 1998 and 1997, respectively. In connection with United's 1999 acquisition of Adairsville, assets having a fair value of $36 million were acquired and liabilities totaling $32 million were assumed.

                                                                                    For the Years Ended December 31,
                                                                                    --------------------------------
                                                                                    1999           1998            1997
                                                                                    ----           ----            ----
       Schedule of noncash investing and financing activities (in thousands):
         Change in unrealized gains (losses) on securities available for sale,
           net of tax                                                           $ (10,013)           482            951
         Change in dividends payable                                            $     125             93            (66)
         Deposit liabilities assumed in branch acquisition                      $       -         23,399              -
         Assets acquired in branch acquisition, other than cash and
           cash equivalents                                                     $       -          3,246              -
         Investment securities purchase obligations                             $  14,500         10,645              -
         Transfer of securities held to maturity to available for sale          $  58,306              -              -
         Income tax benefit of disqualified disposition of shares under option  $     125              -              -


                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(3)    INVESTMENT SECURITIES
       Investment securities at December 31, 1999 and 1998, are as follows (in thousands):

                                                                        December 31, 1999
                                                                        -----------------
                                                                      Gross           Gross        Estimated
                                                     Amortized      Unrealized     Unrealized        Fair
      SECURITIES AVAILABLE FOR SALE:                   Cost           Gains          Losses         Value
                                                       ----           ------         -------        -----
           U.S. Treasuries                         $   32,674               28           302         32,400
           U.S. Government agencies                   105,219                2         2,491        102,730
           State and political subdivisions            81,116              253         2,545         78,824
           Mortgage-backed securities                 305,951              449         8,468        297,932
           Other                                       23,403                -           786         22,617
                                                      -------              ---        ------        -------
              Total                                $  548,363              732        14,592        534,503
                                                      =======              ===        ======        =======

                                                                        December 31, 1998
                                                                        -----------------
                                                                      Gross           Gross        Estimated
                                                     Amortized      Unrealized     Unrealized        Fair
      SECURITIES AVAILABLE FOR SALE:                   Cost           Gains          Losses         Value
                                                       ----           ------         -------        -----

           U.S. Treasuries                         $   32,090              990             -         33,080
           U.S. Government agencies                    46,421              492             9         46,904
           State and political subdivisions            22,305              369            64         22,610
           Mortgage-backed securities                 220,171              945           480        220,636
           Other                                       10,615                1            59         10,557
                                                      -------            -----           ---        -------
              Total                                $  331,602            2,797           612        333,787
                                                      =======            =====           ===        =======

       SECURITIES HELD TO MATURITY:

           U.S. Government agencies                $    1,885                9             5          1,889
           State and political subdivisions            53,386            1,691            33         55,044
           Mortgage-backed securities                   2,122               55             5          2,172
           Other                                          913                -             -            913
                                                      -------            -----           ---         ------
              Total                                $   58,306            1,755            43         60,018
                                                       ======            =====            ==         ======

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTs, continued

(3)  INVESTMENT SECURITIES, continued
     The amortized cost and estimated fair value of the securities portfolio at December 31, 1999, by contractual maturity, is presented in the following table. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.


                                                        Securities Available
                                                             for Sale
                                                  Amortized           Estimated
                                                     Cost             Fair Value
                                                     ----             ----------
     U.S. Treasuries:
       Within 1 year                               $   9,246               9,252
       1 to 5 years                                   23,428              23,148
                                                      ------              ------
                                                   $  32,674              32,400
                                                      ======              ======

     U.S. Government agencies:
       Within 1 year                               $   4,450               4,405
       1 to 5 years                                   63,670              61,903
       5 to 10 years                                  33,611              33,202
       More than 10 years                              3,488               3,220
                                                     -------             -------
                                                   $ 105,219             102,730
                                                     =======             =======

     State and political subdivisions:
       Within 1 year                               $   5,322               5,324
       1 to 5 years                                   32,469              32,280
       5 to 10 years                                  25,420              24,749
       More than 10 years                             17,905              16,471
                                                     -------             -------
                                                   $  81,116              78,824
                                                     =======             =======

     Other:
       More than 10 years                          $  23,403              22,617
                                                     =======             =======

     Total securities other than mortgage-backed
       securities:
       Within 1 year                               $  19,018              18,981
       1 to 5 years                                  119,567             117,331
       5 to 10 years                                  59,031              57,951
       More than 10 years                             44,796              42,308
       Mortgage-backed securities                    305,951             297,932
                                                     -------             -------
                                                   $ 548,363             534,503
                                                     =======             =======


     There were no sales of securities held to maturity during 1999, 1998 and 1997. Proceeds from sales of securities available for sale during 1999, 1998 and 1997 were $8 million, $44 million and $37 million, respectively. Gross gains of $646,000, $807,000 and $767,000 for 1999, 1998 and 1997,
     respectively, along with gross losses of $103,000, $3,000 and $30,000 for 1999, 1998 and 1997, respectively, were realized on those sales. Income tax expense recognized on these gains and losses was $206,000, $306,000 and $280,000 in 1999, 1998 and 1997, respectively.

     Securities with a carrying value of $141 million and $102 million at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and Federal Home Loan Bank advances.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(4)    LOANS AND ALLOWANCE FOR LOAN LOSSES
      Major classifications of loans at December 31, 1999 and 1998, are summarized as follows (in thousands):

                                                                   1999           1998
                                                                   ----           ----
           Commercial, financial and agricultural            $    121,325         109,647
           Real estate - construction                             161,020         121,900
           Real estate - mortgage                                 971,543         694,561
           Consumer                                               146,472         135,058
                                                               ----------      ----------
           Total loans                                          1,400,360       1,061,166
           Less allowance for loan losses                          17,722          12,680
                                                              -----------     -----------
           Loans, net                                        $  1,382,638       1,048,486
                                                                =========       =========


      The Banks grant loans and extensions of credit to individuals and a variety of firms and corporations located primarily in counties in North Georgia and Western North Carolina. Although the Banks have diversified loan portfolios, a substantial portion of the loan portfolios is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

      During 1999 and 1998, certain executive officers and directors of United and its Banks, including their immediate families and companies with which they are associated, maintained a variety of banking relationships with the Banks. Total loans outstanding to these persons at December 31, 1999 and 1998 amounted to $39,559,000 and $22,755,000, respectively. The change from December 31, 1998 to December 31, 1999 reflects payments amounting to $25,188,000 and advances of $41,992,000. Such loans are made in the ordinary course of business at normal credit terms, including interest rate and collateral requirements, and do not represent more than normal credit risk.

      Changes in the allowance for loan losses are summarized as follows (in thousands):

                                                                         1999          1998         1997
                                                                         ----          ----         ----
          Balance at beginning of year                               $   12,680       10,989        8,536
          Allowance for loan losses acquired from Adairsville             1,822            -            -
          Provisions charged to income                                    5,104        2,612        2,814
          Loans charged off                                              (2,854)      (1,463)        (830)
          Recoveries of loans previously charged off                        970          542          469
                                                                       --------     --------     --------
          Balance at end of year                                     $   17,722       12,680       10,989
                                                                         ======       ======       ======


      United serviced approximately $55.0 million and $73.6 million of mortgage loans for others at December 31, 1999 and 1998, respectively.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(5)    PREMISES AND EQUIPMENT

       Premises and equipment at December 31, 1999 and 1998, are summarized as follows (in thousands):

                                                       1999            1998
                                                       ----            ----
          Land and land improvements                $ 10,662           8,187
          Building and improvements                   25,217          19,074
          Furniture and equipment                     25,449          20,714
          Construction in progress                     2,881           5,907
                                                      ------          ------
                                                      64,209          53,882
          Less accumulated depreciation               16,844          12,635
                                                      ------          ------
                                                    $ 47,365          41,247
                                                      ======          ======

      Depreciation expense was approximately $4.2 million, $2.8 million and $2.2 million in 1999, 1998 and 1997, respectively.

(6)   TIME DEPOSITS
      The aggregate amount of time deposit accounts with a minimum denomination of $100,000 was approximately $312,000,000 and $219,968,000 at December
      31, 1999 and 1998, respectively.

      At December 31, 1999, contractual maturities of time deposits are summarized as follows (in thousands):

                  Maturing In:
                  -----------

                  2000                                         $     829,681
                  2001                                               186,062
                  2002                                                28,983
                  2003                                                 7,990
                  2004                                                 1,512
                  Thereafter                                             390
                                                                   ---------
                                                               $   1,054,618
                                                                   =========

(7)   Federal Home Loan Bank Advances
      The Banks have advances from the Federal Home Loan Bank ("FHLB") with monthly interest payments and principal payments due at various maturity dates and interest rates ranging from 4.35% to 7.81% at December 31, 1999. The FHLB advances are collateralized by first mortgage loans, mortgage-backed securities and FHLB stock.

      Advances from FHLB outstanding at December 31, 1999 mature as follows (in thousands):

                  Year
                  ----

                  2000                                         $      80,682
                  2001                                                10,308
                  2002                                                56,433
                  2003                                                37,469
                  2004                                                39,255
                  Thereafter                                          63,425
                                                                     -------
                                                               $     287,572
                                                                     =======

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(8)   LONG-TERM DEBT AND OTHER BORROWINGS
      Long-term debt and other borrowings at December 31, 1999 and 1998 consisted of the following (in thousands):

                                                                                               1999       1998
                                                                                               ----       ----
      Note payable, due at maturity with monthly interest payments through March
         2001,  secured by common  stock of the Bank  Subsidiaries.  Interest is variable  based on the  prime  rate  less  1.25%.  The  loan  agreement contains  covenants and  restrictions  pertaining to the maintenance of certain financial  ratios,  limitations on the incurrence of additional debt, and the  declaration of dividends or other capital  transactions.
         As of December 31, 1999,  the Company had  violated  certain  financial
         covenants; however, the Company has obtained a waiver of these violations.      $    15,365          -

      Commercial paper of Finance, due at maturity during 2000 and unsecured.
         Interest is from 6.50% to 7.00% and is payable monthly.                               2,151      1,277
                                                                                             -------      -----
                                                                                         $    17,516      1,277
                                                                                              ======      =====

(9)   CONVERTIBLE SUBORDINATED DEBENTURES
      On December 31, 1996, United completed a private placement of convertible subordinated debentures due December 31, 2006 (the "Debentures"). The Debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum, payable in quarterly installments. The Debentures may be redeemed, in whole or in part at the option of United upon at least 20 days and not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed plus interest accrued and unpaid as of the date of redemption. The holders of the Debentures not called for redemption will have the right, exercisable at any time up to December 31, 2006, to convert such Debenture at the principal amount thereof into shares of common stock of United at the conversion price of $25 per share, subject to adjustment for stock splits and stock dividends.

      Certain directors and executive officers of United held convertible debentures totaling $2,800,000 at December 31, 1999 and 1998.

(10)  TRUST PREFERRED SECURITIES
      In July, 1998, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust ("United Trust"), which issued $21 million of guaranteed preferred beneficial interests in United's junior subordinated deferrable interest debentures that qualify as Tier 1 capital under Federal Reserve Board guidelines. All of the common securities of United Trust are owned by United. The proceeds from the issuance of the Common Securities and the Trust Preferred Securities were used by United Trust to purchase $21.7 million of junior subordinated debentures of United which carry a fixed interest rate of 8.125 percent. The proceeds received by United from the sale of the junior subordinated debentures were used to prepay line of credit borrowings of approximately $11.8 million and for further investments in the Banks. The debentures represent the sole asset of United Trust. The debentures and related income statement effects are eliminated in United's financial statements.

      The Trust Preferred Securities accrue and pay distributions semiannually at a fixed rate of 8.125 percent per annum of the stated liquidation value of $1,000 per capital security. United has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the Trust Preferred Securities; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption by United Trust, and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of United Trust.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(10)  TRUST PREFERRED SECURITIES, continued
      The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures on July 15, 2028, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Trust: (i) in whole or in part, on or after July 15, 2008, and (ii) in whole (but not in part) at any time within 90 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment time (as defined in the offering circular). As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 4.06 percent in 2008 to
      0.41 percent in 2017.

(11)  INCOME TAXES
      During  1999,   1998  and  1997,   United  made  income  tax  payments  of
      approximately $6.9 million, $6.3 million and $5.8 million, respectively.

      The components of income tax expense for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands):

                                                  1999         1998       1997
                                                  ----         ----       ----
           Current                              $ 7,509        6,756      5,391
           Deferred (reduction)                  (1,616)        (766)      (404)
                                                  -----        -----      -----
                                                $ 5,893        5,990      4,987
                                                  =====        =====      =====

      The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate (34 percent) to income before income taxes are as follows (in thousands):

                                                  1999         1998        1997
                                                  ----         ----        ----
           Pretax income at statutory rates     $ 6,644        6,379      5,454
           Add (deduct):
             Tax-exempt interest income          (1,360)      (1,158)      (878)
             Nondeductible interest expense         256          224        147
             Other                                  353          545        264
                                                  -----        -----      -----
                                                $ 5,893        5,990      4,987
                                                  =====        =====      =====

      The following summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax asset at December 31, 1999 and 1998 (in thousands):

                                                                           1999           1998
                                                                           ----           ----
           Deferred tax assets:
             Allowance for loan losses                                 $    6,823         4,848
             Net operating loss and credit carryforwards                      561             -
             Unrealized loss of securities available for sale               5,099             -
             Other                                                            253           122
                                                                           ------         -----
               Gross deferred tax assets                                   12,736         4,970
                                                                           ------         -----
           Deferred tax liabilities:
             Premises and equipment                                        (1,983)       (1,567)
             Unrealized gain on securities available for sale                   -          (879)
             Other                                                           (216)         (423)
                                                                           ------         -----
               Gross deferred tax liabilities                              (2,199)       (2,869)
                                                                           ------         -----
               Net deferred tax asset                                  $   10,537         2,101
                                                                           ======         =====

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(12)   EMPLOYEE BENEFIT PLANS
      United has contributory employee benefit plans covering substantially all employees, subject to certain minimum service requirements. United's contribution to the plans is determined annually by the Board of Directors and amounted to approximately $1,215,000, $1,025,000 and $803,000 in 1999,
      1998, and 1997, respectively. The companies acquired in 1999 sponsored certain defined contribution employee benefit plans that have been or will be merged into the existing plan of United. Under these plans, the acquired companies recognized expenses of approximately $113,000, $77,000 and $25,000 in 1999, 1998 and 1997, respectively.

      During 1998, United initiated a defined post-retirement benefit plan to provide retirement benefits to certain executive officers and other key employees and to provide death benefits for their designated beneficiaries. Under this plan, United purchased split-dollar whole life insurance contracts on the lives of each participant. At December 31, 1999 and 1998, the cash surrender value of the insurance contracts was approximately $8.6 million and $8.1 million, respectively. Expenses incurred for benefits were approximately $204,000 during 1999. No expenses were incurred for benefits during 1998.

(13)   REGULATORY MATTERS
      United and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, action by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Banks meet all capital adequacy requirements to which they are subject.

      Minimum ratios required by the Banks to ensure capital adequacy are 8% for total capital to risk weighted assets and 4% each for Tier 1 capital to risk weighted assets and Tier 1 capital to average assets. Minimum ratios required by the Banks to be well capitalized under prompt corrective action provisions are 10% for total capital to risk weighted assets, 6% for Tier 1 capital to risk weighted assets and 5% for Tier 1 capital to average assets. Minimum amounts required for capital adequacy purposes and to be well capitalized under prompt corrective action provisions are presented below for United and its most significant subsidiaries (in thousands). Prompt corrective action provisions do not apply to bank holding companies.

                                          Minimum                    Minimum                    Minimum
                                     Total Risk Based          Tier 1 Risk Based            Tier 1 Leverage
                                     ----------------          ------------------           ---------------
                                                 Prompt                     Prompt                      Prompt
                                   Capital     Corrective     Capital     Corrective     Capital      Corrective
                    1999           Adequacy      Action      Adequacy       Action       Adequacy       Action
                    ----           --------      ------      --------       ------       --------       ------
        Consolidated              $ 110,443          N/A       55,221           N/A        75,471           N/A
        UCB                          31,744       39,680       15,872        23,808        24,370        30,463
        Carolina                     30,176       37,720       15,088        22,632        22,933        28,666

                    1998
        Consolidated              $  88,550          N/A       44,275           N/A        59,805           N/A
        UCB                          27,819       34,774       13,910        20,864        18,811        23,514
        Carolina                     22,814       28,517       11,407        17,110        16,965        21,207


                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


(13)  REGULATORY MATTERS, continued
      Actual capital amounts and ratios for United and its most significant Banks as of December 31, 1999 and 1998, are as follows (in thousands):

                                                 Actual                     Actual                      Actual
                                            Total Risk Based          Tier 1 Risk Based            Tier 1 Leverage
                                            -----------------         ------------------           ---------------
                                           Actual                    Actual                      Actual
                    1999                   Amount        Ratio       Amount        Ratio         Amount        Ratio
                    ----                   ------        -----       ------        -----         ------        -----
          Consolidated               $    137,298        9.95%      116,536        8.44%        116,536        5.52%
          UCB                              43,825       11.05%       38,865        9.80%         38,865        6.38%
          Carolina                         39,521       10.48%       34,991        9.28%         34,991        6.10%

                    1998
          Consolidated                $   122,468       11.06%      106,269        9.60%        106,269        7.11%
          UCB                              39,272       11.29%       35,209       10.13%         35,209        7.49%
          Carolina                         30,374       10.65%       26,808        9.40%         26,808        6.32%

      As of December 31, 1999 and 1998, the most recent notification from the FDIC categorized each of the Banks as well capitalized under the regulatory framework for prompt corrective action.

(14)  COMMITMENTS
      The Banks are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit, letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Banks have in particular classes of financial instruments.

      The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, letters of credit and financial guarantees written is represented by the contractual amount of these instruments. The Banks use the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. In most cases, collateral or other security is required to support financial instruments with credit risk.

      The following table summarizes, as of December 31, 1999 and 1998, the contract amount of off-balance sheet instruments (in thousands):

                                                                                          1999           1998
                                                                                          ----           ----
           Financial instruments whose contract amounts represent credit risk:
              Commitments to extend credit                                            $ 212,099          136,281
              Standby letters of credit                                               $   6,523            8,698

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit, personal property or other acceptable collateral.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, continued

(14)  Commitments, continued
      Standby letters of credit and financial guarantees written are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks hold real estate, certificates of deposit, equipment and automobiles as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments varies.

      United maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets and liabilities. United views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

      Derivative instruments that are used as part of United's interest rate risk-management strategy include interest rate contracts (swaps and caps). As a matter of policy, United does not use highly leveraged derivative instruments for interest rate risk management. Interest rate swaps generally involve the exchange of fixed- and variable-rate interest payments between two parties, based on a common notional principal amount and maturity date. Interest rate cap agreements provide for a variable cash flow if interest rates exceed the cap rate, based on a notional principal amount and maturity date.

      By using derivative instruments, United is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes United, and, therefore, creates a repayment risk for United. When the fair value of a derivative contract is negative, United owes the counterparty and, therefore, it has no repayment risk. United minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by United.

      United's derivative activities are monitored by its asset/liability management committee as part of that committee's oversight of United's asset/liability and treasury functions. United's asset/liability committee is responsible for implementing various hedging strategies that are developed through its analysis of data from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the overall interest-rate risk management.

      As described more fully in the summary of significant accounting policies, United adopted SFAS No. 133 during 1999. All of United's derivative financial instruments are classified as highly effective fair value hedges. United enters into interest-rate swaps and caps to convert a portion of its fixed rate loans and a portion of its fixed-rate liabilities to variable.

      For the year ended December 31, 1999, there were no material amounts recognized which represented the ineffective portion of fair-value hedges. All components of each derivative's gain or loss are included in the assessment of hedge effectiveness, unless otherwise noted.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


 (15) PREFERRED STOCK
      United may issue preferred stock in one or more series as established by resolution of the Board of Directors, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board of Directors. At December 31, 1999 and 1998, there were no preferred shares issued or outstanding.

(16)  STOCKHOLDERS' EQUITy
      Dividends paid by the Banks are the primary source of funds available to United for payment of dividends to its stockholders and other needs. Applicable federal and state statutes and regulations impose restrictions on the amount of dividends that may be declared by the Banks. At December 31, 1999, approximately $23 million of the Banks' net assets were available for payment of dividends without prior approval from the regulatory authorities. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of each Bank's total capital in relation to its assets, deposits and other such items. Capital adequacy considerations could further limit the availability of dividends from the Banks.

      During 1997, United issued 300,000 shares of common stock for approximately $6,477,000, net of offering costs. The proceeds from this sale of stock were used to inject capital into the Banks and for general corporate purposes.

      During 1995, the Board of Directors adopted the Key Employee Stock Option Plan. Under this plan, options can be granted for shares of United's common stock at a price equal to the fair market value at the date of grant. At December 31, 1999, no shares were available for grant under this plan. Floyd also previously adopted a stock option plan for its key employees. This plan had provisions similar to United's plan. Holders of options under the Floyd plan were issued options in connection with the merger of United and Floyd at the exchange ratio of .8477 per option held. All option amounts detailed below have been restated to reflect the options outstanding under Floyd's plan.

      SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, entities to compute the fair value of options at the date of grant and to recognize such costs as compensation expense immediately if there is no vesting period or ratably over the vesting period of the options. United has chosen not to adopt the cost recognition principles of this statement and accounts for stock options under Accounting Principles Board Opinion No. 25 and its related interpretations. No compensation expense has been recognized in 1999, 1998 or 1997 related to the stock option plan. Had compensation cost been determined based upon the fair value of the options at the grant dates consistent with the method of SFAS No. 123, United's income and income per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                                1999         1998          1997
                                                                ----         ----          ----
        Net income                       As reported        $   13,648       12,773       11,054
                                         Pro forma          $   13,277       12,562       10,798

        Basic income per share           As reported        $    1.70         1.60          1.42
                                         Pro forma          $    1.66         1.58          1.38

        Diluted income per share         As reported        $    1.66         1.57          1.40
                                         Pro forma          $    1.62         1.55          1.37

      The fair value of each option granted is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1999, 1998 and 1997: dividend yield of 1%, risk free interest rate of 6% and an expected life of 10 years.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(16)   STOCKHOLDERS' EQUITY, continued
     A summary of activity in United's stock option plan is presented below:

                                                                          Weighted
                                                                           Average               Range
                                                           Option       Option Price           of Price
                                                           Shares         Per Share            Per Share
                                                           ------         ---------            ---------
          Options outstanding at December 31, 1996         92,000      $    13.65        $   10.00 - 18.00
          Options granted in 1997                         146,671      $    17.77        $   11.80 - 22.51
                                                          -------
          Options outstanding at December 31, 1997        238,671      $    16.18        $   10.00 - 22.51
          Options granted in 1998                          63,477      $    28.08        $   15.34 - 32.50
          Options exercised in 1998                        (8,500)     $    13.95        $   10.00 - 22.00
          Options forfeited in 1998                        (3,500)     $    20.40        $   18.00 - 22.00
                                                          -------
          Options outstanding at December 31, 1998        290,148      $    18.80        $   10.00 - 32.50
          Options granted in 1999                          82,300      $    37.75        $   37.75 - 40.00
          Options exercised in 1999                       (30,546)     $    12.15        $   10.00 - 30.00
          Options forfeited in 1999                        (1,000)     $    26.80        $   22.00 - 30.00
                                                          -------
          Options outstanding at December 31, 1999        340,902      $    24.37        $   10.00 - 40.00
                                                          =======

      Options on 214,562, 124,404, and 102,104 shares were exercisable at December 31, 1999, 1998 and 1997, respectively. The weighted average grant-date fair value of options granted in 1999, 1998 and 1997 was $15.65, $9.65 and $5.90, respectively. Such options have a weighted average remaining contractual life of approximately 7 years as of December 31, 1999.

(17)  SUPPLEMENTAL FINANCIAL DATA
      Components of other non-interest expenses in excess of 1% of total interest and non-interest income for the years ended December 31, 1999, 1998 and 1997 included advertising expenses of $1,673,000, $1,484,000, and $1,566,000, respectively.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(18)   UNITED COMMUNITY BANKS, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                 BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998
                                                                                      1999         1998
                                                                                      ----         ----
                                                                                        (IN THOUSANDS)
                                     Assets
                                     ------

       Cash                                                                      $       247           424
       Investment in subsidiaries                                                    128,402       109,780
       Other assets                                                                   11,361         8,982
                                                                                     -------     ---------
                                                                                 $   140,010       119,186
                                                                                     =======       =======

                      Liabilities and Stockholders' Equity
                      ------------------------------------

       Other liabilities                                                         $     3,225           200
       Notes payable                                                                  15,365             -
       Convertible subordinated debentures                                             3,500         3,500
       Junior subordinated debentures                                                 21,650        21,650
       Stockholders' equity                                                           96,270        93,836
                                                                                     -------      --------
                                                                                 $   140,010       119,186
                                                                                     =======       =======

                              STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                 1999            1998         1997
                                                                                 ----            ----         ----
                                                                                            (In Thousands)
       Income:
         Dividends from subsidiaries                                            $  4,000          3,927        1,210
         Other                                                                     4,955          2,868          730
                                                                                 -------        -------     --------
                  Total income                                                     8,955          6,795        1,940
                                                                                 -------        -------      -------

       Expenses:
         Interest                                                                  2,671          1,560        1,045
         Other                                                                    10,397          5,638        2,097
                                                                                  ------        -------      -------
                  Total expense                                                   13,068          7,198        3,142
                                                                                  ------        -------      -------

       Loss before income tax benefit and equity in undistributed
         income of subsidiaries                                                   (4,113)          (403)      (1,202)
       Income tax benefit                                                          2,684          1,410          823
                                                                                  ------        -------     --------
       Income (loss) before equity in undistributed income of subsidiaries        (1,429)         1,007         (379)

       Equity in undistributed income of subsidiaries                             15,077         11,766       11,433
                                                                                  ------         ------       ------
                  Net income                                                    $ 13,648         12,773       11,054
                                                                                  ======         ======       ======

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(18) UNITED COMMUNITY BANKS, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, continued

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                      1999           1998          1997
                                                                                      ----           ----          ----
                                                                                                (IN THOUSANDS)
     Cash flows from operating activities:
       Net income                                                              $    13,648            12,773       11,054
       Adjustments to reconcile net income to net cash
         provided by (used in) operating activities:
           Equity in undistributed income of the subsidiaries                      (15,077)          (11,766)     (11,433)
           Depreciation, amortization and accretion                                    779               387          300
           Change in:
              Other assets                                                             503             1,600       (2,567)
              Other liabilities                                                      3,138              (736)         (27)
                                                                                   -------            ------       ------

                  Net cash provided by (used in) operating activities                2,991             2,258       (2,673)
                                                                                   -------            ------       ------

     Cash flows from investing activities:
       Purchase of premises and equipment                                             (737)           (2,173)      (1,273)
       Capital contributions to the subsidiaries                                    (9,300)           (7,899)      (5,250)
       Purchase of bank subsidiary                                                  (7,191)                -            -
       Purchase of investments                                                        (104)                -            -
                                                                                   -------            ------       ------

                  Net cash used in investing activities                            (17,332)          (10,072)      (6,523)
                                                                                   -------            ------       ------

     Cash flows from financing activities:
       Proceeds from junior subordinated debentures                                      -            21,650            -
       Proceeds from notes payable                                                  15,365                 -        3,400
       Repayments of notes payable                                                       -           (12,722)      (1,131)
       Proceeds from exercise of stock options                                         216               118            -
       Proceeds from sale of common stock                                                -                 -        6,477
       Proceeds from resale of treasury stock of pooled entity                           -                 -            6
       Dividends paid                                                               (1,417)           (1,089)        (825)
                                                                                   -------            ------       ------

                  Net cash provided by financing activities                         14,164             7,957        7,927
                                                                                   -------            ------       ------

                  Net change in cash                                                  (177)              143       (1,269)

     Cash at beginning of year                                                         424               281        1,550
                                                                                   -------            ------       ------

     Cash at end of year                                                       $       247               424          281
                                                                                  ========            ======       ======

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, continued


(19)  FAIR VALUE OF FINANCIAL INSTRUMENTS
      SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of United's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of United or its Banks, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by United since purchase, origination, or issuance.

        Cash and Cash Equivalents
        -------------------------
        For cash, due from banks and federal funds sold the carrying amount is a reasonable estimate of fair value.

        Securities Held to Maturity and Securities Available for Sale
        -------------------------------------------------------------
        Fair values for investment securities are based on quoted market prices.

        Loans and Mortgage Loans Held for Sale
        --------------------------------------
        The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

        Cash Surrender Value of Life Insurance
        --------------------------------------
        The carrying value of cash surrender value of life insurance is a reasonable estimate of fair value.

        Deposits
        --------
        The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

        Federal Funds Purchased and Repurchase Agreements
        -------------------------------------------------
        The  carrying   amount  of   federal  funds   purchased  and  repurchase
        agreements is a reasonable estimate of fair value.

        Federal Home Loan Bank Advances
        -------------------------------
        The fair value of United's fixed rate borrowings are estimated using discounted cash flows, based on United's current incremental borrowing rates for similar types of borrowing arrangements. For variable rate borrowings the carrying amount is a reasonable estimate of fair value.

        Long-Term Debt and Convertible Subordinated Debentures
        ------------------------------------------------------
        Long-term debt and convertible subordinated debentures are made using variable rates; thus, the carrying amount is a reasonable estimate of fair value.

        Trust Preferred Securities
        --------------------------
        The fair value of United's trust preferred securities is estimated using discounted cash flows, based on United's current incremental borrowing rates for similar types of borrowing arrangements.

        Interest Rate Swaps, Floors and Caps
        ------------------------------------
        The fair value of interest rate swaps, floors and caps is obtained from dealer quotes. These values represent the estimated amount United would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

        Commitments to Extend Credit, Standby Letters of Credit and Financial
        ---------------------------------------------------------------------
        Guarantees Written
        ------------------
        Because commitments to extend credit and standby letters of credit are made using variable rates or are commitments recently made, the contract value is a reasonable estimate of fair value.

                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(19)   FAIR VALUE OF FINANCIAL INSTRUMENTS, continued
       Limitations
       -----------
       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time United's entire holdings of a particular financial instrument. Because no market exists for a significant portion of United's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

       The carrying amount and estimated fair values of United's financial instruments at December 31, 1999 and 1998 are as follows (in thousands):

                                                                 December 31, 1999                 December 31, 1998
                                                                 ------------------                -----------------
                                                                 Carrying     Estimated           Carrying      Estimated
                                                                  Amount      Fair Value           Amount      Fair Value
                                                                  ------      ----------           ------      ----------
         Assets:
            Cash and cash equivalents                          $   112,611       112,611            64,112         64,112
            Securities held to maturity                                  -             -            58,306         60,018
            Securities available for sale                          534,503       534,503           333,787        333,787
            Mortgage loans held for sale                             6,326         6,326             8,129          8,129
            Loans, net                                           1,382,638     1,378,299         1,048,486      1,051,252
            Cash surrender value of life insurance                   8,550         8,550             8,130          8,130

         Liabilities:
            Deposits                                             1,649,392       1,648,947       1,238,323      1,240,000
            Federal funds purchased and
               repurchase agreements                                31,812          31,812          26,520         26,520
            Federal Home Loan Bank advances                        287,572         287,126         186,854        182,485
            Long-term debt and other borrowings                     17,516          17,516           1,277          1,277
            Convertible subordinated debentures                      3,500           3,500           3,500          3,500
            Trust Preferred Securities                              21,000          17,188          21,000         19,336

            Interest rate contracts                                    113             113               -              -
         Unrecognized financial instruments:
            Commitments to extend credit                           212,099         212,099         136,281        136,281
            Standby letters of credit                                6,523           6,523           8,698          8,698
            Interest rate contracts                            $         -               -             437            448


                  UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



(20) SUBSEQUENT EVENTS

     On March 3, 2000, United entered into a definitive agreement to acquire North Point Bancshares, Inc. (North Point), a $107 million one-bank holding company for Dawson County Bank, located in Dawsonville, Georgia for approximately 958,000 shares of its common stock. Also on March 3, 2000, United entered into an agreement to acquire Independent Bancshares, Inc. (Independent), a $145 million one-bank holding company for Independent Bank & Trust, located in Powder Springs, Georgia for approximately 872,000 shares of its common stock. These agreements are subject to approval of applicable regulatory authorities and shareholders and will be accounted for as pooling of interests. As such, historical financial information presented in future reports will be restated to include North Point and Independent.

     The following unaudited pro forma data summarizes operating data as if the combinations had been consummated on January 1, 1997:

                                                              As of and for the year ended
                                                       (in thousands, except per share amounts)
                                                       1999             1998             1997
                                                       ----             ----             ----
   Total assets                                  $  2,383,486        1,812,585         1,410,071
   Stockholders' equity                          $    118,908          115,415            99,571
   Net income                                    $     16,692           15,510            13,197
   Basic income per share                        $      1.70              1.59              1.41
   Diluted income per share                      $      1.67              1.56              1.40

UNITED COMMUNITY BANKS, INC.  AND  SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

---------------------------------------------------------------------------------------------------------------------
                                                                                     March 31,          December 31,
 (in thousands)                                                                        2000                 1999
---------------------------------------------------------------------------------------------------------------------
 ASSETS

   Cash and due from banks                                                    $        82,294                 89,231
   Federal funds sold                                                                     170                 23,380
---------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents                                                       82,464                112,611
---------------------------------------------------------------------------------------------------------------------


   Securities available for sale                                                      548,670                534,503
   Mortgage loans held for sale                                                         4,588                  6,326
   Loans, net of unearned income                                                    1,459,469              1,400,360
        Less: Allowance for loan losses                                               (18,922)               (17,722)
---------------------------------------------------------------------------------------------------------------------
             Loans, net                                                             1,440,547              1,382,638
---------------------------------------------------------------------------------------------------------------------

   Premises and equipment, net                                                         47,644                 47,365
   Accrued interest receivable                                                         19,406                 17,861
   Other assets                                                                        31,302                 30,136
---------------------------------------------------------------------------------------------------------------------
            Total assets                                                      $     2,174,621              2,131,440
=====================================================================================================================


 LIABILITIES AND STOCKHOLDERS' EQUITY

   Deposits:
        Demand                                                                $       210,248                192,006
        Interest bearing demand                                                       352,448                328,815
        Savings                                                                        78,147                 73,953
         Time                                                                       1,027,642              1,054,618
---------------------------------------------------------------------------------------------------------------------
              Total deposits                                                        1,668,485              1,649,392
---------------------------------------------------------------------------------------------------------------------

    Accrued expenses and other liabilities                                             20,149                 24,378
    Federal funds purchased and repurchase agreements                                  33,760                 31,812
    Federal Home Loan Bank advances                                                   309,940                287,572
    Long-term debt and other borrowings                                                19,331                 17,516
    Convertible subordinated debentures                                                 3,500                  3,500
     Trust Preferred Securities                                                        21,000                 21,000
---------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                          2,076,165              2,035,170
---------------------------------------------------------------------------------------------------------------------

 Stockholders' equity:
      Preferred Stock                                                                       -                      -
     Common stock, $1 par value; 10,000,000 shares authorized;
        8,034,268  shares issued and outstanding                                        8,034                  8,034
     Capital surplus                                                                   30,310                 30,310
     Retained earnings                                                                 69,807                 66,606
     Accumulated other comprehensive income (loss)                                     (9,695)                (8,680)
---------------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                    98,456                 96,270
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                           $     2,174,621              2,131,440
=====================================================================================================================

See notes to unaudited consolidated financial statements.

UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

                                                                 For the Three Months Ended
                                                                          March 31,
 (In Thousands, Except Per Share Data)                            2000               1999
----------------------------------------------------------------------------------------------
 Interest income:
     Interest and fees on loans                               $    34,484            26,541
     Interest on federal funds sold                                   202               170
     Interest on investment securities:
          Taxable                                                   7,849             5,201
          Tax exempt                                                  896               917
--------------------------------------------------------------------------------------------
              Total interest income                                43,431            32,829
--------------------------------------------------------------------------------------------

 INTEREST EXPENSE:
     Interest on deposits:
           Demand                                                   3,350             2,667
           Savings                                                    545               626
           Time                                                    15,290            10,312
      Notes payable, subordinated debentures, federal
           funds purchased and FHLB advances                        4,950             3,360
      Trust Preferred Securities                                      430               430
--------------------------------------------------------------------------------------------
          Total interest expense                                   24,565            17,395
--------------------------------------------------------------------------------------------
          Net interest income                                      18,866            15,434
 Provision for loan losses                                          1,546               980
--------------------------------------------------------------------------------------------
          Net interest income after provision for loan losses      17,320            14,454
--------------------------------------------------------------------------------------------

 NONINTEREST INCOME:
     Service charges and fees                                       1,473             1,164
     Securities gains, net                                              5                 5
     Mortgage loan and related fees                                   220               448
     Other non-interest income                                        992               862
--------------------------------------------------------------------------------------------
          Total noninterest income                                  2,690             2,479
--------------------------------------------------------------------------------------------

 NONINTEREST EXPENSE:
     Salaries and employee benefits                                 8,044             6,745
     Occupancy                                                      2,566             2,086
     Other noninterest expense                                      3,787             3,169
--------------------------------------------------------------------------------------------
          Total noninterest expense                                14,397            12,000
--------------------------------------------------------------------------------------------
     Income before income taxes                                     5,613             4,933
 Income taxes                                                       1,789             1,640
--------------------------------------------------------------------------------------------
         NET INCOME                                           $     3,824             3,293
============================================================================================

   Basic earnings per share                                   $      0.48              0.41
   Diluted earnings per share                                 $      0.47              0.40

   Average shares outstanding                                       8,034             8,004
   Diluted average shares outstanding                               8,317             8,293

See notes to unaudited consolidated financial statements.

 UNITED COMMUNITY BANKS, INC. & SUBSIDIARIES
 Consolidated Statements of Cash Flows (Unaudited)
 (in thousands)

                                                                                 FOR THE THREE MONTHS ENDED
                                                                                            March 31
                                                                                    2000            1999
                                                                              ---------------------------------
                                                                                         (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                     $   3,824               3,293
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities:
      Depreciation, amortization and accretion                                       1,061               1,212
      Provision for loan losses                                                      1,546                 980
      Loss (gain) on sale of investment securities                                      (5)                 (5)
      Change in assets and liabilities:
          Interest receivable                                                       (1,545)               (524)
          Other assets                                                              (1,166)             (4,205)
          Accrued expenses and other liabilities                                    (4,229)              3,465
  Change in mortgage loans held for sale                                             1,738               2,649
                                                                                 -----------------------------

              NET CASH PROVIDED BY OPERATING ACTIVITIES                              1,224               6,865
                                                                                 -----------------------------

CASH FLOWS FROM INVESTING ACTIVITIES, NET OF PURCHASE ACQUISITIONS:
    Proceeds from sales of securities available for sale                               250                  38
    Proceeds from maturities and calls of securities available for sale             10,848              26,404
    Purchases of securities available for sale                                     (24,411)           (105,289)
    Purchase of life insurance contracts                                            (2,650)               --
    Net increase in loans                                                          (59,109)            (65,751)
    Net cash inflow (outflow) for branch and bank acquisitions                        --                (2,248)
    Proceeds from sale of other real estate                                             65                  20
    Purchase of bank premises and equipment                                         (1,186)             (1,154)
                                                                                 -----------------------------
              NET CASH USED IN INVESTING ACTIVITIES                                (76,193)           (147,980)
                                                                                 -----------------------------

CASH FLOWS FROM FINANCING ACTIVITIES, NET OF PURCHASE ACQUISITIONS:
    Net change in demand and savings deposits                                       46,069              40,685
    Net change in time deposits                                                    (26,976)              7,944
    Net change in federal funds purchased and
         repurchase agreements                                                       1,948              52,239
    Net change in FHLB advances                                                     22,368              42,769
    Net change in long-term debt and other borrowings                                1,815              10,960
    Dividends paid                                                                    (402)               (276)
                                                                                 -----------------------------
              NET CASH PROVIDED BY FINANCING ACTIVITIES                             44,822             154,321
                                                                                 -----------------------------


Net change in cash and cash equivalents                                            (30,147)             13,206
Cash and cash equivalents at beginning of period                                   112,611              64,112
                                                                                 -----------------------------

Cash and cash equivalents at end of period                                       $  82,464              77,318
                                                                                 =============================


 SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
       Interest                                                                  $  24,653              17,235
       Income Taxes                                                              $   2,330                 448

UNITED COMMUNITY BANKS, INC. & SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Unaudited)
(in thousands)

                                                                           FOR THE THREE MONTHS
                                                                               ENDED MARCH 31
                                                                        --------------------------
                                                                          2000              1999
                                                                        -------           -------
Net income                                                              $ 3,824             3,293

Other comprehensive income (loss), before tax:
    Unrealized holding gains (losses) on investment
           securities available for sale                                 (1,533)              373
    Less reclassification adjustment for gains on investment
            securities available for sale                                     5                 5
                                                                        -------           -------
    Total other comprehensive income (loss), before tax                  (1,528)              378
                                                                        -------           -------


INCOME TAX EXPENSE (BENEFIT) RELATED TO OTHER
    COMPREHENSIVE INCOME
    Unrealized holding gains (losses) on investment securities             (515)              133
    Less reclassification adjustment for gains on investment
        securities available for sale                                         2                 2
                                                                        -------           -------
    Total income tax expense (benefit) related to other
       comprehensive income (loss)                                         (513)              135
                                                                        -------           -------
    Total other comprehensive income (loss), net of tax                  (1,015)              243
                                                                        -------           -------
        Total comprehensive income                                      $ 2,809             3,536
                                                                        =======           =======


See notes to unaudited consolidated financial statements.

                           UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -  SIGNIFICANT ACCOUNTING POLICIES

         The accounting and financial reporting policies of United Community Banks, Inc. ("United") and its subsidiaries conform to generally accepted accounting principles and general banking industry practices. The following consolidated financial statements have not been audited and all material intercompany balances and transactions have been eliminated. A more detailed description of United's accounting policies is included in the 1999 annual report filed on Form 10-K.

         In management's opinion, all accounting adjustments necessary to accurately reflect the financial position and results of operations on the accompanying financial statements have been made. These adjustments are considered normal and recurring accruals considered necessary for a fair and accurate presentation. The results for interim periods are not necessarily indicative of results for the full year or any other interim periods.


NOTE 2 - RECENT DEVELOPMENTS


         On May 8, 2000, United commenced the process of conducting a public offering of between 350,000 and 450,000 shares of common stock at a price of $38.00 per share. United plans to use the net proceeds, which will range from approximately $13.2 to $17.0 million, to provide capital for its subsidiary banks and for general corporate purposes, including the reduction of parent company debt. Management expects the public offering will be completed during the second quarter of 2000.

         On March 3, 2000, United entered into an agreement to acquire North Point Bancshares, Inc. ("North Point"), a single-bank holding company based in Dawsonville, Georgia, in exchange for 958,211 shares of United common stock. This merger is expected to be completed during the second quarter of 2000 and will be accounted for as a pooling of interests. At March 31, 2000, North Point had $115.0 million of total assets, $105.6 million of total liabilities and $9.4 million of total stockholders' equity.

         On March 3, 2000, United entered into an agreement to acquire Independent Bancshares, Inc. ("Independent"), a single-bank holding company based in Powder Springs, Georgia, in exchange for 870,595 shares of United common stock. This merger is expected to be completed during the second quarter of 2000 and will be accounted for as a pooling of interests. At March 31, 2000, Independent had $161.1 million of total assets, $147.5 million of total liabilities and $13.5 million of total stockholders' equity.

NOTE 3  -  EARNINGS PER SHARE

                                                               For the Three Months
                                                                 Ended March 31,
(In thousands, except per share data)                          2000           1999
--------------------------------------------------------------------------------------
Basic earnings per share:
   Weighted average shares outstanding                         8,034          8,004
   Net income                                            $     3,824          3,293
   Basic earnings per share                              $      0.48           0.41

Diluted earnings per share:
    Weighted average shares outstanding                        8,034          8,004
     Net effect of the assumed exercise of
         stock options based on the treasury
         stock method using average market
         price for the period                                    143            149

    Effect of conversion of subordinated debt                    140            140
                                                           -------------------------

    Total weighted average shares and common
        stock equivalents outstanding                          8,317          8,293

    Net income, as reported                              $     3,824          3,293
    Income effect of conversion of subordinated
       debt, net of tax                                  $        47             43
                                                           -------------------------
    Net income, adjusted for effect of conversion
        of subordinated debt, net of tax                 $     3,871          3,336
                                                           =========================

    Diluted earnings per share                                  0.47           0.40

                                   APPENDIX A

          AGREEMENT AND PLAN OF MERGER BETWEEN UNITED AND INDEPENDENT

                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this 3rd day of March, 2000, by and between UNITED COMMUNITY BANKS, INC. ("United") and INDEPENDENT BANCSHARES, INC. ("Independent"), both Georgia corporations (said corporations are hereinafter collectively referred to as the "Constituent Corporations").

                                R E C I T A L S:
                                 - - - - - - - -

                  WHEREAS, the authorized capital stock of United consists of 10,000,000 shares of Common Stock, $1.00 par value per share (the "United Stock"), of which 8,429,090 shares are issued and outstanding; and

                  WHEREAS, the authorized capital stock of Independent consists of 10,000,000 shares of Common Stock, $1.00 par value per share, of which 2,067,439 shares are issued and outstanding, including options to acquire 119,283 shares of Common Stock ("Independent Stock"); and

                  WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each such corporation and its shareholders that Independent merge with United, with United being the surviving corporation; and

                  WHEREAS, the respective Boards of Directors of the Constituent Corporations, by resolutions duly adopted, have unanimously approved and adopted this Agreement, and the Board of Directors of Independent, by resolution duly adopted, has directed that this Agreement be submitted to the shareholders of Independent for their approval; and

                  WHEREAS, United has agreed to issue shares of United Stock which shareholders of Independent will be entitled to receive, according to the terms and conditions contained herein, on or after the Effective Date (as defined herein) of the merger provided for herein.

                  NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

         1.       MERGER.
                  ------

                  Pursuant to and with the effects provided in the applicable provisions of Article 11 of the Georgia Business Corporation Code, as amended (Chapter 2 of Title 14 of the Official Code of Georgia), Independent (hereinafter sometimes referred to as the "Merged Corporation") shall be merged with and into United (the "Merger"). United shall be the surviving corporation (the "Surviving Corporation") and shall continue under the name "United Community Banks, Inc." On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Corporation shall cease and terminate.

         2.       ACTIONS TO BE TAKEN.
                  -------------------

                  The acts and things required to be done by the Georgia Business Corporation Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Merged Corporation and the filing of the Certificate of Merger relating hereto in the manner provided in said Code, shall be attended to and done by the proper officers of the Constituent Corporations with the assistance of counsel as soon as practicable.

         3.       EFFECTIVE DATE.
                  --------------

                  The Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the Certificate of Merger relating hereto in the manner provided in the Georgia Business Corporation Code (the "Effective Date").

         4.       ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING
                  -----------------------------------------------------
CORPORATION.
------------
                  (a) The Articles of Incorporation of United, as heretofore amended, shall on the Effective Date be the Articles of Incorporation of the Surviving Corporation.

                  (b) Until altered, amended or repealed, as therein provided, the Bylaws of United as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

         5.       MANNER AND BASIS OF  CONVERTING  SHARES OF CAPITAL  STOCK;
                  ----------------------------------------------------------
CAPITAL  STRUCTURE OF THE  SURVIVING CORPORATION.
------------------------------------------------

                  The manner and basis of converting the shares of capital stock of each of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

                  (a) Upon the Effective Date each of the shares of Independent Stock outstanding on the Effective Date shall be converted into fully paid and nonassessable shares of United Stock at the rate of .4211 shares of United Stock for each outstanding share of Independent Stock. If either party should change the number of its outstanding shares as a result of a stock split, stock dividend, or similar recapitalization with respect to such shares prior to the Effective Date then the shares to be issued hereunder to holders of Independent Stock shall be proportionately adjusted.

                  (b) No scrip or fractional share certificates of United Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash an amount (computed to the nearest cent) equal to such fraction multiplied by $38.00.

                  (c) Upon the Effective Date, all rights with respect to Independent Stock pursuant to stock options (the "Independent Stock Options") granted by Independent which are outstanding at the Effective Date, whether or not exercisable, shall be converted into and become rights with respect to United Stock, and United shall assume each Independent Stock Option in accordance with the terms of the stock option plan and the stock option agreement by which it is evidenced. From and after the Effective Date, (i) each Independent Stock Option assumed by United may be exercised solely for shares of United Stock, (ii) the number of shares of United Stock subject to such Independent Stock Option shall be equal to the product of the number of shares of Independent Stock subject to such Independent Stock Option immediately prior to the Effective Date multiplied by .4211, and (iii) the per share exercise price under each such Independent Stock Option shall be adjusted by dividing the per share exercise price by .4211 and rounding down to the nearest cent.

                  (d) As soon as practicable after the Effective Date, each holder as of the Effective Date of any of the shares of Independent Stock, upon presentation and surrender of the certificates representing such shares to United, shall be entitled to receive in exchange therefor a certificate representing the number of shares of United Stock to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each such outstanding certificate which prior to the Effective Date represented Independent Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of United Stock into which the same shall have been converted and the right to receive payment for fractional shares.

                  (e) Upon the Effective Date, each share of United Stock issued and outstanding immediately prior to the Effective Date shall continue unchanged and shall continue to evidence a share of common stock of the Surviving Corporation.

         6.       TERMINATION OF SEPARATE EXISTENCE.
                  ---------------------------------

                  Upon the Effective Date, the separate existence of the Merged Corporation shall cease and the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Constituent Corporations may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

         7.       FURTHER ASSIGNMENTS.
                  -------------------

                  If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of the Merged Corporation, the proper officers and directors of the Merged Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

         8.       CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER.
                  --------------------------------------------------

                  This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of each of the following conditions:

                  (a) Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of Independent Stock; and

                  (b) All the terms, covenants, agreements, obligations and conditions of the Agreement and Plan of Reorganization (the "Acquisition Agreement") of even date herewith by and between Independent and United to be complied with, satisfied and performed on or prior to the Closing Date (as defined therein), shall have been complied with, satisfied and performed in all material respects unless accomplishment of such covenants, agreements, obligations and conditions has been waived by the party benefited thereby.

         9.       TERMINATION.
                  -----------

                  This Agreement may be terminated and the Merger abandoned in accordance with the terms of the Acquisition Agreement, at any time before or after adoption of this Agreement by the directors of either of the Constituent Corporations, notwithstanding favorable action on the Merger by the shareholders of the Merged Corporation, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia with respect to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

         10.      COUNTERPARTS; TITLE; HEADINGS.
                  -----------------------------

                  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

         11.      AMENDMENTS; ADDITIONAL AGREEMENTS.
                  ---------------------------------

                  At any time before or after approval and adoption by the shareholders of Independent, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of Independent Stock shall be converted in the Merger pursuant to Section 5 hereof.

                  IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed on their respective behalfs and their respective corporate seals to be affixed hereto as of the day and year first above written.

                                                   UNITED COMMUNITY BANKS, INC.

(CORPORATE SEAL)

                                                   By:_________________________
ATTEST:                                                Jimmy Tallent
                                                       President

__________________________
Secretary


                                                    INDEPENDENT BANCSHARES, INC.

(CORPORATE SEAL)

                                                     By:________________________
                                                         Name:__________________
                                                         Title:_________________

_____________________________
Secretary

                                   APPENDIX B

                       GEORGIA DISSENTERS' RIGHTS STATUTES

14-2-1301.  DEFINITIONS.

As used in this article, the term:

         (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

         (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

         (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

         (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

         (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (8) "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, section 14-2-1301, enacted by Ga. L. 1988, p. 1070, section 1; Ga. L. 1993, p. 1231, section 16.)

14-2-1302. RIGHT TO DISSENT.

         (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                  (1) Consummation of a plan of merger to which the corporation is a party:

                           (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                           (B) If the corporation is a subsidiary that is merged
                  with its parent under Code Section 14-2-1104;

                  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                  (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                           (A) Alters or abolishes a  preferential  right of the
                  shares;

                           (B) Creates,  alters, or abolishes a right in respect
                  of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                           (C) Alters or  abolishes  a  preemptive  right of the
                  holder of the shares to acquire shares or other securities;

                           (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

                           (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                           (F) Cancels,  redeems,  or repurchases all or part of
                  the shares of the class; or

                  (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

         (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

                  (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

                  (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, section 14-2-1302, enacted by Ga. L. 1988, p. 1070, section 1; Ga. L. 1989, p. 946, section 58.)

14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

         A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, section 14-2-1303, enacted by Ga. L. 1988, p. 1070, section 1.)

14-2-1320. NOTICE OF DISSENTERS' RIGHTS.

         (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken. (Code 1981, section 14-2-1320, enacted by Ga. L. 1988, p. 1070, section 1; Ga. L.
1993, p. 1231, section 17.)

14-2-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

         (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

                  (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                  (2) Must not vote his shares in favor of the proposed action.

         (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, section 14-2-1321, enacted by Ga. L. 1988, p. 1070, section 1.)

14-2-1322. DISSENTERS' NOTICE.

         (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

         (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

                  (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                  (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

                  (4) Be accompanied by a copy of this article. (Code 1981, section 14-2-1322, enacted by Ga. L. 1988, p. 1070, section 1.)

14-2-1323.  DUTY TO DEMAND PAYMENT.

         (a) A record  shareholder  sent a dissenters'  notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

         (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Code 1981, section 14-2-1323, enacted by Ga. L. 1988, p. 1070, section 1.)

14-2-1324. SHARE RESTRICTIONS.

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, section 14-2-1324, enacted by Ga. L. 1988, p. 1070, section 1.)

14-2-1325. OFFER OF PAYMENT.

         (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

         (b) The offer of payment must be accompanied by:

                  (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  (2) A statement of the corporation's estimate of the fair value of the shares;

                  (3) An explanation of how the interest was calculated;

                  (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327;
         and

                  (5) A copy of this article.

         (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, section 14-2-1325, enacted by Ga. L. 1988, p. 1070, section 1; Ga.
L. 1989, p. 946, section 59; Ga. L. 1993, p. 1231, section 18.)

14-2-1326. FAILURE TO TAKE ACTION.

         (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, section 14-2-1326, enacted by Ga. L. 1988, p. 1070, section 1; Ga. L. 1990, p. 257, section 20.)

14-2-1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

         (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

                  (1) The dissenter  believes that the amount offered under Code
         Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

                  (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

         (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection
(a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

         (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

                  (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

                  (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, section 14-2-1327, enacted by Ga. L. 1988, p. 1070, section 1; Ga. L. 1989, p. 946, section 60; Ga.
         L. 1990, p. 257, section 21; Ga. L. 1993, p. 1231, section 19.)

14-2-1330.  COURT ACTION.

         (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

         (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, section 14-2-1330, enacted by Ga. L. 1988, p. 1070, section 1; Ga. L. 1989, p. 946, section 61; Ga.
L. 1993, p. 1231, section 20.)

14-2-1331.  COURT COSTS AND COUNSEL FEES.

         (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

         (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable;

                  (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

                  (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

         (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, section 14-2-1331, enacted by Ga. L. 1988, p. 1070, section 1.)

14-2-1332.  LIMITATION OF ACTIONS.

         No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, section 14-2-1332, enacted by Ga. L. 1988, p. 1070, section 1.)

                                APPENDIX C

                      OPINION OF THE CARSON MEDLIN COMPANY

June 5, 2000



Board of Directors
Independent Bancshares, Inc.
4484 Marietta Street
Powder Springs, Georgia 30073

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the unaffiliated shareholders of Independent Bancshares, Inc. ("Independent Bancshares") of the Exchange Ratio, under the terms of that certain Agreement and Plan of Merger dated February 10, 2000 (the "Agreement") which provides for the merger of Independent Bancshares with United Community Banks, Inc. ("United Community Banks") (the "Merger"). Under the terms of the Agreement, each of the outstanding shares of Independent Bancshares common stock shall be converted into the right to receive 0.4211 share of United Community Banks common stock. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

The Carson Medlin Company is a National Association of Securities Dealers, Inc. member investment banking firm, which specializes in the securities of southeastern and western United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern and western United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Georgia and the Southeast and the major commercial banks operating in those markets. We have been retained by Independent Bancshares in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of United Community Banks and Independent Bancshares. We have reviewed: (i) the Agreement; (ii) the annual reports to shareholders and annual reports on Form 10-K of United Community Banks for the five years ended December 31, 1999; (iii) audited financial statements of Independent Bancshares for the five years ended December 31, 1999; (iv) unaudited financial statements of United Community Banks for the quarter ended March 31, 2000; (v) unaudited financial statements of Independent Bancshares for the quarter ended March 31, 2000; and, (vi) certain other financial and operating information with respect to the business, operations and prospects of United Community Banks and Independent Bancshares. We also: (i) reviewed and discussed with members of management of United Community Banks and Independent Bancshares the historical and current business operations, financial condition and future prospects of their respective companies; (ii) reviewed the historical market prices and trading activity, if any, for the common stocks of United Community Banks and Independent Bancshares and compared them with those of certain other publicly traded companies which we deemed to be relevant; (iii) compared the results of operations of United Community Banks and Independent Bancshares with those of certain banking companies which we deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (v) analyzed the pro forma financial impact of the Merger on United Community Banks; and (vi) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of United Community Banks or Independent Bancshares. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the Exchange Ratio provided for in the Agreement is fair, from a financial point of view, to the unaffiliated shareholders of Independent Bancshares.

Very truly yours,




THE CARSON MEDLIN COMPANY

                                      PROXY

                          INDEPENDENT BANCSHARES, INC.
                             POWDER SPRINGS, GEORGIA

           THIS PROXY IS SOLICITED BY INDEPENDENT'S BOARD OF DIRECTORS


         WHEN THIS PROXY IS PROPERLY EXECUTED AND RETURNED, AND NOT REVOKED, THE SHARES OF COMMON STOCK IT REPRESENTS WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE CHOICE SPECIFIED BELOW, AND IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION AND AGREEMENT AND PLAN OF MERGER BETWEEN UNITED COMMUNITY BANKS, INC. AND INDEPENDENT BANCSHARES, INC., DATED MARCH 3, 2000.

         The undersigned shareholder of Independent Bancshares, Inc. hereby appoints James H. Powell or ____________________, or either of them, with full power of substitution to each, the proxies of the undersigned to vote, as designated below, the shares of the undersigned at the special meeting of shareholders of Independent Bancshares, Inc. to be held on __________________, 2000, and at any adjournments thereof;

         (a) PROPOSAL TO APPROVE THE MERGER AGREEMENT, providing for the merger of Independent with and into United, pursuant to which each outstanding share of common stock of Independent will be converted, subject to certain terms, conditions, and adjustments as described in the merger agreement, into 0.4211 of a share of common stock of United, and instead of the issuance of fractional shares of United, United will pay cash in an amount equal to the fraction multiplied by $38.00.

         FOR   |_|              AGAINST  |_|                 ABSTAIN |_|

         (b) IN ACCORDANCE WITH THEIR BEST JUDGMENT with respect to any other matters that may properly come before the meeting and any adjournment thereof.

Please date and sign this Proxy exactly as your name appears below:

                                             Dated:  ____________________, 2000

                                      _________________________________________
[LABEL]
                                      _________________________________________


NOTE: When signing as attorney, trustee, administrator, executor, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. In the case of joint tenants, each joint owner must sign.